AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1998
                                                      REGISTRATION NO. 333-63267

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 2 TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          PROSPERITY BANCSHARES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                TEXAS                                   6712                                 74-2331986
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

         3040 POST OAK BLVD.                               TRACY T. RUDOLPH
        HOUSTON, TEXAS 77056                            CHAIRMAN OF THE BOARD
           (713) 993-0002                                3040 POST OAK BLVD.
  (ADDRESS, INCLUDING ZIP CODE, AND                      HOUSTON, TEXAS 77056
          TELEPHONE NUMBER,                                 (713) 993-0002
INCLUDING AREA CODE, OF REGISTRANT'S      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
    PRINCIPAL EXECUTIVE OFFICES)          NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

     WILLIAM T. LUEDKE IV, ESQ.                      WILLIAM S. RUBENSTEIN, ESQ.
    BRACEWELL & PATTERSON, L.L.P.              SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
   2900 SOUTH TOWER PENNZOIL PLACE                         919 THIRD AVENUE
      HOUSTON, TEXAS 77002-2781                        NEW YORK, NEW YORK 10022

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
          TO BE REGISTERED                 REGISTERED         PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value........      1,975,000             $13.50           $26,662,500            $7,865
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED NOVEMBER 9, 1998

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

                                1,716,783 SHARES
                                     [LOGO]

                          PROSPERITY BANCSHARES, INC.

                                  COMMON STOCK

     Of the 1,716,783 shares of Common Stock (the "Common Stock") offered hereby (the "Offering"), 925,000 shares are being sold by Prosperity
Bancshares, Inc. (the "Company") and 791,783 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). Of the shares being sold by the Selling Shareholders, 486,116 shares are being sold by directors and executive officers of the Company and accordingly, the proceeds from the sale of such shares, which constitute a significant portion of the proceeds of the Offering, will benefit affiliates of Company. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. Prior to the Offering, there has been no established public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and representatives of the Underwriters (the "Representatives"). It is estimated that the initial public offering price will be in the range of $11.50 to $13.50 per share. See "Underwriting." The shares of Common Stock have been approved for quotation on The Nasdaq Stock Market's National Market ("Nasdaq/National Market") under the symbol "PRSP."

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

     SEE "RISK FACTORS" ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                                   PROCEEDS              PROCEEDS
                       PRICE TO            UNDERWRITING               TO                TO SELLING
                        PUBLIC             DISCOUNT(1)            COMPANY(2)           SHAREHOLDERS
-------------------------------------------------------------------------------------------------------
Per Share.............    $                     $                     $                     $
-------------------------------------------------------------------------------------------------------
Total(3)..............    $                     $                     $                     $
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated at $350,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 257,517 additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Shareholders will be
    approximately $       , $       , $       and $       , respectively. See
    "Underwriting."

     The shares of Common Stock to be distributed to the public are offered by the Underwriters, subject to prior sale, when, as and if received and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the certificates for the shares of Common Stock will be made against payment therefor in Houston, Texas on or about
                        , 1998.

                         ------------------------------

KEEFE, BRUYETTE & WOODS, INC.                                    HOEFER & ARNETT
                                                              INCORPORATEDRRRRRR

                         ------------------------------

         The date of this Prospectus is                         , 1998.

    [Map of the State of Texas Depicting the Company's Twelve Banking Center
                                   Locations]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE MARKET PRICE OF THE COMMON STOCK, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. IN ADDITION, IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ/NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE INFORMATION HAS BEEN ADJUSTED TO GIVE EFFECT TO A FOUR FOR ONE COMMON STOCK SPLIT EFFECTED IN THE FORM OF A STOCK DIVIDEND EFFECTIVE AS OF SEPTEMBER 10, 1998. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. REFERENCES TO THE COMPANY IN THIS PROSPECTUS INCLUDE REFERENCES TO FIRST PROSPERITY BANK WHERE THE CONTEXT REQUIRES.

                                  THE COMPANY

     Prosperity Bancshares, Inc. (the "Company") is a bank holding company headquartered in Houston, Texas. The Company derives substantially all of its income from the operation of its wholly-owned bank subsidiary, First Prosperity Bank (the "Bank"), which has 12 full-service banking locations ("Banking Centers") in the greater Houston metropolitan area and six contiguous counties situated south and southwest of Houston. As of June 30, 1998, the Company had total assets of $335.4 million, gross loans of $141.1 million, total deposits of $307.8 million and total shareholders' equity of $26.5 million. The Company's financial performance has been characterized by steady asset growth, consistent core earnings and strong asset quality. The Company has been profitable in every full year of its existence.

     The Company was formed in 1983 as a vehicle to acquire the former Allied Bank in Edna, and has grown through a combination of internal growth, the acquisition of community banks and the opening of new community banking offices. From 1988 to 1992, as a sound and profitable institution, the Company took advantage of the economic downturn in Texas and acquired the deposits and certain assets of failed banks in West Columbia, El Campo and Cuero and two failed banks in Houston. The Company opened a full-service Banking Center in Victoria in 1993 and the following year established a Banking Center in Bay City. The Company expanded its Bay City presence in 1996 with the acquisition of an additional branch location from Norwest Bank Texas and in 1997 the Company acquired the Angleton branch of Wells Fargo Bank. In 1998, the Company enhanced its West Columbia Banking Center with the purchase of a commercial bank branch located in West Columbia. As a result of the addition of these branches and internal growth, the Company's assets have increased from $54.2 million at the end of 1987 to $335.4 million as of June 30, 1998 and its deposits have increased from $46.0 million to $307.8 million in that same period. In addition, on October 1, 1998 the Company acquired Union State Bank ("Union") in East Bernard, which had $76.9 million in assets and $63.7 million in deposits as of June 30, 1998. The Company paid $17.6 million in cash to the shareholders of Union in connection with the acquisition, which would have been accretive to the Company's earnings by $0.08 per share on a pro forma basis for the six months ended June 30, 1998. See "Recent Acquisition."

     The Company's primary market consists of the communities served by its three locations in the greater Houston metropolitan area and its nine locations in six contiguous counties (Brazoria, Wharton, Matagorda, Jackson, Victoria and DeWitt) neighboring Houston. The diverse nature of the economies in each local market served by the Company provides the Company with a varied customer base and allows the Company to spread its lending risk throughout a number of different industries. The Company's market areas outside of Houston are dominated by either small community banks or branches of large regional banks. Management believes that the Company, as one of the few mid-sized financial institutions that combines responsive community banking with the sophistication of a regional bank holding company, has a competitive advantage in its market areas and excellent growth opportunities through acquisitions, new branch locations and additional business development.

     Operating under a community banking philosophy, the Company seeks to develop broad customer relationships based on service and convenience while maintaining its conservative approach to lending and strong asset quality. The Company's Board members and executive officers play an important role in the

Company's business development efforts by actively participating in a number of civic and public service activities in the local communities served by the Company. The Company has invested heavily in its officers and employees by recruiting talented bankers in its market areas and rewarding excellent performance with stock options and other economic incentives. Each of the Company's Banking Centers is administered by a local President and operated as a separate profit center, with each Banking Center President being held accountable for his Banking Center's performance and compensated accordingly.

     The Company offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium-sized businesses. The Company tailors its products to the specific needs of customers in a given market. The Company offers consumers home mortgage loans with adjustable rates, automobile loans, home equity loans, debit cards and cash management services. For businesses, the Company makes available term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner-occupied commercial real estate loans. The Company provides all of its customers with a full complement of traditional deposit products.

     The Company's strategic plan includes the following goals:

      o INCREASE LOAN VOLUME AND DIVERSIFY LOAN PORTFOLIO. The Company seeks to increase its ratio of loans to deposits from the June 30, 1998 level of 45.8% to approximately 65%. Given the Company's high level of low-cost core deposits, increased lending activity is expected to significantly enhance the Company's net income. Historically, the Company has elected to sacrifice some earnings for the relative security of home mortgage loans. While maintaining its conservative approach to lending, the Company plans to emphasize loan products such as home equity loans and loans to finance the construction of commercial owner-occupied real estate, and target professional service firms such as legal and medical practices and their principals in an effort to improve the mix of its loan portfolio.

      o MAINTAIN EFFICIENCY RATIO. The Company has always emphasized cost control. The Company has invested significantly in the infrastructure required to centralize many of its critical operations, which management believes can accommodate substantial additional growth and minimize operational costs through certain economies of scale. Since 1993, the Company has acquired three branch locations and established two new offices while improving its efficiency ratio in each consecutive year.

      o ENHANCE CROSS-SELLING. The Company trains and incents its employees to cross-sell various products. To assist in this effort, the Company has updated its technology to help its officers and employees identify cross-selling opportunities through a readily accessible Customer Information File. Using this data, the Company's officers and directors inform customers of additional products when customers visit or call the various Banking Centers or use their drive-in facilities. In addition, the Company includes product information in monthly statements and other mailouts.

      o AUGMENT MARKET SHARE. In recent years, the Company has grown in each of the communities in which it maintains a Banking Center. The Company intends to continue seeking opportunities to expand either by acquiring existing banks or branches of banks or by establishing new branches. All of the Company's acquisitions have been accretive to earnings immediately and have supplied the Company with relatively low-cost deposits which have been used to fund the Company's lending activities.

                                  THE OFFERING

Common Stock offered by the
Company..............................  925,000 shares

Common Stock offered by the Selling
  Shareholders.......................  791,783 shares

Common Stock to be outstanding after
  the Offering.......................  4,915,308 shares

Use of Proceeds......................  The estimated net proceeds to the Company of the
                                       Offering (approximately $10.4 million) will be used for
                                       general corporate purposes, including support of balance
                                       sheet growth, future acquisitions and to repay certain
                                       indebtedness incurred in the acquisition of Union. See
                                       "Risk Factors -- Management's Discretion as to Use of
                                       Proceeds" and "Use of Proceeds." Of the 791,783
                                       shares being sold by Selling Shareholders, 486,116
                                       shares are being sold by directors and executive
                                       officers of the Company.

Risk Factors.........................  See "Risk Factors" and "Dilution" for a discussion of certain factors that should be considered by each
                                       prospective investor.

Nasdaq/National Market Symbol........  "PRSP"

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data of the Company is derived from the Selected Consolidated Financial Data appearing elsewhere in this Prospectus, and should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        AS OF AND FOR THE
                                         SIX MONTHS ENDED
                                             JUNE 30,             AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1998       1997       1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           (UNAUDITED)

                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income......................  $  10,871  $   9,632  $  19,970  $  16,841  $  14,738  $  12,644  $  11,879
Interest expense.....................      4,714      4,453      9,060      7,923      6,904      5,363      4,902
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income................      6,157      5,179     10,910      8,918      7,834      7,281      6,977
Provision for credit losses..........        145        105        190        230        175        188        155
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income after provision
    for credit losses................      6,012      5,074     10,720      8,688      7,659      7,093      6,822
Noninterest income...................      1,239      1,010      2,264      1,897      1,489      1,500      1,366
Noninterest expense..................      4,255      3,667      7,836      6,634      6,046      6,021      6,067
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before taxes................      2,996      2,417      5,148      3,951      3,102      2,572      2,121
Provision for income taxes...........        939        756      1,586      1,240        781        609        492
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................  $   2,057  $   1,661  $   3,562  $   2,711  $   2,321  $   1,963  $   1,629
                                       =========  =========  =========  =========  =========  =========  =========
PER SHARE DATA(1):
Basic earnings per share.............  $    0.52  $    0.47  $    0.94  $    0.77  $    0.66  $    0.56  $    0.47
Diluted earnings per share...........       0.50       0.46       0.92       0.76       0.66       0.56       0.47
Book value...........................       6.64       5.83       6.22       5.36       4.68       3.81       3.66
Tangible book value(2)...............       5.22       4.35       4.81       4.21       3.95       3.02       2.81
Cash dividends.......................       0.10       0.05       0.14       0.10       0.10       0.07         --
Dividend payout ratio................      19.39%     10.73%     15.27%     12.97%     15.14%     13.42%        --%
Weighted average shares outstanding
  (basic) (in thousands).............      3,990      3,564      3,778      3,513      3,514      3,514      3,448
Weighted average shares outstanding
  (diluted) (in thousands)...........      4,080      3,648      3,864      3,560      3,523      3,514      3,448
Shares outstanding at end of period
  (in thousands).....................      3,990      3,980      3,990      3,510      3,514      3,514      3,514
BALANCE SHEET DATA:
Total assets.........................  $ 335,422  $ 315,079  $ 320,143  $ 293,988  $ 233,492  $ 224,022  $ 214,635
Securities...........................    158,685    157,954    167,868    147,564    117,505    121,912    138,764
Loans................................    141,080    120,810    120,578    113,382     88,797     76,543     57,495
Allowance for credit losses..........      1,114        956      1,016        923        753        588        734
Total deposits.......................    307,815    290,252    291,517    270,866    214,534    207,543    198,904
Borrowings and notes payable.........         --        865      2,800      3,267      1,517      2,275      2,275
Total shareholders' equity...........     26,478     23,213     24,818     18,833     16,458     13,374     12,844
AVERAGE BALANCE SHEET DATA:
Total assets.........................  $ 330,099  $ 293,896  $ 304,086  $ 257,205  $ 224,701  $ 214,318  $ 202,071
Securities...........................    169,988    150,656    157,677    127,607    119,857    125,585    130,612
Loans................................    129,228    115,424    117,586    104,534     81,631     69,200     53,422
Allowance for credit losses..........      1,047        916        961        820        669        686        781
Total deposits.......................    300,938    268,696    278,377    236,334    207,321    197,711    186,673
Total shareholders' equity...........     25,722     20,066     21,821     17,646     14,916     13,109     11,912
PERFORMANCE RATIOS(3):
Return on average assets.............       1.25%      1.13%      1.17%      1.05%      1.03%      0.92%      0.81%
Return on average equity.............      15.99      16.56      16.32      15.36      15.56      14.97      13.68
Net interest margin
  (tax-equivalent)(4)................       4.15       3.95       4.02       3.91       3.96       3.91       3.97
Efficiency ratio(5)..................      57.53      59.25      59.48      61.34      64.85      68.56      72.71


                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                       6

                                        AS OF AND FOR THE
                                         SIX MONTHS ENDED                      AS OF AND FOR THE
                                             JUNE 30,                      YEARS ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1998       1997       1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           (UNAUDITED)

                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSET QUALITY RATIOS(6):
Nonperforming assets to total loans
  and other real estate..............       0.00%      0.12%      0.00%      0.00%      0.00%      0.02%      0.19%
Net loan charge-offs to average
  loans..............................       0.04       0.06       0.08       0.06       0.01       0.48       0.31
Allowance for credit losses to total
  loans..............................       0.79       0.79       0.84       0.81       0.85       0.77       1.28
Allowance for credit losses to
  nonperforming loans(7).............         --         --         --         --         --         --         --
CAPITAL RATIOS(6):
Leverage ratio.......................       6.25%      5.73%      6.30%      5.45%      6.05%      5.39%      4.66%
Average shareholders' equity to
  average total assets...............       7.79       6.83       7.18       6.86       6.64       6.12       5.89
Tier 1 risk-based capital ratio......      14.32      14.55      14.94      13.11      14.99      13.75      13.45
Total risk-based capital ratio.......      15.08      15.33      15.73      13.89      15.79      14.37      14.45

------------

(1) Adjusted for a four for one stock split effective September 10, 1998.

(2) Calculated by dividing total assets, less total liabilities and goodwill, by shares outstanding at end of period.

(3) All interim periods have been annualized.

(4) Calculated using a 34% federal income tax rate.

(5) Calculated by dividing total noninterest expense, excluding securities losses, by net interest income plus noninterest income.

(6) At period end, except net loan charge-offs to average loans and average shareholders' equity to average total assets.

(7) Nonperforming loans consist of nonaccrual loans and restructured loans.

                              RECENT DEVELOPMENTS

OVERVIEW

     Net income for the three months ended September 30, 1998 was $1.1 million compared to $948,000 for the three months ended September 30, 1997, an increase of 14.0%. Net income for the nine months ended September 30, 1998 was $3.1 million compared to $2.6 million in the first nine months of 1997, an increase of 20.3%. The increase in both periods was primarily the result of an increase in net interest income resulting from growth in loans. The Company had no nonperforming assets as of September 30, 1998 or 1997.

     The following table presents for the periods indicated certain summary consolidated financial data reflecting the Company's results of operations and financial condition.

                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                          SEPTEMBER 30,         SEPTEMBER 30,
                                       --------------------  -------------------
                                         1998       1997       1998       1997
                                       ---------  ---------  ---------  --------
                                                      (UNAUDITED)
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                         DATA)

INCOME STATEMENT DATA:
     Net income......................  $  1,080  $     948  $   3,138  $  2,609
          Basic earnings per share...      0.27       0.26       0.79      0.70
          Diluted earnings per
             share...................      0.26       0.25       0.77      0.69
          Weighted average shares
             outstanding (basic) (in
             thousands)..............     3,990      3,706      3,990     3,706
          Weighted average shares
             outstanding (diluted)
             (in thousands)..........     4,091      3,789      4,091     3,789
PERFORMANCE RATIOS:
     Return on average assets........      1.29%      1.20%      1.26%     1.16%
     Return on average equity........     15.94      16.03      15.97     16.36
     Net interest margin
       (tax-equivalent) (1)..........      4.22       4.00       4.19      3.97
     Efficiency ratio (2)............     57.23      59.50      57.43     59.07


                                             SEPTEMBER 30,
                                        ------------------------
                                           1998          1997
                                        -----------   ----------
                                              (UNAUDITED)
                                         (DOLLARS IN THOUSANDS
                                         EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (3):
     Total assets....................   $   336,434   $  313,416
     Securities......................       160,635      162,765
     Loans...........................       147,690      118,648
     Allowance for credit losses.....        (1,169)      (1,023)
     Total deposits..................       305,299      287,367
     Total shareholders' equity......        27,767       23,878
     Book value per share............          6.96         6.44
     Tangible book value per share
      (4)............................          5.57         4.89
ASSET QUALITY RATIOS (3):
     Nonperforming assets to total
      loans and other real estate....          0.00%        0.00%
     Allowance for credit losses to
      nonperforming loans (5)........            --           --

------------

(1) Calculated using a 34% federal income tax rate.

(2) Calculated by dividing total noninterest expense, excluding securities losses, by net interest income plus noninterest income.

(3) At period end.

(4) Calculated by dividing total assets, less total liabilities and goodwill, by shares outstanding at end of period.

(5) Nonperforming loans consist of nonaccrual loans and restructured loans.

                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY
THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "ESTIMATES," "EXPECTS," "WILL," "WOULD," "SHOULD," "PROJECTED," "CONTEMPLATED" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR
COMPARABLE TERMINOLOGY. NO ASSURANCE CAN BE GIVEN THAT THE FUTURE RESULTS COVERED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING FACTORS COULD CAUSE ACTUAL EXPERIENCE TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS. OTHER FACTORS, SUCH AS THE GENERAL STATE OF THE ECONOMY, COULD ALSO CAUSE ACTUAL EXPERIENCE TO VARY MATERIALLY FROM THE MATTERS COVERED IN SUCH FORWARD-LOOKING STATEMENTS.

RISKS INVOLVED IN ACQUISITIONS

     The Company believes that a portion of its growth will come from acquisitions of banks and other financial institutions. Such acquisitions, including the recently completed acquisition of Union (the "Union
Acquisition"), involve risks of changes in results of operations or cash flows, unforeseen liabilities relating to the acquired institution or arising out of the acquisition, asset quality problems of the acquired entity and other conditions not within the control of the Company, such as adverse personnel relations, loss of customers because of change of identity, deterioration in local economic conditions and other risks affecting the acquired institution. See "Recent Acquisition." There can be no assurance that any such acquisitions will enhance the Company's business, results of operations, cash flows or financial condition, and such acquisitions may have an adverse effect on the Company's results of operations, particularly during periods in which the acquisitions are being integrated into the Company's operations. Operational areas requiring significant integration include the consolidation of data processing operations, the combination of employee benefit plans, the creation of joint account and lending products, the development of unified marketing plans and other related areas. Successful integration of acquired entities could require significant expenditures by the Company that could negatively impact the Company's results of operations. Completion of the acquisition and integration could divert management's attention from other important issues and impact the Company's operating results. There can be no assurance that the Company will be able to identify other suitable acquisition candidates, that acquisitions will be consummated on acceptable terms or that the Company will be able to successfully integrate the operations of any acquired entity or business. The Company's ability to acquire banks and other financial institutions may depend on its ability to obtain additional debt and equity funding which may not be available on terms as favorable to the Company as currently available and, if equity funding is utilized, an acquisition may be dilutive to shareholders.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The Company's success is dependent to a significant extent upon general economic conditions in Texas and to a certain extent, the metropolitan Houston area. The banking industry in Texas and Houston is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond the Company's control. During the mid 1980s, severely depressed oil and gas and real estate prices materially and adversely affected the Texas and Houston economies, causing recession and unemployment in the region and resulting in excess vacancies in the Houston real estate market and elsewhere in the state. Since 1987, the Texas economy has improved in part due to its expansion into industries other than those related to energy. As the Texas and Houston economies have diversified away from the energy industry, however, they have become more susceptible to adverse effects resulting from recession in the national economy. Economic recession over a prolonged period or other economic dislocation in the Texas and Houston area could cause increases in nonperforming assets, thereby causing operating losses, impairing liquidity and eroding capital. There can be no assurance that future adverse changes in the Texas or Houston economies would not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

INTEREST RATE RISK

     The Company's earnings depend to a great extent on "rate differentials," which are the differences between interest income that the Company earns on loans and investments and the interest expense paid on deposits and other borrowings. These rates are highly sensitive to many factors which are beyond the Company's control, including general economic conditions and the policies of various government and regulatory authorities. Increases in the discount rate by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") usually lead to rising interest rates, which affect the Company's interest income, interest expense and investment portfolio. Also, certain governmental policies affect the cost of funds. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations of the Company. The nature, timing and effect of any future changes in federal monetary and fiscal policies on the Company and its results of operations are not predictable.

     The Company manages its interest rate risk by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performances of the mix of assets and liabilities in varied interest rate environments. At June 30, 1998, because the amount of the Company's interest-bearing liabilities maturing or repricing within the following twelve months exceeds the amount of interest-earning assets also maturing or repricing during that same period, the Company is considered to be liability sensitive, or having a negative GAP. As such, during a period of rising interest rates, a negative GAP would tend to affect net interest income adversely. During a period of declining interest rates, a negative GAP would tend to result in an increase in net interest income. For a discussion of the Company's interest rate exposure in different interest rate environments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Interest Rate Sensitivity and Liquidity."

COMPETITION

     The banking business is highly competitive, and the profitability of the Company depends principally upon the Company's ability to compete in the market areas in which its banking operations are located. The Company competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Company. Many of such competitors may have greater financial and other resources than the Company. The Company has been able to compete effectively with other financial institutions by emphasizing customer service, technology and responsive decision-making on loans, by establishing long-term customer relationships and building customer loyalty and by providing products and services designed to address the specific needs of its customers. Although the Company has been able to compete effectively in the past, no assurances may be given that the Company will continue to be able to compete effectively in the future. Various legislative acts in recent years have led to increased competition among financial institutions. There can be no assurance that the United States Congress or the Texas legislature will not enact legislation that may further increase competitive pressures on the Company. Competition from both financial and non-financial institutions is expected to continue. See "The Company -- Competition."

REGULATION AND SUPERVISION

     Bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by several federal and state regulatory agencies. The Company is subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to regulation and supervision by the Federal Reserve Board. The Bank, as a Texas state banking association, is subject to regulation and supervision by the Texas Banking Department and, as a result of the insurance of its deposits, by the Federal Deposit Insurance Corporation ("FDIC"). These regulations are intended primarily for the protection of depositors and customers, rather than for the benefit of investors. The Company and the

Bank are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect the business, operations and cash flows of the Company and the Bank in the future. See "Supervision and Regulation."

     The Federal Reserve Board has adopted a policy that requires a bank holding company such as the Company to serve as a source of financial strength to its banking subsidiaries. The Federal Reserve Board has required bank holding companies to contribute cash to their troubled bank subsidiaries based upon this "source of strength" policy, which could have the effect of decreasing funds available for distributions to shareholders. In addition, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary. See "Supervision and Regulation."

DIVIDEND HISTORY AND RESTRICTIONS ON ABILITY TO PAY DIVIDENDS

     While the Company currently pays cash dividends on the Common Stock, there is no assurance that the Company will pay dividends on the Common Stock in the future. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     The Company's principal source of funds to pay dividends on the shares of Common Stock will be cash dividends that the Company receives from the Bank. The payment of dividends by the Bank to the Company is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities. The federal banking statutes prohibit federally insured banks from making any capital distributions (including a dividend payment) if, after making the distribution, the institution would be "undercapitalized" as defined by statute. In addition, the relevant federal regulatory agencies have authority to prohibit an insured bank from engaging in an unsafe or unsound practice, as determined by the agency, in conducting an activity. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending on the financial condition of the Bank. Regulatory authorities could impose administratively stricter limitations on the ability of the Bank to pay dividends to the Company if such limits were deemed appropriate to preserve certain capital adequacy requirements. As of June 30, 1998, an aggregate of approximately $6.2 million was available for payment of dividends by the Bank to the Company under applicable restrictions, without regulatory approval. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Capital Resources" and "Supervision and Regulation -- The Bank."

     In addition, in connection with the Union Acquisition, the Company provided the Federal Reserve Board with a commitment that by January 31, 1999 the Company would attain on a consolidated basis a leverage ratio of 5.0%, a Tier 1 risk-based capital ratio of 6.0% and a total risk-based capital ratio of 10.0%. The Company's inability to achieve any of these capital ratios could have an impact on the Company's ability to pay dividends on its Common Stock.

DEPENDENCE ON KEY PERSONNEL

     The Company and the Bank are dependent on certain key personnel including Tracy T. Rudolph and David Zalman, both of whom are considered to be important to the success of the Company and the Bank. The unexpected loss of Messrs. Rudolph or Zalman or other members of senior management could have an adverse effect on the Company and the Bank. The Company has entered into an employment agreement with each of Messrs. Rudolph and Zalman. Each agreement is for an initial term of three years and automatically renews each year thereafter unless terminated in accordance with its terms. The employment agreements provide that if the employee is terminated without cause (including constructive termination) or if a change in control of the Company occurs, the employee shall be entitled to receive from the Company a lump sum payment equal to three years' base salary. The employees have the power to terminate the employment agreements upon 30 days prior notice. The employment agreements do not contain non-compete restrictions. The Company does not maintain key person insurance for either Mr. Rudolph or Mr. Zalman. See "Management -- Employment Agreements."

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain certain provisions which may delay, discourage or prevent an attempted acquisition or change of control of the Company. These provisions include: (i) a Board of Directors classified into three classes of directors with the directors of each class having staggered, three year terms, (ii) a provision that any special meeting of shareholders of the Company may be called only by a majority of the Board of Directors, the Chairman of the Board, the President or the holders of at least 50% of the shares entitled to vote at the meeting, (iii) a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders and (iv) a provision that denies shareholders the right to amend the Bylaws of the Company. The Company's Articles of Incorporation provide for noncumulative voting for directors and authorize the Board of Directors of the Company to issue shares of preferred stock of the Company, $1.00 par value per share, without shareholder approval and upon such terms as the Board of Directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of the Company. See "Supervision and Regulation," "Description of Securities of the Company -- Preferred Stock," and "-- Texas Law and Certain Provisions of the Articles of Incorporation and Bylaws."

MANAGEMENT'S OWNERSHIP INTEREST AND POSSIBLE EFFECTS

     After the consummation of the Offering, the executive officers and directors of the Company and members of the Executive Committee of the Bank will beneficially own 21.89% of the outstanding shares of Common Stock, and approximately 20.84% of such shares of Common Stock if the Underwriters' over-allotment option is fully exercised. Accordingly, these executive officers and directors will be able to influence, to a significant extent, the outcome of all matters required to be submitted to the Company's shareholders for approval, including decisions relating to the election of directors of the Company, the determination of day-to-day corporate and management policies of the Company and other significant corporate transactions. See "Management," "Principal and Selling Shareholders" and "Description of Securities of the Company."

INTERESTS OF COMPANY AFFILIATES IN THE OFFERING

     In connection with the Offering, certain persons who are directors or executive officers of the Company will sell an aggregate of 486,116 shares at the same per share price as the shares of Common Stock being sold by the Company. These affiliates will receive, net of the underwriting discount, an aggregate of $5,651,099 in connection with the sale of their shares. See "Principal and Selling Shareholders."

DILUTION OF COMMON STOCK

     Investors purchasing shares of Common Stock in the Offering will incur immediate dilution of approximately 56.1% in their investment, in that the tangible book value of the Company after the Offering will be approximately $5.49 compared with an assumed initial public offering price of $12.50 per share (which is the mid-point of the Offering range). See "Dilution."

NO PRIOR TRADING MARKET

     Prior to the Offering, there has been no public market for the shares of Common Stock. The Common Stock has been approved for quotation on the Nasdaq/National Market under the symbol "PRSP." One of the requirements for trading on the Nasdaq National Market is that there be at least three registered market makers in the Common Stock before trading can commence. The Representatives have advised the Company that they intend to make a market in the Common Stock as long as the volume of trading activity in the Common Stock and certain other market making conditions justify doing so. Based on discussions with several additional potential market makers, the Company and the Representatives believe that a third firm will register as a market maker for the Common Stock. Nonetheless, there can be no assurance that an active public market will develop or be sustained after the Offering or that if such a market develops, investors in the Common Stock will be able to resell their shares at or above the initial public offering price. Making a market involves maintaining bid and asked quotations for the Common Stock and being available as principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of the Common Stock at any given time, which presence is dependent upon the individual decisions of investors over which neither the Company nor any market maker has any control.

DETERMINATION OF MARKET PRICE AND POSSIBLE VOLATILITY OF STOCK PRICE

     The initial public offering price of the shares of Common Stock will be determined by negotiations between the Company and the Representatives and will not necessarily bear any relationship to the Company's book value, past operating results, financial condition or other established criteria of value and may not be indicative of the market price of the Common Stock after the Offering. See "Nature of the Trading Market" and "Underwriting" for information relating to the method of determining the initial public offering price. The stock market has from time to time, and particularly in recent months, experienced significant price and volume volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

MANAGEMENT'S DISCRETION AS TO USE OF PROCEEDS

     Other than the repayment of $2.0 million of indebtedness incurred in connection with the Union Acquisition, the Company has no specific plans or allocations for the remaining net proceeds of the Offering other than for general corporate purposes, including the support of anticipated balance sheet growth and future acquisitions. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of the Offering. See "Use of Proceeds."

SHARES ELIGIBLE FOR FUTURE SALE

     The Company will have 4,915,308 shares of Common Stock outstanding after the Offering. Of these shares, the 1,716,783 shares sold in the Offering (34.93% of the shares to be issued and outstanding) will be freely tradeable by persons other than "affiliates" of the Company without restriction or registration under the Securities Act. The remaining 3,198,525 shares, as well as any shares purchased by an affiliate in the Offering, constitute "restricted securities" for purposes of Rule 144 under the Securities Act. "Restricted securities" may be sold only pursuant to Rule 144 or another exemption from registration under the Securities Act. In general, under Rule 144 as currently in effect, at any time following the 90th day after consummation of the Offering, a person who has beneficially owned "restricted securities" for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell in any three month period a number of such shares that does not exceed the greater of the average weekly trading volume during the four calendar weeks preceding such sale or one percent of then outstanding shares of Common Stock. Shares held for at least two years by a person who has not been an "affiliate" of the Company at any time during the 90 days preceding the sale of such shares will be freely tradable in accordance with Rule 144(k) under the Securities Act, without regard to volume and other restrictions of Rule 144. Of the 3,990,308 shares of Common Stock outstanding prior to the Offering, the Company estimates that 1,075,964 shares will be held by affiliates after the Offering. In addition, the Company, its executive officers and directors and certain shareholders (who collectively will own 33.33% of the outstanding shares after the consummation of the Offering) have agreed with the Representatives not to offer, sell, contract to sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days after the date of this Prospectus without the permission of the Representatives. As of the date of this Prospectus, no person or entity has any contractual right to require the Company to register any securities under the Securities Act. No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of a substantial number of such shares in the future, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. See "Management" and "Principal and Selling Shareholders."

REGULATION OF CONTROL

     Individuals, alone or acting in concert with others, seeking to acquire 10% or more of any class of voting securities of the Company must comply with the Change in Bank Control Act, which requires the prior approval of the Federal Reserve Board for any such acquisition. Entities seeking to acquire 5% or more of any class of voting securities of, or otherwise to control, the Company may be required to obtain the prior approval of the Federal Reserve Board under the BHCA. Accordingly, prospective investors need to be aware of and to comply with these requirements, if applicable, in connection with any purchase of shares of the Common Stock offered hereby.

YEAR 2000 ISSUES

     Significant uncertainty exists concerning the potential effects associated with "Year 2000" issues. The Company formally initiated a project in November 1997 to ensure that its operational and financial systems will not be adversely affected by Year 2000 software problems. The Company has formed a Year 2000 project team and the Board of Directors and management are supporting all compliance efforts and allocating the resources that management believes are necessary to ensure completion. An inventory of all systems and products that could be affected by the Year 2000 date change has been developed, verified and categorized as to its importance to the Company. The software for the Company's systems is primarily provided through service bureaus and software vendors. The Company is requiring its software providers to demonstrate and represent that the products provided are or will be Year 2000 compliant and has planned a program of testing compliance. In the event that its data processing system does not function properly, the Company is prepared to perform functions manually. The Company believes it is in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance. Management does not expect the costs of bringing the Company's systems into Year 2000 compliance will have a material adverse effect on the Company's financial condition, results of operations or liquidity. Nonetheless, the Company's ability to predict the costs associated with Year 2000 compliance is subject to some uncertainties, and the Company may incur unexpected additional expenditures in connection with Year 2000 compliance, which expenditures could be material. In addition, there can be no assurance that the operational and financial systems of the Company, its suppliers or its customers will not be affected by Year 2000 software problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Conditions -- Year 2000 Compliance."

                                  THE COMPANY

GENERAL

     The Company was formed in 1983 as a vehicle to acquire the former Allied Bank in Edna, which was chartered in 1949. The Company's headquarters are located at 3040 Post Oak Boulevard in Houston, Texas and its telephone number is
(713) 993-0002. As of June 30, 1998, the Company had approximately 155 shareholders of record.

     The Company has grown through a combination of internal growth, the acquisition of community banks and the opening of new community banking offices. Utilizing a low cost of funds and employing stringent cost controls, the Company has been profitable in every full year of its existence, including the period of adverse economic conditions in Texas in the late 1980s. From 1988 to 1992, as a sound and profitable institution, the Company took advantage of this economic downturn and acquired the deposits and certain assets of failed banks in West Columbia, El Campo and Cuero and two failed banks in Houston, which diversified the Company's franchise and increased its core deposits. The Company opened a full-service Banking Center in Victoria in 1993 and the following year established a Banking Center in Bay City. The Company expanded its Bay City presence in 1996 with the acquisition of an additional branch location from Norwest Bank Texas and in 1997 the Company acquired the Angleton branch of Wells Fargo Bank. In 1998, the Company enhanced its West Columbia Banking Center with the purchase of a commercial bank branch located in West Columbia. As a result of the addition of these branches and internal growth, the Company's assets have increased from $54.2 million at the end of 1987 to $335.4 million as of June 30, 1998 and its deposits have increased from $46.0 million to $307.8 million in that same period. In addition, on October 1, 1998 the Company acquired Union State Bank ("Union") in East Bernard, which had $76.9 million in assets and $63.7 million in deposits as of June 30, 1998. The Union Acquisition will augment the Company's market share in Wharton County and would have been accretive to the Company's earnings by $0.08 per share on a pro forma basis for the six months ended June 30, 1998. See "Recent Acquisition."

     The Company's primary market consists of the communities served by its three locations in the greater Houston metropolitan area and its nine locations in six contiguous counties (Brazoria, Wharton, Matagorda, Jackson, Victoria and DeWitt) located to the south and southwest of Houston. Texas Highway 59 (scheduled to become Interstate Highway 69), which serves as one of the primary trucking routes linking the interior United States and Mexico, runs directly through the center of the Company's market area. The increased traffic along this "NAFTA Highway" has enhanced economic activity in the Company's market area and created opportunities for growth. The diverse nature of the economies in each local market served by the Company provides the Company with a varied customer base and allows the Company to spread its lending risk throughout a number of different industries including farming, ranching, petrochemicals, manufacturing, tourism, recreation and professional service firms and their principals. The Company's market areas outside of Houston are dominated by either small community banks or branches of large regional banks. Management believes that the Company, as one of the few mid-sized financial institutions that combines responsive community banking with the sophistication of a regional bank holding company, has a competitive advantage in its market area and excellent growth opportunities through acquisitions, new branch locations and additional business development.

     Operating under a community banking philosophy, the Company seeks to develop broad customer relationships based on service and convenience while maintaining its conservative approach to lending and strong asset quality. The Company's directors and officers are important to the Company's success and play a key role in the Company's business development efforts by actively participating in a number of civic and public service activities in the communities served by the Company, such as the Rotary Club, Lion's Club, United Way and Chamber of Commerce. In addition, the Company's Banking Centers in Bay City, Clear Lake, Cuero, Edna and Victoria maintain Community Development Boards, whose function is to solicit new business, develop customer relations and provide valuable community knowledge to their respective Banking Center Presidents.

     The Company has invested heavily in its officers and employees by recruiting talented officers in its market areas and providing them with economic incentive in the form of stock options and bonuses based on cross-selling performance. The senior management team has substantial experience in both the Houston markets and the surrounding communities in which the Company has a presence. Each Banking Center location is administered by a local President with knowledge of the community and banking skills which complement the local economy. The Company entrusts its Banking Center Presidents with authority and flexibility with respect to product pricing and decision making within general parameters established by the Company. The Company operates each Banking Center as a separate profit center, maintaining separate data with respect to each Banking Center's net interest income, efficiency ratio, deposit growth, loan growth and overall profitability. Banking Center Presidents are accountable for performance in these areas and compensated accordingly. Each Banking Center has its own local telephone number, which enables a customer to be served by a local banker.

BUSINESS

     The Company offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium-sized businesses. The Company tailors its products to the specific needs of customers in a given market. The Company maintains approximately 25,000 separate deposit accounts and over 5,000 separate loan accounts. At June 30, 1998, approximately 22.3% of the Company's total deposits were noninterest-bearing demand deposits and for the period ended June 30, 1998, the Company's average cost of funds was 3.11%.

     The Company has been an active mortgage lender, with one-to-four family and commercial mortgage loans comprising 60.6% of the Company's total loans as of June 30, 1998. The Company also offers loans for automobiles and other consumer durables, home equity loans, debit cards, personal computer banking and other cash management services and telebanking. By offering certificates of deposit, NOW accounts, savings accounts and overdraft protection at competitive rates, the Company gives its depositors a full range of traditional deposit products. The Company has successfully introduced Banclub, which for a monthly fee provides consumers with a package of benefits including unlimited free checking, personalized checks, credit card protection, free travelers checks, cashier's checks and money orders and certain travel discounts.

     The businesses targeted by the Company are primarily those that require loans in the $100,000 to $3.0 million range. The Company offers these businesses a broad array of loan products including term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner-occupied commercial real estate loans. For its business customers, the Company has developed a specialized checking product called Business 10 Checking which provides discounted fees for checking and normal account analysis.

STRATEGY

     The Company's strategic plan includes the following goals:

     INCREASE LOAN VOLUME AND DIVERSIFY LOAN PORTFOLIO. The Company seeks to increase its ratio of loans to deposits from the June 30, 1998 level of 45.8% to approximately 65%. Given the Company's high level of low-cost core deposits, increased lending activity is expected to significantly enhance the Company's net income. Historically, the Company has elected to sacrifice some earnings for the relative security of home mortgage loans. While maintaining its conservative approach to lending, the Company plans to emphasize both new and existing loan products. Among new loan products, the Company has successfully introduced home equity lending, which contributed $4.7 million in new loans during the first half of 1998. The Company has also increased its number of loans to finance the construction of commercial owner-occupied real estate and loans to commercial businesses for accounts receivable financing and other purposes. With the Union Acquisition, the Company's agricultural loans increased from $8.4 million to $22.2 million on a pro forma basis as of June 30, 1998. The Company is also targeting professional service firms such as legal and medical practices for both loans secured by owner-occupied premises and personal loans to their principals. As an outgrowth of its traditional mortgage lending activity, the Company is making more jumbo mortgage loans, particularly in the Houston area.

     MAINTAIN EFFICIENCY RATIO. The Company has always emphasized cost control. The Company has invested significantly in the infrastructure required to centralize many of its critical operations, such as data processing and loan application processing. For its Banking Centers, which the Company operates as independent profit centers, the Company supplies complete support in the areas of loan review, internal audit, compliance and training. The Company maintains a "products committee" which provides support in the areas of product development, marketing and pricing. Management believes that this centralized infrastructure can accommodate substantial additional growth while enabling the Company to minimize operational costs through certain economies of scale. Since 1993, the Company has acquired three branch locations and established two new offices while improving its efficiency ratio in each consecutive year.

     ENHANCE CROSS-SELLING. The Company recognizes that its customer base provides significant opportunities to cross-sell various products, and has increased its focus on cross-selling opportunities by training employees to identify and maximize cross-selling opportunities. The Company uses bonuses to encourage cross-selling efforts, and fosters friendly competition among the Banking Centers to achieve better cross-selling results. To assist with cross-selling efforts, the Company has updated its technology to help officers and employees identify cross-selling opportunities through a readily accessible Customer Information File which details personal information, existing account relationships and related account relationships. Using this data, the Company's officers and employees inform customers of additional products when customers visit or call the various Banking Centers or use their drive-in facilities. In addition, the Company includes product information in monthly statements and other mailouts. The products most frequently targeted for cross-selling include auto loans, mortgage loans, home equity loans, checking accounts, savings accounts, certificates of deposit, Individual Retirement Accounts, direct deposit accounts, personal computer banking and safe deposit boxes.

     AUGMENT MARKET SHARE. In recent years, the Company has grown in each of the communities in which it maintains a Banking Center. The Company intends to continue seeking opportunities, both inside and outside its existing markets, to expand either by acquiring existing banks or branches of banks or by establishing new branches. All of the Company's acquisitions have been accretive to earnings immediately and have supplied the Company with relatively low-cost deposits which have been used to fund the Company's lending activities. Factors used by the Company to evaluate expansion opportunities include the similarity in management and operating philosophies, whether the acquisition will be accretive to earnings and enhance shareholder value, the ability to achieve economies of scale to improve the efficiency ratio and the opportunity to enhance the Company's image and market presence.

FACILITIES

     The Company conducts business at 12 full-service Banking Centers. The following table sets forth specific information on each such location. The Company's headquarters are located at 3040 Post Oak Boulevard, in Houston, Texas. The Company owns all of the buildings in which its Banking Centers are located other than the Post Oak, Meyerland and Victoria Banking Centers.

                                              DEPOSITS AT
              LOCATION                       JUNE 30, 1998
-------------------------------------   -----------------------
                                        (DOLLARS IN THOUSANDS)
Angleton.............................           $30,751
Bay City (7th Street)................            14,692
Bay City (Avenue F)..................            31,283
Clear Lake...........................            29,410
Cuero................................            23,493
East Bernard(1)......................            63,723
Edna.................................            35,540
El Campo.............................            40,795
Houston (Meyerland)..................            19,704
Houston (Post Oak)...................            29,977
Victoria.............................            11,489
West Columbia........................            40,681

------------

(1) Acquired on October 1, 1998 in connection with the Union Acquisition.

COMPETITION

     The banking business is highly competitive, and the profitability of the Company depends principally on the Company's ability to compete in its markets. The Company competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Company. The Company has been able to compete effectively with other financial institutions by emphasizing customer service, technology and responsive decision-making on loans, by establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers. See "Risk Factors -- Competition."

EMPLOYEES

     As of June 30, 1998, the Company had 118 full-time equivalent employees, 50 of whom were officers of the Bank. The Company provides medical and hospitalization insurance to its full-time employees. The Company considers its relations with employees to be excellent. Neither the Company nor the Bank is a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

     The Company and the Bank from time to time are parties to or otherwise involved in legal proceedings arising in the normal course of business. Management does not believe that there is any pending or threatened proceeding against the Company or the Bank which, if determined adversely, would have a material effect on the business, results of operations or financial condition of the Company or the Bank.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the Offering (based upon an assumed initial public offering price of $12.50 per share), after deducting the underwriting discount and estimated Offering expenses, are estimated to be approximately $10.4 million, or $13.4 million if the Underwriters' over-allotment option is fully exercised. The Company intends to use $2.0 million of such proceeds for repayment of indebtedness (the "Indebtedness") to Norwest Bank Minnesota, National Association ("Norwest") incurred in connection with the Union Acquisition. The principal amount of the Indebtedness is repayable over a seven year period and bears interest at the federal funds rate plus 2.75%. The Indebtedness is secured by all of the capital stock of the Bank. Although the Company has no specific plans for the remaining net proceeds, the Company has elected to make the Offering at this time in order to have funds available to support anticipated balance sheet growth and to use in connection with any future acquisition opportunities that the Company decides to pursue.

     Pending the application of the net proceeds, the Company intends to invest such proceeds in short-term, interest-bearing securities, certificates of deposit or guaranteed obligations of the United States of America.

                                DIVIDEND POLICY

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. While the Company has paid dividends on its Common Stock since 1994, there is no assurance that dividends will be paid in the future.

     For a foreseeable period of time, the principal source of cash revenues to the Company will be dividends paid by the Bank with respect to the Bank's capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Capital Resources" and "Supervision and Regulation -- The Bank."

     In the future, the declaration and payment of dividends on the Common Stock will depend upon the earnings and financial condition of the Company, liquidity and capital requirements, the general economic and regulatory climate, the Company's ability to service any equity or debt obligations senior to the Common Stock and other factors deemed relevant by the Company's Board of Directors. See "Supervision and Regulation" and "Description of Securities of the Company."
As of June 30, 1998, an aggregate of approximately $6.2 million was available for payment of dividends by the Bank to the Company under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of the Bank to pay dividends to the Company if such limits were deemed appropriate to preserve certain capital adequacy requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial
Condition -- Capital Resources" and "Supervision and Regulation."

     In addition, in connection with the Union Acquisition, the Company provided the Federal Reserve Board with a commitment that by January 31, 1999 the Company would attain on a consolidated basis a leverage ratio of 5.0%, a Tier 1 risk-based capital ratio of 6.0% and a total risk-based capital ratio of 10.0%. The Company's inability to achieve any of these capital ratios could have an impact on the Company's ability to pay dividends on its Common Stock.

                                    DILUTION

     As of June 30, 1998, the tangible book value of the Common Stock was $5.22 per share. "Tangible book value per share" represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the Union Acquisition, including $4.2 million of goodwill and core deposit intangibles and the sale by the Company of 925,000 shares of Common Stock offered hereby (after deducting the underwriting discount and other estimated offering expenses to be paid by the Company), the pro forma tangible book value of the Company as of June 30, 1998 would have been $5.49 per share. This represents an immediate increase in net tangible book value of $0.27 per share to current shareholders and an immediate dilution of $7.01 per share to new investors. The following table illustrates this per share dilution:

Assumed price to public..............             $   12.50
                                                  ---------
     Tangible book value per share
      before Offering................             $    5.22
     Increase per share attributable
      to new investors...............             $    0.27
                                                  ---------
Pro forma tangible book value per
  share after Offering...............             $    5.49
                                                  ---------
Dilution to new investors............             $    7.01
                                                  =========

                               RECENT ACQUISITION

     GENERAL. The Company's Board of Directors actively pursues an acquisition strategy designed to increase efficiency, market share and return to shareholders. As part of this strategy, on October 1, 1998 the Company acquired Union, a Texas banking association organized in 1907, pursuant to a statutory merger. Union is a single location community bank whose business includes conventional consumer and commercial products and services, including interest and noninterest-bearing depository accounts and commercial, industrial, consumer, agricultural and real estate lending. At June 30, 1998, Union had total assets of approximately $76.9 million, total deposits of approximately $63.7 million (12.9% of which were noninterest-bearing) and total shareholders' equity of approximately $12.9 million. Union was the only full-service commercial bank in East Bernard and has a stable customer base.

     The Union Acquisition would have been accretive to the Company's earnings by $0.08 per share on a pro forma basis for the six months ended June 30, 1998. The Union Acquisition provides the Company a presence in East Bernard, a community of 1,500 located in northern Wharton County. The acquisition increased the Company's market share in Wharton County, where the Company's El Campo Banking Center is located. The acquisition of Union will also help the Company improve its loan mix by increasing the Company's agriculture loans as of June 30, 1998 from $8.4 million to $22.2 million on a pro forma basis. Union had a lending philosophy which is similar to that employed by the Company. The Company's significantly higher lending limit is expected to create lending opportunities in the market that Union was unable to take advantage of prior to the acquisition. Similar to its previous acquisitions, the Company believes that the Union Acquisition will enable the Company to achieve certain economies of scale and resultant savings from the operation of Union as an additional Banking Center.

     Upon consummation of the Union Acquisition, holders of shares of Union common stock received $17.6 million in cash as consideration in exchange for their shares. The source of the Company's funds for the acquisition was a combination of existing cash ($15.6 million) and borrowed funds ($2.0 million). The Union Acquisition was accounted for as a purchase transaction. At the closing of the Union Acquisition, two executive officers of Union entered into three year employment agreements with the Company which contain two-year non-competition clauses.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements set forth the consolidated balance sheet at June 30, 1998 and the consolidated income statements for the six month period ended June 30, 1998 and for the year ended December 31, 1997, for the Company and Union and the adjustments reflecting the acquisition of Union and the pro forma combined information following such transaction. The Union Acquisition was accounted for as a purchase and the assets and liabilities were recorded at their estimated fair market values, with the excess of the respective purchase prices over the net fair market values recorded as goodwill. The information with respect to the Company and Union as of June 30, 1998, and the pro forma information is unaudited. The pro forma balance sheet assumes that the Union Acquisition was consummated on the balance sheet date. The pro forma income statements assume that the Union Acquisition was consummated at the beginning of the period indicated. The pro forma financial statements should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus. The pro forma combined balance sheet and statements of income are not necessarily indicative of the combined financial position at consummation of the Union Acquisition or the results of operations following consummation of the Union Acquisition.

                        PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                                                  PRO FORMA
                                                                 ADJUSTMENTS
                                                             --------------------    PRO FORMA
                                        COMPANY     UNION     DEBITS     CREDITS     COMBINED
                                       ---------  ---------  ---------  ---------    ---------
                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks..............  $  13,054  $   1,673  $   2,000(b) $   4,700(b) $ 12,027
Federal funds sold...................      7,875      5,100         --     12,900(b)       75
                                       ---------  ---------  ---------  ---------    ---------
         Total cash and cash
           equivalents...............     20,929      6,773      2,000     17,600      12,102
Interest-bearing deposits in
  financial institutions.............         99         --                                99
SECURITIES
    Available-for-sale...............     44,744     20,069                            64,813
    Held-to-maturity.................    113,941     24,077        192(a)             138,210
                                       ---------  ---------  ---------               ---------
         Total securities............    158,685     44,146        192                203,023
LOANS
    Total loans, net of unearned
      discount.......................    141,080     25,227                           166,307
    Allowance for credit losses......     (1,114)      (671)                           (1,785 )
                                       ---------  ---------                          ---------
         Net loans...................    139,966     24,556                           164,522
Goodwill.............................      5,659         --      4,235(a)               9,894
Premises and equipment...............      5,452        165        566(a)               6,183
Other real estate owned..............         --        139                               139
Other assets.........................      4,632      1,162                             5,794
                                       ---------  ---------  ---------  ---------    ---------
         Total assets................  $ 335,422  $  76,941  $   6,993  $  17,600    $401,756
                                       =========  =========  =========  =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Deposits.........................  $ 307,815  $  63,723                          $371,538
    Funds borrowed/customer
      repurchase.....................         --         --             $   2,000(b)    2,000
    Other liabilities................      1,129        354                   257(a)    1,740
                                       ---------  ---------             ---------    ---------
         Total liabilities...........    308,944     64,077                 2,257     375,278
Shareholders' equity:
    Common stock.....................      3,994        700  $     700(c)               3,994
    Capital surplus..................      4,817      3,300      3,300(c)               4,817
    Retained earnings................     17,708      8,929      8,929(c)              17,708
    Treasury stock...................        (18)        --                               (18 )
    Net unrealized gain (loss) on
      available-for-sale
      securities.....................        (23)       (65)                   65(a)      (23 )
                                       ---------  ---------  ---------  ---------    ---------
         Total shareholders'
           equity....................     26,478     12,864     12,929         65      26,478
                                       ---------  ---------  ---------  ---------    ---------
         Total liabilities and
           shareholders' equity......  $ 335,422  $  76,941  $  12,929  $   2,322    $401,756
                                       =========  =========  =========  =========    =========

------------

(a) This adjustment represents the purchase price adjustments to mark Union's assets and liabilities to fair value upon the consummation of the Union Acquisition and results in recording of $4.235 million in goodwill.

(b) This adjustment represents the purchase of 100% of the outstanding shares of stock of Union for $17.6 million consisting of $15.6 million of existing of cash and an additional $2.0 million of cash generated from borrowings under an existing line of credit.

(c) This adjustment represents the elimination of the capital of Union against the investment in subsidiary of the Company.

                      PRO FORMA COMBINED INCOME STATEMENT
                      SIX-MONTH PERIOD ENDED JUNE 30, 1998
                                  (UNAUDITED)

                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                                                    ------------------    PRO FORMA
                                            COMPANY       UNION     DEBITS     CREDITS     COMBINED
                                           ----------    -------    ------     -------    ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
     Interest and fees on loans.........   $    5,568    $ 1,040                          $    6,608
     Interest on securities.............        5,176      1,375                               6,551
     Interest on federal funds sold.....          127        196                                 323
                                           ----------    -------                          ----------
          Total interest income.........       10,871      2,611                              13,482
Interest expense:
     Interest on deposits...............        4,646      1,238                               5,884
     Interest on other borrowings.......           68         --    $   83(a)                    151
                                           ----------    -------    ------                ----------
          Total interest expense........        4,714      1,238        83                     6,035
Net interest income.....................        6,157      1,373       (83)                    7,447
     Provision for credit losses........          145         --                                 145
                                           ----------    -------    ------                ----------
Net interest income after provision for
  credit losses.........................        6,012      1,373       (83)                    7,302
Noninterest income:
     Service charges....................        1,136         98                               1,234
     Other noninterest income...........          103         32                                 135
                                           ----------    -------                          ----------
          Total noninterest income......        1,239        130                               1,369
Noninterest expense:
     Salaries and employee benefits.....        2,115        453                               2,568
     Net occupancy expense..............          427         58        10(b)                    495
     Other noninterest expense..........        1,713        214       141(c)                  2,068
                                           ----------    -------    ------                ----------
          Total noninterest expense.....        4,255        725       151                     5,131
Income before federal income taxes......        2,996        778      (234)                    3,540
     Federal income taxes...............          939        248                $  32(d)       1,155
                                           ----------    -------    ------     -------    ----------
          Net income....................   $    2,057    $   530    $ (234)     $  32     $    2,385
                                           ==========    =======    ======     =======    ==========
Basic earnings per share:
     Net income per share...............   $      .52    $  7.57                          $      .60
     Average shares outstanding.........    3,990,308     70,000                           3,990,308
                                           ==========    =======                          ==========
Diluted earnings per share:
     Net income per share...............   $      .50    $  7.57                          $      .58
     Average shares outstanding.........    4,080,516     70,000                           4,080,516
                                           ==========    =======                          ==========

------------

(a) This adjustment represents the interest expense on the additional debt.

(b) This adjustment represents additional depreciation expense on the acquired buildings.

(c) This adjustment represents the amortization of $4.235 million in goodwill over 15 years.

(d) This adjustment represents the federal income tax effect of the above adjustments.

                      PRO FORMA COMBINED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                      PRO FORMA
                                                                     ADJUSTMENTS
                                                                 -------------------     PRO FORMA
                                         COMPANY       UNION     DEBITS      CREDITS      COMBINED
                                        ----------   ---------   -------     -------     ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans.........   $   10,205   $   2,135                           $   12,340
  Interest on securities.............        9,572       2,790                               12,362
  Interest on federal funds sold.....          193         267                                  460
                                        ----------   ---------                           ----------
          Total interest income......       19,970       5,192                               25,162
Interest expense:
  Interest on deposits...............        8,858       2,504                               11,362
  Interest on other borrowings.......          202          --   $   164(a)                     366
                                        ----------   ---------   -------                 ----------
          Total interest expense.....        9,060       2,504       164                     11,728
Net interest income..................       10,910       2,688      (164)                    13,434
  Provision for credit losses........          190         (75)                                 115
                                        ----------   ---------   -------                 ----------
  Net interest income after provision
     for credit losses...............       10,720       2,763      (164)                    13,319
Noninterest income:
  Service charges....................        2,062         218                                2,280
  Other noninterest income...........          202         110                                  312
                                        ----------   ---------                           ----------
          Total noninterest income...        2,264         328                                2,592
Noninterest expense:
  Salaries and employee benefits.....        3,968         945                                4,913
  Net occupancy expense..............          811         122        19(b)                     952
  Other noninterest expense..........        3,057         436       281(c)                   3,774
                                        ----------   ---------   -------                 ----------
          Total noninterest
             expense.................        7,836       1,503       300                      9,639
Income before federal income taxes...        5,148       1,588      (464)                     6,272
  Federal income taxes...............        1,586         422                $  62(d)        1,946
                                        ----------   ---------   -------     -------     ----------
          Net income.................   $    3,562   $   1,166   $  (464)     $  62      $    4,326
                                        ==========   =========   =======     =======     ==========
Basic earnings per share:
     Net income per share............   $      .94   $   16.66                           $     1.15
     Average shares outstanding......    3,777,880      70,000                            3,777,880
                                        ==========   =========                           ==========
Diluted earnings per share:
     Net income per share............   $      .92   $   16.66                           $     1.12
     Average shares outstanding......    3,863,636      70,000                            3,863,636
                                        ==========   =========                           ==========

------------

(a) This adjustment represents the interest expense on the additional debt.

(b) This adjustment represents additional depreciation expense on the acquired buildings.

(c) This adjustment represents the amortization of $4.235 million in goodwill over 15 years.

(d) This adjustment represents the federal income tax effect of the above adjustments.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of June 30, 1998, and as adjusted to give effect to (i) the Union Acquisition and (ii) the sale by the Company of 925,000 shares of Common Stock offered hereby, at a per share price of $12.50 (which is the mid-point of the estimated offering range), net of the underwriting discount and other estimated offering expenses. See "Use of Proceeds."

                                                        JUNE 30, 1998
                                        ---------------------------------------------
                                                                       AS ADJUSTED
                                                    AS ADJUSTED       FOR THE UNION
                                                   FOR THE UNION     ACQUISITION AND
                                        ACTUAL      ACQUISITION        THE OFFERING
                                        -------    --------------    ----------------
                                                   (DOLLARS IN THOUSANDS)
Notes payable........................   $    --       $  2,000           $     --
Shareholders' Equity:
  Preferred Stock, $1 par value,
     20,000,000 shares authorized;
     none issued and outstanding.....        --             --                 --
  Common Stock, $1 par value;
     50,000,000 shares authorized;
     3,993,884 shares issued and
     3,990,308 shares outstanding;
     4,918,884 shares issued and
     4,915,308 shares outstanding, as
     adjusted........................     3,994          3,994              4,919
  Capital surplus....................     4,817          4,817             14,295
  Retained earnings..................    17,708         17,708             17,708
  Net unrealized gain (loss) on
     available-for-sale securities...       (23)           (23)               (23)
  Less common stock held in
     treasury-at cost................       (18)           (18)               (18)
                                        -------    --------------    ----------------
          Total shareholders'
          equity.....................    26,478         26,478             36,881
                                        -------    --------------    ----------------
          Total capitalization.......   $26,478       $ 28,478           $ 36,881
                                        =======    ==============    ================


                          NATURE OF THE TRADING MARKET

     Prior to the Offering, there has been no public market for the shares of Common Stock and there can be no assurance that an active public market will develop or be sustained after the Offering or that if such a market develops, investors in the Common Stock will be able to resell their shares at or above the initial public offering price. See "Risk Factors -- No Prior Trading Market." The initial public offering price of the shares of Common Stock will be determined by negotiations between the Company and the Representatives and will not necessarily bear any relationship to the Company's book value, past operating results, financial condition or other established criteria of value and may not be indicative of the market price of the Common Stock after the Offering. Among the factors considered in such negotiations are prevailing market and general economic conditions, the market capitalizations, trading histories and stages of development of other traded companies that the Company and the Representatives believe to be comparable to the Company, the results of operations of the Company in recent periods, the current financial position of the Company, estimates of the business potential of the Company and the present state of the Company's development and the availability for sale in the market of a significant number of shares of Common Stock. Additionally, consideration will be given to the general status of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the time the Offering is made. See "Underwriting" for information relating to the method of determining the initial public offering price. The shares of Common Stock have been approved for quotation on the Nasdaq/National Market under the symbol "PRSP."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, appearing elsewhere in this Prospectus, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 are derived from the Company's Consolidated Financial Statements which have been audited by Deloitte & Touche LLP. The selected historical financial data as of December 31, 1995, 1994 and 1993 and for the two years in the period ended December 31, 1994 are derived from the Consolidated Financial Statements which have been audited by independent public accountants. The selected historical consolidated financial data as of and for each of the six months ended June 30, 1998 and June 30, 1997, have not been audited but, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of such dates and for such periods. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 1998, or for any future periods.

                                           AS OF AND FOR THE
                                            SIX MONTHS ENDED
                                                JUNE 30,             AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                          --------------------  -----------------------------------------------------
                                            1998       1997       1997       1996       1995       1994       1993
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              (UNAUDITED)

                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income.........................  $  10,871  $   9,632  $  19,970  $  16,841  $  14,738  $  12,644  $  11,879
Interest expense........................      4,714      4,453      9,060      7,923      6,904      5,363      4,902
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net interest income.................      6,157      5,179     10,910      8,918      7,834      7,281      6,977
Provision for credit losses.............        145        105        190        230        175        188        155
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net interest income after provision
      for credit losses.................      6,012      5,074     10,720      8,688      7,659      7,093      6,822
Noninterest income......................      1,239      1,010      2,264      1,897      1,489      1,500      1,366
Noninterest expense.....................      4,255      3,667      7,836      6,634      6,046      6,021      6,067
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income before taxes.................      2,996      2,417      5,148      3,951      3,102      2,572      2,121
Provision for income taxes..............        939        756      1,586      1,240        781        609        492
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income..............................  $   2,057  $   1,661  $   3,562  $   2,711  $   2,321  $   1,963  $   1,629
                                          =========  =========  =========  =========  =========  =========  =========

PER SHARE DATA(1):
Basic earnings per share................  $    0.52  $    0.47  $    0.94  $    0.77  $    0.66  $    0.56  $    0.47
Diluted earnings per share..............       0.50       0.46       0.92       0.76       0.66       0.56       0.47
Book value..............................       6.64       5.83       6.22       5.36       4.68       3.81       3.66
Tangible book value(2)..................       5.22       4.35       4.81       4.21       3.95       3.02       2.81
Cash dividends..........................       0.10       0.05       0.14       0.10       0.10       0.07         --
Dividend payout ratio...................      19.39%     10.73%     15.27%     12.97%     15.14%     13.42%        --%

Weighted average shares outstanding
  (basic) (in thousands)................      3,990      3,564      3,778      3,513      3,514      3,514      3,448
Weighted average shares outstanding
  (diluted) (in thousands)..............      4,080      3,648      3,864      3,560      3,523      3,514      3,448
Shares outstanding at end of period (in
  thousands)............................      3,990      3,980      3,990      3,510      3,514      3,514      3,514

BALANCE SHEET DATA:
Total assets............................  $ 335,422  $ 315,079  $ 320,143  $ 293,988  $ 233,492  $ 224,022  $ 214,635
Securities..............................    158,685    157,954    167,868    147,564    117,505    121,912    138,764
Loans...................................    141,080    120,810    120,578    113,382     88,797     76,543     57,495
Allowance for credit losses.............      1,114        956      1,016        923        753        588        734
Total deposits..........................    307,815    290,252    291,517    270,866    214,534    207,543    198,904
Borrowings and notes payable............         --        865      2,800      3,267      1,517      2,275      2,275
Total shareholders' equity..............     26,478     23,213     24,818     18,833     16,458     13,374     12,844

AVERAGE BALANCE SHEET DATA:
Total assets............................  $ 330,099  $ 293,896  $ 304,086  $ 257,205  $ 224,701  $ 214,318  $ 202,071
Securities..............................    169,988    150,656    157,677    127,607    119,857    125,585    130,612
Loans...................................    129,228    115,424    117,586    104,534     81,631     69,200     53,422
Allowance for credit losses.............      1,047        916        961        820        669        686        781
Total deposits..........................    300,938    268,696    278,377    236,334    207,321    197,711    186,673
Total shareholders' equity..............     25,722     20,066     21,821     17,646     14,916     13,109     11,912

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                       25

                                           AS OF AND FOR THE
                                            SIX MONTHS ENDED
                                                JUNE 30,             AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                          --------------------  -----------------------------------------------------
                                            1998       1997       1997       1996       1995       1994       1993
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PERFORMANCE RATIOS(3):
Return on average assets................       1.25%      1.13%      1.17%      1.05%      1.03%      0.92%      0.81%
Return on average equity................      15.99      16.56      16.32      15.36      15.56      14.97      13.68
Net interest margin
  (tax-equivalent)(4)...................       4.15       3.95       4.02       3.91       3.96       3.91       3.97
Efficiency ratio(5).....................      57.53      59.25      59.48      61.34      64.85      68.56      72.71
ASSET QUALITY RATIOS(6):
Nonperforming assets to total loans and
  other real estate.....................       0.00%      0.12%      0.00%      0.00%      0.00%      0.02%      0.19%
Net loan charge-offs to average loans...       0.04       0.06       0.08       0.06       0.01       0.48       0.31
Allowance for credit losses to total
  loans.................................       0.79       0.79       0.84       0.81       0.85       0.77       1.28
Allowance for credit losses to
  nonperforming loans(7)................         --         --         --         --         --         --         --

CAPITAL RATIOS(6):
Leverage ratio..........................       6.25%      5.73%      6.30%      5.45%      6.05%      5.39%      4.66%
Average shareholders' equity to average
  total assets..........................       7.79       6.83       7.18       6.86       6.64       6.12       5.89
Tier 1 risk-based capital ratio.........      14.32      14.55      14.94      13.11      14.99      13.75      13.45
Total risk-based capital ratio..........      15.08      15.33      15.73      13.89      15.79      14.37      14.45

------------

(1) Adjusted for a four for one stock split effective September 10, 1998.

(2) Calculated by dividing total assets, less total liabilities and goodwill, by shares outstanding at end of period.

(3) All interim periods have been annualized.

(4) Calculated using a 34% federal income tax rate.

(5) Calculated by dividing total noninterest expense, excluding securities losses, by net interest income plus noninterest income.

(6) At period end, except net loan charge-offs to average loans and average shareholders' equity to average total assets.

(7) Nonperforming loans consist of nonaccrual loans and restructured loans.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company analyzes the major elements of the Company's balance sheets and statements of income. This section should be read in conjunction with the Company's financial statements and accompanying notes and other detailed information appearing elsewhere in this Prospectus.

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

OVERVIEW

     The twelve month period ended June 30, 1998 was marked by strong loan growth of $20.3 million or 16.8% which is attributable to one-to-four family residential loans and the Company's entrance into the home equity market. The Company showed positive earnings growth due to the increase in loan volume and the acquisition of deposits and certain assets of a branch of Wells Fargo Bank in Angleton, Texas in the second quarter of 1997 (the "Angleton Acquisition").

     Net income for the six months ended June 30, 1998 was $2.1 million, which was $396,000 or 23.8% more than net income for the six months ended June 30, 1997. Diluted earnings per common share were $0.50 for the six months ended June 30, 1998 and $0.46 for the six months ended June 30, 1997. The increase in net income reflected higher net interest income and noninterest income. The increase in net interest income was driven by growth in interest-earning assets, including strong internal loan growth. Annualized return on average assets and return on average common equity were 1.25% and 15.99%, respectively, for the six months ended June 30, 1998 compared with 1.13% and 16.56%, respectively, for the same period in 1997. Return on average assets and return on average equity excluding amortization of goodwill were 1.39% and 17.82%, respectively, for the six months ended June 30, 1998 compared with 1.24% and 18.18%, respectively, for the same period in 1997. The Company's annualized efficiency ratio, calculated by dividing total noninterest expense (excluding securities losses) by net interest income plus noninterest income, was 57.53% for the six months ended June 30, 1998 and 59.25% for the six months ended June 30, 1997. The Company's efficiency ratio excluding amortization of goodwill was 54.36% for the six months ended June 30, 1998 and 56.62% for the six months ended June 30, 1997.

     Total assets at June 30, 1998 increased to $335.4 million from $315.1 million at June 30, 1997, an increase of $20.3 million or 6.4%. Deposits rose to $307.8 million at June 30, 1998 from $290.3 million at June 30, 1997, an increase of $17.5 million or 6.0%. This increase was attributable to internal growth and a branch acquisition. Total shareholders' equity was $26.5 million at June 30, 1998, representing an increase of $3.3 million or 14.2% over total shareholders' equity of $23.2 million at June 30, 1997.

RESULTS OF OPERATIONS

     NET INTEREST INCOME

     Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Company's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

     Net interest income for the six months ended June 30, 1998 was $6.2 million compared with $5.2 million for the six months ended June 30, 1997, an increase of $1.0 million or 19.2%. The Company's net interest margin on a tax-equivalent basis was 4.15% and 3.95% and net interest spread was 3.19% and 3.06% for the periods ended June 30, 1998 and June 30, 1997, respectively. Net interest income increased as a result of an increase in interest-earning assets derived primarily from growth in loans and securities. Loans increased to $141.1 million for the six months ended June 30, 1998 from $120.8 million for the six months ended June 30, 1997, an increase of $20.3 million or 16.8%. Home equity loans accounted for a significant portion of this growth.

     The increase in the net interest margin for the first half of 1998 compared with the first half of 1997 reflects a three basis point increase in the yield on average interest-earning assets and a 10 basis point decrease in the cost of interest-bearing liabilities. The yield on average interest-earning assets increased to 7.15% for the six months ended June 30, 1998 from 7.12% for the six months ended June 30, 1997, due primarily to higher-yielding loans and securities. The cost of interest-bearing liabilities decreased to 3.96% for the six months ended June 30, 1998 from 4.06% for the six months ended June 30, 1997, due mainly to the lower cost of the funds acquired in the Angleton Acquisition.

     The following table presents for the periods indicated the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Except as indicated in the footnotes, no tax-equivalent adjustments were made and all average balances are daily average balances. There were no nonaccruing loans at either June 30, 1998 or June 30, 1997.

                                                                 SIX MONTHS ENDED JUNE 30,
                                           ----------------------------------------------------------------------
                                                         1998                                 1997
                                           ---------------------------------    ---------------------------------
                                             AVERAGE      INTEREST   AVERAGE      AVERAGE      INTEREST   AVERAGE
                                           OUTSTANDING    EARNED/    YIELD/     OUTSTANDING    EARNED/    YIELD/
                                             BALANCE       PAID       RATE        BALANCE       PAID       RATE
                                           -----------    -------    -------    -----------    -------    -------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
    Loans...............................    $ 129,228     $ 5,568      8.62%     $ 115,424     $4,953       8.58%
    Securities(1).......................      169,988       5,175      6.09        150,656      4,563       6.06
    Federal funds sold and other
      temporary investments.............        4,789         127      5.30          4,626        116       5.02
                                           -----------    -------    -------    -----------    -------    -------
         Total interest-earning
           assets.......................      304,005      10,870      7.15%       270,706      9,632       7.12%
                                                          -------    -------                   -------    -------
    Less allowance for credit losses....       (1,047)                                (916)
                                           -----------                          -----------
         Total interest-earning assets,
           net of allowance.............      302,958                              269,790
Noninterest-earning assets..............       27,141                               24,106
                                           -----------                          -----------
         Total assets...................    $ 330,099                            $ 293,896
                                           ===========                          ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing demand deposits....    $  41,064     $   330      1.61%     $  43,706     $  496       2.27%
    Savings and money market accounts...       78,704       1,376      3.50         57,182        934       3.27
    Certificates of deposit.............      115,919       2,940      5.07        114,698      2,882       5.03
    Federal funds purchased and other
      borrowings........................        2,345          68      5.80          3,755        141       7.51
                                           -----------    -------    -------    -----------    -------    -------
         Total interest-bearing
           liabilities..................      238,032       4,714      3.96%       219,341      4,453       4.06%
                                           -----------    -------    -------    -----------    -------    -------
Noninterest-bearing liabilities:
    Noninterest-bearing demand
      deposits..........................       65,251                               53,109
    Other liabilities...................        1,094                                1,380
                                           -----------                          -----------
         Total liabilities..............      304,377                              273,830
                                           -----------                          -----------
Shareholders' equity....................       25,722                               20,066
                                           -----------                          -----------
         Total liabilities and
           shareholders' equity.........    $ 330,099                            $ 293,896
                                           ===========                          ===========
    Net interest rate spread............                               3.19%                                3.06%
                                                                     =======                              =======
    Net interest income and margin(2)...                  $ 6,156      4.05%                   $5,179       3.83%
                                                          =======    =======                   =======    =======
    Net interest income and margin (tax-
      equivalent basis)(3)..............                  $ 6,308      4.15%                   $5,347       3.95%
                                                          =======    =======                   =======    =======

------------

(1) Yield is based on amortized cost and does not include any component of unrealized gains or losses.

(2) The net interest margin is equal to net interest income divided by average interest-earning assets.

(3) In order to make pre-tax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent adjustment has been computed using a federal income tax rate of 34%.

     The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

                                          SIX MONTHS ENDED JUNE 30,
                                        -----------------------------
                                                1998 VS. 1997
                                        -----------------------------
                                             INCREASE
                                        (DECREASE) DUE TO
                                        ------------------
                                        VOLUME     RATE       TOTAL
                                        ------   ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
     Loans...........................   $  592   $      23  $     615
     Securities......................      586          26        612
     Federal funds sold and other
       temporary investments.........        4           7         11
                                        ------   ---------  ---------
          Total increase in interest
             income..................    1,182          56      1,238
                                        ------   ---------  ---------
Interest-bearing liabilities:
     Interest-bearing demand
       deposits......................      (30)       (136)      (166)
     Savings and money market
       accounts......................      352          90        442
     Certificates of deposit.........       31          27         58
     Federal funds purchased and
       other borrowings..............      (53)        (20)       (73)
                                        ------   ---------  ---------
          Total increase (decrease)
             in interest expense.....      300         (39)       261
                                        ------   ---------  ---------
Increase in net interest income......   $  882   $      95  $     977
                                        ======   =========  =========

PROVISION FOR CREDIT LOSSES

     Provisions for credit losses are charged to income to bring the Company's allowance for credit losses to a level deemed appropriate by management based on the factors discussed under "-- Financial Condition -- Allowance for Credit Losses." The provision for credit losses increased to $144,500 for the six months ended June 30, 1998 from $105,000 for the same time period in 1997, an increase of $39,500 or 37.6%. The increased provision was made by the Company in response to the increase in its loan portfolio, its increased legal lending limit and the changing risk profile in its loan portfolio. The Company had no nonperforming assets at June 30, 1998.

NONINTEREST INCOME

     Noninterest income is an important source of revenue for financial institutions. Service charges on deposit accounts are the largest component of noninterest income and a significant source of revenue to the Company. Noninterest income for the six months ended June 30, 1998 was $1.2 million, an increase of $229,000 or 22.7% from $1.0 million for the same period in 1997 resulting largely from the increase in the number and volume of accounts resulting from the Angleton Acquisition.

     The following table presents for the periods indicated the major categories of noninterest income:

                                         SIX MONTHS ENDED
                                             JUNE 30,
                                       --------------------
                                         1998       1997
                                       ---------  ---------
                                           (DOLLARS IN
                                            THOUSANDS)
Service charges on deposit
  accounts...........................  $   1,074  $     863
Other noninterest income.............        165        147
                                       ---------  ---------
     Total noninterest income........  $   1,239  $   1,010
                                       =========  =========

     NONINTEREST EXPENSE

     In the six month period ended June 30, 1998, noninterest expense increased $588,000 or 16.0% to $4.3 million from $3.7 million for the period ended June 30, 1997. The increase reflected additional expenses resulting from the Angleton Acquisition.

     The following table presents for the periods indicated the major categories of noninterest expense:

                                         SIX MONTHS ENDED
                                             JUNE 30,
                                       --------------------
                                         1998       1997
                                       ---------  ---------
                                           (DOLLARS IN
                                            THOUSANDS)
Salaries and employee benefits.......  $   2,115  $   1,901
Non-staff expenses:
     Net bank premises expense.......        349        314
     Equipment rentals, depreciation
       and maintenance...............        201        185
     Data processing.................        369        291
     Professional fees...............         43         36
     Regulatory assessments..........         35         33
     Ad valorem and franchise
       taxes.........................        101         81
     Goodwill amortization...........        235        163
     Other...........................        806        663
                                       ---------  ---------
          Total noninterest
             expense.................  $   4,254  $   3,667
                                       =========  =========

     Salaries and employee benefits for the six months ended June 30, 1998 was $2.1 million, an increase of $214,000 or 11.3% from $1.9 million in the same period of 1997. The increase was principally due to additional staff associated with the Angleton Acquisition.

     Non-staff expenses increased to $2.1 million for the six month period ended June 30, 1998 from $1.8 million for the same period in 1997, an increase of $374,000 or 21.1%. This increase also was largely due to additional expenses associated with the Angleton Acquisition.

     INCOME TAXES

     Income tax expense includes the regular federal income tax at the statutory rate plus the income tax component of the Texas franchise tax. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expenses. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers' salaries, less interest income on federal securities. The income tax component of the Texas franchise tax was zero in the first six months of 1998 and 1997. During the six months ended June 30, 1998, income tax expense was $939,000 compared with $756,000 for the six months ended June 30, 1997. The effective tax rate for both the six months ended June 30, 1998 and 1997 was 31.3%.

     IMPACT OF INFLATION

     The effects of inflation on the local economy and on the Company's operating results have been relatively modest for the past several years. Since substantially all of the Company's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. The Company tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "-- Financial Condition -- Interest Rate Sensitivity and Liquidity."

FINANCIAL CONDITION

LOAN PORTFOLIO

     Loans, net of unearned interest, were $141.1 million at June 30, 1998, an increase of $20.3 million or 16.8% from $120.8 million at June 30, 1997. The increase was principally due to loans generated under the Company's new home equity loan program and one-to-four family residential loans. The State of Texas passed legislation approving home equity lending effective January 1, 1998. The Company makes home equity loans in amounts up to 80% of the appraised value. At June 30, 1998, home equity loans totaled $4.7 million. In addition to offering competitive mortgage rates, the Company marketed a new 15 year loan product which resulted in an increase in one-to-four family residential loans during the period. Construction and land development loans were $9.4 million at June 30, 1998, an increase of $3.1 million or 49.7% from $6.3 million at June 30, 1997. Growth was primarily due to new home construction in the Houston market.

     The following table summarizes as of the dates indicated the loan portfolio of the Company by type of loan:

                                                           JUNE 30,
                                        -----------------------------------------------
                                                1998                      1997
                                        ---------------------     ---------------------
                                         AMOUNT      PERCENT       AMOUNT      PERCENT
                                        --------     --------     --------     --------
                                                    (DOLLARS IN THOUSANDS)
Commercial and industrial............   $ 12,297         8.7%     $ 12,870        10.7%
Real estate:
     Construction and land
       development...................      9,439         6.7         6,307         5.2
     1-4 family residential..........     64,617        45.8        52,780        43.7
     Home equity.....................      4,711         3.3            --          --
     Commercial mortgages............     16,201        11.5        14,797        12.2
     Farmland........................      5,502         3.9         5,259         4.4
     Multi-family residential........      1,192         0.8           989         0.8
Agriculture..........................      8,444         6.0         7,416         6.1
Consumer.............................     18,677        13.3        20,392        16.9
                                        --------     --------     --------     --------
     Total loans.....................   $141,080       100.0%     $120,810       100.0%
                                        ========     ========     ========     ========

     The lending focus of the Company is on one-to-four family residential, agricultural, small and medium-sized business and consumer loans. The Company offers a variety of commercial lending products including term loans and lines of credit. A broad range of short to medium-term commercial loans, primarily collateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements) and the purchase of equipment and machinery. Historically, the Company has originated loans for its own account and has not securitized its loans. The purpose of a particular loan generally determines its structure. All loans in the one-to-four family residential category were originated by the Company.

     Loans from $200,000 to $500,000 are evaluated and acted upon by an officers' loan committee, which meets weekly. Loans above that amount must be approved by the Directors Loan Committee, which meets monthly.

     Generally, the Company's commercial loans are made in the Company's primary market area and are underwritten on the basis of the borrower's ability to service such debt from income. As a general practice, the Company takes as collateral a lien on any available real estate, equipment or other assets owned by the borrower and obtains a personal guaranty of the borrower. Working capital loans are primarily collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets. As a result, commercial loans involve additional complexities, variables and risks and require more thorough underwriting and servicing than other types of loans.

     In addition to commercial loans secured by real estate, the Company makes commercial mortgage loans to finance the purchase of real property which generally consists of real estate with completed structures. The Company's commercial mortgage loans are secured by first liens on real estate, typically have variable interest rates and amortize over a ten to 15 year period. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. The Company seeks to minimize these risks in a variety of ways, including giving careful consideration to the property's operating history, future operating projections, current and projected occupancy, location and physical condition in connection with underwriting these loans. The underwriting analysis also includes credit verification, appraisals and a review of the financial condition of the borrower.

     Additionally, a portion of the Company's lending activity has consisted of the origination of one-to-four family residential mortgage loans collateralized by owner-occupied properties located in the Company's market areas. The Company offers a variety of mortgage loan products which generally are amortized over five to 25 years. Loans collateralized by one-to-four family residential real estate generally have been originated in amounts of no more than 89% of appraised value or have mortgage insurance. The Company requires mortgage title insurance and hazard insurance.

     The Company makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate and have floating interest rates. The Company conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in the Company's construction lending activities. In keeping with the community-oriented nature of its customer base, the Company provides construction and permanent financing for churches located within its market area. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, and the project is of uncertain value prior to its completion. Because of uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If the Company is forced to foreclose on a project prior to completion, there is no assurance that the Company will be able to recover all of the unpaid portion of the loan. In addition, the Company may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminable period of time. While the Company has underwriting procedures designed to identify what it believes to be acceptable levels of risks in construction lending, no assurance can be given that these procedures will prevent losses from the risks described above.

     Consumer loans made by the Company include direct "A"-credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of collateral and size of loan. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans.

     The Company provides agricultural loans for short-term crop production, farm equipment financing and agricultural real estate financing. The Company evaluates agricultural borrowers primarily based on their historical profitability, level of experience in their particular agricultural industry, overall financial capacity and the availability of secondary collateral to withstand economic and natural variations common to the industry. Because agricultural loans present a higher level of risk associated with events caused by nature, the Company routinely makes on-site visits and inspections in order to monitor and identify such risks.

     The contractual maturity ranges of the commercial and industrial and construction and land development portfolios and the amount of such loans with predetermined interest rates and floating interest rates in each maturity range as of June 30, 1998 are summarized in the following table:

                                                           JUNE 30, 1998
                                        ---------------------------------------------------
                                                      AFTER ONE
                                        ONE YEAR       THROUGH      AFTER FIVE
                                         OR LESS     FIVE YEARS        YEARS        TOTAL
                                        ---------    -----------    -----------   ---------
                                                      (DOLLARS IN THOUSANDS)
Commercial and industrial............    $ 5,875       $ 5,626        $   796     $  12,297
Construction and land development....      3,528         2,800          3,111         9,439
                                        ---------    -----------    -----------   ---------
     Total...........................    $ 9,403       $ 8,426        $ 3,907     $  21,736
                                        =========    ===========    ===========   =========
Loans with a predetermined interest
  rate...............................    $ 3,060       $ 6,264        $   703     $  10,027
Loans with a floating interest
  rate...............................      6,343         2,162          3,204        11,709
                                        ---------    -----------    -----------   ---------
     Total...........................    $ 9,403       $ 8,426        $ 3,907     $  21,736
                                        =========    ===========    ===========   =========

     NONPERFORMING ASSETS

     The Company has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. The Company has established underwriting guidelines to be followed by its officers. The Company also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

     The Company has historically had strong asset quality. There were no nonperforming assets (nonaccrual loans, restructured loans and other real estate) at June 30, 1998 compared with $144,000 at June 30, 1997 which consisted of a single one-to-four family property which was sold later in the year at a loss of $8,500. The Company records real estate acquired by foreclosure at the lesser of the outstanding loan balance or the fair value at the time of foreclosure, less estimated costs to sell.

     The Company requires appraisals on loans secured by real estate. With respect to potential problem loans, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for credit losses.

     The Company generally places a loan on nonaccrual status and ceases accruing interest when the payment of principal or interest is delinquent for 90 days, or earlier in some cases, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. The Company generally charges off all loans before attaining nonaccrual status.

     The following table presents information regarding nonperforming assets at June 30, 1998 and June 30, 1997:

                                             JUNE 30,
                                       --------------------
                                         1998       1997
                                       ---------  ---------
                                           (DOLLARS IN
                                            THOUSANDS)
Nonaccrual loans.....................  $      --  $      --
Restructured loans...................         --         --
Other real estate....................         --        144
                                       ---------  ---------
     Total nonperforming assets......  $      --  $     144
                                       =========  =========
Nonperforming assets to total loans
  and other real estate..............       0.00%      0.12%

     ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is a reserve established through charges to earnings in the form of a provision for credit losses. Management has established an allowance for credit losses which it believes is adequate for estimated losses in the Company's loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for credit losses to the Bank's Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by industry of the Company's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, the evaluation of its loan portfolio by the loan review function and the annual examination of the Company's financial statements by its independent auditors. Charge-offs occur when loans are deemed to be uncollectible.

     Although the Company does not determine the total allowance based upon the amount of loans in a particular type or category, risk elements attributable to particular loan types or categories are considered in assessing the quality of individual loans. These risk elements include, but are not limited to, the following: (i) in the case of single family residential real estate loans, the borrower's ability to repay the loan, including debt to income ratio and employment and income stability, the loan to value ratio, and the age, condition and marketability of collateral; (ii) for non-farm non-residential loans and multifamily residential loans, the debt service coverage ratio (income from the property in excess of operating expenses compared to loan payment requirements), operating results of the owner in the case of owner-occupied properties, the loan to value ratio, the age and condition of the collateral and the volatility of income, property value and future operating results typical of properties of that type; (iii) for agricultural real estate loans, the experience and financial capability of the borrower, projected debt service coverage of the operations of the borrower and loan to value ratio; (iv) for construction and land development loans, the perceived feasibility of the project including the ability to sell developed lots or improvements constructed for resale or ability to lease property constructed for lease, the quality and nature of contracts for presale or preleasing if any, experience and ability of the developer and loan to value ratio; (v) for commercial and industrial loans, the operating results of the commercial, industrial or professional enterprise, the borrower's business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category and the value, nature and marketability of collateral; and (vi) for non-real estate agricultural loans, the operating results, experience and financial capability of the borrower, historical and expected market conditions and the value, nature and marketability of collateral. In addition, for each category, the Company considers secondary sources of income and the financial strength and credit history of the borrower and any guarantors.

     The Company follows a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, the Company maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for credit losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Loans classified as "loss" are those loans which are in the process of being charged off.

     In addition to the internally classified loan list and delinquency list of loans, the Company maintains a separate "watch list" which further aids the Company in monitoring loan portfolios. Watch list loans have one or more deficiencies that require attention in the short term or pertinent ratios of the loan account that have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements compared with those of a satisfactory credit. The Company reviews these loans to assist in assessing the adequacy of the allowance for credit losses.

     In order to determine the adequacy of the allowance for credit losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management establishes specific allowances for loans which management believes require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on the Company's historical charge-off experience. The Company then charges to operations a provision for credit losses to maintain the allowance for credit losses at an adequate level determined by the foregoing methodology.

     For the six months ended June 30, 1998, net charge-offs totaled $47,000 or 0.04% of average loans outstanding for the period, compared with $72,000 in net charge-offs or 0.06% of average loans outstanding for the six months ended June 30, 1997. The majority of the charge-offs were loans acquired in acquisitions. During the six months ended June 30, 1998, the Company recorded a provision for credit losses of $144,500 compared with $105,000 for the six months ended June 30, 1997. At June 30, 1998, the allowance totaled $1.1 million, or 0.79% of total loans.

     The following table presents for the periods indicated an analysis of the allowance for credit losses and other related data:

                                       SIX MONTHS ENDED JUNE
                                                30,
                                       ----------------------
                                          1998        1997
                                       ----------  ----------
                                       (DOLLARS IN THOUSANDS)
Average loans outstanding............  $  129,228  $  115,424
                                       ==========  ==========
Gross loans outstanding at end of
  period.............................  $  141,080  $  120,810
                                       ==========  ==========
Allowance for credit losses at
  beginning of period................  $    1,016  $      923
Provision for credit losses..........         145         105
Charge-offs:
     Commercial and industrial.......          (1)        (26)
     Real estate and agriculture.....         (12)        (36)
     Consumer........................         (42)        (25)
Recoveries:
     Commercial and industrial.......           2          13
     Real estate and agriculture.....          --          --
     Consumer........................           6           2
                                       ----------  ----------
Net (charge-offs) recoveries.........         (47)        (72)
                                       ----------  ----------
Allowance for credit losses at end of
  period.............................  $    1,114  $      956
                                       ==========  ==========
Ratio of allowance to end of period
  loans..............................        0.79%       0.79%
Ratio of net charge-offs to average
  loans..............................        0.04        0.06
Ratio of allowance to end of period
  nonperforming loans................          --          --

     The following table describes the allocation of the allowance for credit losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                           JUNE 30,
                                        ----------------------------------------------
                                                1998                     1997
                                        ---------------------    ---------------------
                                                  PERCENT OF               PERCENT OF
                                                   LOANS TO                 LOANS TO
                                        AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS
                                        ------    -----------    ------    -----------
                                                    (DOLLARS IN THOUSANDS)
Balance of allowance for credit
  losses applicable to:
     Commercial and industrial.......   $    8         8.7%      $  --         10.7%
     Real estate.....................       42        72.0           6         66.3
     Agriculture.....................       --         6.0          --          6.1
     Consumer........................       47        13.3           2         16.9
     Unallocated.....................    1,017                     948
                                        ------    -----------    ------    -----------
          Total allowance for credit
             losses..................   $1,114       100.0%      $ 956        100.0%
                                        ======    ===========    ======    ===========

     The Company believes that the allocation of its allowance for credit losses is reasonable. Where management is able to identify specific loans or categories of loans where specific amounts of reserve are required, allocations are assigned to those categories. Federal and state bank regulators also require that a bank maintain a reserve that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations. While the Company's recent rate of charge-offs is low, management is aware that the Company has been operating in an extremely beneficial economic environment. Management of the Company, along with a number of economists, has perceived during the past year an increasing instability in the national and Texas economies and a worldwide economic slowdown that could contribute to job losses and otherwise adversely affect a broad variety of business sectors. In addition, as the Company has grown, its aggregate loan portfolio has increased and as the Company has made a decision to diversify its loan portfolio into areas other than single family mortgage loans, the risk profile of the Company's loans has increased. By virtue of its increased capital levels, the Company is able to make larger loans, thereby increasing the possibility of one bad loan having a larger adverse impact than before. Accordingly, management believes that the maintenance of an unallocated reserve in the current amount is prudent and consistent with regulatory requirements.

     The Company believes that the allowance for credit losses at June 30, 1998 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that the Company will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at June 30, 1998.

     SECURITIES

     The Company uses its securities portfolio both as a source of income and as a source of liquidity. At June 30, 1998, investment securities totaled $158.7 million, an increase of $739,000 from $158.0 million at June 30, 1997. At June 30, 1998, investment securities represented 47.3% of total assets, compared with 50.1% of total assets at June 30, 1997. The yield on the investment portfolio for the six months ended June 30, 1998 was 6.09% compared with a yield of 6.06% for the six months ended June 30, 1997.

     The following table presents the amortized cost and fair value of securities classified as available-for-sale at June 30, 1998:

                                                            JUNE 30, 1998
                                           ------------------------------------------------
                                                          GROSS         GROSS
                                           AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                             COST         GAINS         LOSSES       VALUE
                                           ---------    ----------    ----------    -------
                                                        (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations
  of U.S. government agencies...........    $27,584       $   27        $   20      $27,591
Mortgage-backed securities..............     15,932           40           158       15,814
States and political subdivisions.......      1,263           76            --        1,339
                                           ---------    ----------    ----------    -------
     Total..............................    $44,779       $  143        $  178      $44,744
                                           =========    ==========    ==========    =======

     The following table presents the amortized cost and fair value of securities classified as held-to-maturity at June 30, 1998:

                                                             JUNE 30, 1998
                                           -------------------------------------------------
                                                          GROSS         GROSS
                                           AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                             COST         GAINS         LOSSES       VALUE
                                           ---------    ----------    ----------    --------
                                                        (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations
  of U.S. government agencies...........   $  59,467      $  293        $   22      $ 59,738
Mortgage-backed securities..............      36,327          66           194        36,199
States and political subdivisions.......      12,515          72            39        12,548
Collateralized mortgage obligations.....       5,632          --            12         5,620
                                           ---------    ----------    ----------    --------
     Total..............................   $ 113,941      $  431        $  267      $114,105
                                           =========    ==========    ==========    ========

     Mortgage-backed securities are securities which have been developed by pooling a number of real estate mortgages and are principally issued by federal agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

     At June 30, 1998, 30.0% of the mortgage-backed securities held by the Company had contractual final maturities of more than ten years with a weighted average life of 3.1 years. However, unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because home owners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Therefore, these securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will not be unduly shortened. If interest rates begin to fall, prepayments will increase.

     The following table summarizes the contractual maturity of investment securities (including federal funds sold) and their weighted average yields. Available-for-sale securities are not adjusted for unrealized gains or losses.

                                                                               JUNE 30, 1998
                                          ----------------------------------------------------------------------------------------
                                                                                  AFTER FIVE YEARS
                                                               AFTER ONE YEAR
                                                                    BUT                 BUT
                                          WITHIN ONE YEAR       WITHIN FIVE       WITHIN TEN YEARS    AFTER TEN YEARS
                                                                   YEARS                                                   TOTAL
                                          ----------------    ----------------    ----------------    ----------------    --------
                                          AMOUNT     YIELD    AMOUNT     YIELD    AMOUNT     YIELD    AMOUNT     YIELD     TOTAL
                                          -------    -----    -------    -----    -------    -----    -------    -----    --------
                                                                           (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations
  of U.S. government agencies...........  $16,483    6.06 %   $53,486    6.36 %   $17,081    6.26 %   $   --       -- %   $ 87,050
Mortgage-backed securities..............   3,515     5.74     15,127     6.15     17,928     6.10     15,689     6.18       52,259
States and political subdivisions.......   2,893     4.40      6,669     5.10      3,844     5.10        372     7.14       13,778
Collateralized mortgage obligations.....      --       --      3,286     6.60      2,347     6.69         --       --        5,633
Federal funds sold......................   7,875     5.60         --       --         --       --         --       --        7,875
                                          -------    -----    -------    -----    -------    -----    -------    -----    --------
    Total...............................  $30,766    5.75 %   $78,568    6.22 %   $41,200    6.11 %   $16,061    6.20 %   $166,595
                                          =======    =====    =======    =====    =======    =====    =======    =====    ========


                                          YIELD
                                          -----

U.S. Treasury securities and obligations
  of U.S. government agencies...........  6.28 %
Mortgage-backed securities..............  6.11
States and political subdivisions.......  5.01
Collateralized mortgage obligations.....  6.64
Federal funds sold......................  5.60
                                          -----
    Total...............................  6.10 %
                                          =====

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES ("SFAS 115"). At the date of purchase, the Company is required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

     DEPOSITS

     The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits consist of demand, savings, money market and time accounts. The Company relies primarily on competitive pricing policies and customer service to attract and retain these deposits. The Company does not have any brokered deposits.

     The Company's average total deposits for the six months ended June 30, 1998 were $300.9 million or 12.0% over average total deposits during the same period in 1997. The Company's total deposits at June 30, 1998, were $307.8 million, up $17.6 million or 6.1% over total deposits at June 30, 1997. The increase in deposits is attributable to internal growth.

     The Company's lending and investing activities are funded principally by deposits, approximately 61.5% of which are demand and savings deposits. Average noninterest-bearing deposits at June 30, 1998 increased to $65.3 million compared with $53.1 million for the first six months of 1997, an increase of $12.2 million or 23.0% over 1997. Approximately 21.7% of the average deposits were noninterest-bearing for the six months ended June 30, 1998. As a result, the Company had a total cost of deposits of 3.11% for such period.

     The daily average balances and weighted average rates paid on interest-bearing deposits for the period ended June 30, 1998 are presented below:

                                            SIX MONTHS ENDED
                                              JUNE 30, 1998
                                          ---------------------
                                            AMOUNT      RATE
                                          ----------  ---------
                                               (DOLLARS IN
                                               THOUSANDS)
Interest-bearing checking...............  $   41,064       1.61%
Regular savings.........................       9,842       2.46
Money market savings....................      68,862       3.68
Time deposits...........................     115,919       5.12
                                          ----------  ---------
     Total interest-bearing deposits....     235,687       3.98
Noninterest-bearing deposits............      65,251         --
                                          ----------  ---------
     Total deposits.....................  $  300,938       3.11%
                                          ==========  =========

     The following table sets forth the amount of the Company's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                            JUNE 30, 1998
                                        ----------------------
                                        (DOLLARS IN THOUSANDS)
Three months or less.................          $ 11,888
Over three through six months........             5,734
Over six through 12 months...........            11,130
Over 12 months.......................             3,199
                                        ----------------------
     Total...........................          $ 31,951
                                        ======================

     The Company expects that the majority of the certificates of deposit maturing within one year will renew. Should this not occur, management believes that there will be sufficient cash to fund payments.

     OTHER BORROWINGS

     Deposits are the primary source of funds for the Company's lending and investment activities. Occasionally, the Company obtains additional funds from the Federal Home Loan Bank ("FHLB") and correspondent banks. During 1997, the Company entered into an agreement with Norwest to borrow up to $8.0 million under a reducing, revolving line of credit (the "Line.") At June 30, 1998, the Company had no borrowings under the Line compared with $865,000 under a previous line of credit at June 30, 1997.

     INTEREST RATE SENSITIVITY AND LIQUIDITY

     The Company's Asset Liability and Funds Management Policy provides management with the necessary guidelines for effective funds management, and the Company has established a measurement system for monitoring its net interest rate sensitivity position. The Company manages its sensitivity position within established guidelines.

     Interest rate risk is managed by the Asset Liability Committee ("ALCO"), which is composed of senior officers of the Company, in accordance with policies approved by the Company's Board of Directors. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (ii) an interest rate shock simulation model. The Company has traditionally managed its business to reduce its overall exposure to changes in interest rates.

     The Company manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. The Company does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk.

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.

     The following table sets forth an interest rate sensitivity analysis for the Company at June 30, 1998:

                                                             VOLUMES SUBJECT TO REPRICING WITHIN
                                           ------------------------------------------------------------------------
                                           0-30 DAYS     31-180 DAYS     181-365 DAYS    AFTER ONE YEAR     TOTAL
                                           ---------     -----------     ------------    --------------   ---------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Securities............................   $  15,941      $  14,900       $   28,950        $ 98,894      $ 158,685
  Loans.................................      24,255          6,709           10,431          99,685        141,080
  Federal funds sold and other temporary
    investments.........................       7,974             --               --              --          7,974
                                           ---------     -----------     ------------    --------------   ---------
    Total interest-earning assets.......      48,170         21,609           39,381         198,579        307,739
                                           ---------     -----------     ------------    --------------   ---------
Interest-bearing liabilities:
  Demand, money market and savings
    deposits............................     118,726             --               --              --        118,726
  Certificates of deposit and other time
    deposits............................      11,667         51,235           38,179          19,445        120,526
                                           ---------     -----------     ------------    --------------   ---------
    Total interest-bearing
      liabilities.......................     130,393         51,235           38,179          19,445        239,252
                                           ---------     -----------     ------------    --------------   ---------
Period GAP..............................   $ (82,223)     $ (29,626)      $    1,202        $179,134      $  68,487
Cumulative GAP..........................   $ (82,223)     $(111,849)      $ (110,647)       $ 68,487
Period GAP to total assets..............      (24.51)%        (8.83)%           0.36%          53.41%
Cumulative GAP to total assets..........      (24.51)%       (33.35)%         (32.99)%         20.42%

     Shortcomings are inherent in any GAP analysis since certain assets and liabilities may not move proportionally as interest rates change. In addition to GAP analysis, the Company uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Contractual maturities and repricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Assumptions based on past experience are incorporated into the model for nonmaturity deposit accounts. Based on the Company's June 30, 1998 simulation analysis, the Company estimates that a 200 basis point rise or decline in rates over the next 12 month period would have an impact of less than 6% on its net interest income for the period. The change is relatively small, despite the Company's liability sensitive GAP position. The results are primarily from the behavior of demand, money market and savings deposits. The Company has found that historically interest rates on these deposits change more slowly in a rising rate environment than in a declining rate environment. This assumption is incorporated into the simulation model and is generally not fully reflected in a GAP analysis. The Company maintains an Investment Committee that reviews the Company's interest rate risk position, generally on a quarterly basis.

     As a financial institution, the Company's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of the Company's assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Based upon the nature of the Company's operations, the Company is not subject to foreign exchange or commodity price risk. The Company does not own any trading assets.

     The Company's exposure to market risk is reviewed on a regular basis. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent, and that the goal is to identify and accept the risks.

     Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate the Company on an ongoing basis. During the past three years, the Company's liquidity needs have primarily been met by growth in core deposits, as previously discussed. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, the Company does not generally rely on these external funding sources. The cash and federal funds sold position, supplemented by amortizing investment and loan portfolios, have generally created an adequate liquidity position.

     CAPITAL RESOURCES

     Capital management consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements imposed by the Federal Reserve Board and the Bank is subject to capital adequacy requirements imposed by the FDIC and the Texas Banking Department. Both the Federal Reserve Board and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The risk-based capital standards issued by the Federal Reserve Board require all bank holding companies to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

     The Federal Reserve Board has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

     Pursuant to Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve Board's guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which an insured institution such as the Bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the FDIC's regulations, the Bank is classified "well capitalized" for purposes of prompt corrective action. See "Supervision and Regulation -- The Company" and
"-- The Bank."

     Shareholders' equity increased from $23.2 million at June 30, 1997 to $26.5 million at June 30, 1998, an increase of $3.3 million or 14.2%. This increase was primarily the result of net income of $4.0 million, less dividends paid on Common Stock of approximately $800,000.

     The following table provides a comparison of the Company's and the Bank's leverage and risk-weighted capital ratios as of June 30, 1998 to the minimum and well capitalized regulatory standards:

                                                                     TO BE WELL
                                               MINIMUM            CAPITALIZED UNDER
                                        REQUIRED FOR CAPITAL      PROMPT CORRECTIVE     ACTUAL RATIO AT
                                          ADEQUACY PURPOSES       ACTION PROVISIONS      JUNE 30, 1998
                                        ---------------------    -------------------    ----------------
THE COMPANY
Leverage ratio.......................            3.00%(1)                 N/A                   6.25%
Tier 1 risk-based capital ratio......            4.00%                    N/A                  14.32%
Risk-based capital ratio.............            8.00%                    N/A                  15.08%
THE BANK
Leverage ratio.......................            3.00%(2)                5.00%                  6.21%
Tier 1 risk-based capital ratio......            4.00%                   6.00%                 14.22%
Risk-based capital ratio.............            8.00%                  10.00%                 14.99%

------------
(1) The Federal Reserve Board may require the Company to maintain a leverage ratio of up to 200 basis points above the required minimum.

(2) The FDIC may require the Bank to maintain a leverage ratio of up to 200 basis points above the required minimum.

YEAR 2000 COMPLIANCE

     GENERAL. The Year 2000 risk involves computer programs and computer software that are not able to perform without interruption into the Year 2000. If computer systems do not correctly recognize the date change from December 31, 1999 to January 1, 2000, computer applications that rely on the date field could fail or create erroneous results. Such erroneous results could affect interest, payment or due dates or cause the temporary inability to process transactions, send invoices or engage in similar normal business activities. If these issues are not addressed by the Company, its suppliers and its borrowers, there could be a material adverse impact on the Company's financial condition or results of operations.

     STATE OF READINESS. The Company formally initiated its Year 2000 project and plan in November 1997 to insure that its operational and financial systems will not be adversely affected by Year 2000 problems. The Company has formed a Year 2000 project team and the Board of Directors and management are supporting all compliance efforts and allocating the necessary resources to ensure completion. An inventory of all systems and products (including both information technology ("IT") and non-informational technology ("non-IT") systems) that could be affected by the Year 2000 date change has been developed, verified and categorized as to its importance to the Company and an assessment of all major IT and critical non-IT systems has been completed. This assessment involved inputting test data which simulates the Year 2000 date change into such IT systems and reviewing the system output for accuracy. The Company's assessment of critical non-IT systems involved reviewing such systems to determine whether they were date dependent. Based on such assessment, the Company believes that none of its critical non-IT systems are date dependent. The software for the Company's systems is provided through service bureaus and software vendors. The Company has contacted all of its third party vendors and software providers and is requiring them to demonstrate and represent that the products provided are or will be Year 2000 compliant and has planned a program of testing compliance. The Company's service bureau, which performs substantially all of the Company's data processing functions, has warranted in writing that its software is Year 2000 compliant and pursuant to applicable regulatory guidelines the Company is currently reviewing the results of user group tests performed by the service provider to verify this assertion. The Company believes it would have recourse against the service provider for actual damages incurred by the Company in the event the service provider breaches this warranty. In addition, the Company's compliance with Year 2000 issues has been reviewed by the FDIC in 1998.

     Except as discussed above, the Company has completed the following phases of its Year 2000 plan: (i) recognizing Year 2000 issues, (ii) assessing the impact of Year 2000 issues on the Company's critical systems and (iii) upgrading systems as necessary to resolve those Year 2000 issues which have been identified. The Company is in the final stages of testing and implementing those systems that have been upgraded.

     COSTS OF COMPLIANCE. Management does not expect the costs of bringing the Company's systems into Year 2000 compliance will have a material adverse effect on the Company's financial conditions, results of operations or liquidity. The Company has budgeted $10,000 to address Year 2000 issues. As of June 30, 1998, the Company has not incurred any significant costs in relation to Year 2000. The largest potential risk to the Company concerning Year 2000 is the malfunction of its data processing system. In the event its data processing system does not function properly, the Company is prepared to perform functions manually. The Company believes it is in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance.

     RISKS RELATED TO THIRD PARTIES. The impact of Year 2000 non-compliance by third parties with which the Company transacts business cannot be accurately gauged. The Company identified its largest dollar deposit (aggregate deposits over $500,000) and loan ($250,000 or more) customers and, based on information available to the Company, conducted a preliminary evaluation to determine which of those customers are likely to be affected by Year 2000 issues. The Company then surveyed those customers deemed at risk to determine their readiness with respect to Year 2000 issues, including their awareness of Year 2000 issues, plans to address such issues and progress with respect to such plans. The survey included approximately 71% of all depositors with average balances of $500,000 or greater, which is approximately 10% of its total dollar deposit base, and approximately 53% of its borrowers of $250,000 or more, which is approximately 13% of its total dollar loan base. The responses to these surveys are due by December 31, 1998. As of the date of the Prospectus, approximately 23.6% of such customers have responded to the survey and all of those customers are aware of Year 2000 issues, are in the process of updating their systems and have informed the Company that they believe they will be ready for the Year 2000 date change by the end of 1999. The Company will continue to review such responses as they are returned and will encourage customers to resolve any identified problems. To the extent a problem is identified, the Company intends to monitor the customer's progress in resolving such problem. In the event that Year 2000 noncompliance adversely affects a borrower, the Company may be required to charge-off the loan to that borrower. For a discussion of possible effects of such charge-offs, see "--Contingency Plans" below. In the event that Year 2000 noncompliance causes a depositor to withdraw funds, the Company plans to maintain additional cash on hand. The Company relies on the Federal Reserve for electronic fund transfers and check clearing and understands that the Federal Reserve expects its systems to be Year 2000 compliant by the end of 1998. With respect to its borrowers, the Company includes in its loan documents a Year 2000 disclosure form and an addendum to the loan agreement in which the borrower represents and warrants its Year 2000 compliance to the Company.

     CONTINGENCY PLANS. The Company has finalized its contingency planning with respect to the Year 2000 date change and believes that if its own systems should fail, the Company could convert to a manual entry system for a period of up to six months without significant losses. The Company believes that any mission critical systems could be recovered and operating within seven days. In the event that the Federal

Reserve is unable to handle electronic funds transfers and check clearing, the Company does not expect the impact to be material to its financial condition or results of operations as long as the Company is able to utilize an alternative electronic funds transfer and clearing source. As part of its contingency planning, the Company has reviewed its loan customer base and the potential impact on capital of Year 2000 non-compliance. Based upon such review, using what it considers to be a reasonable worst case scenario, the Company has assumed that certain of its commercial borrowers whose businesses are most likely to be affected by Year 2000 noncompliance would be unable to repay their loans, resulting in charge-offs of loan amounts in excess of collateral values. If such were the case, the Company believes that it is unlikely that its exposure would exceed $300,000, although there are no assurances that this amount will not be substantially higher. The Company does not believe that this amount is material enough for the Company to adjust its current methodology for making provisions to the allowance for credit losses. In addition, the Company plans to maintain additional cash on hand to meet any unusual deposit withdrawal activity.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

OVERVIEW

     Net income was $3.6 million, $2.7 million and $2.3 million for the years ended December 31, 1997, 1996 and 1995, respectively, and diluted earnings per share were $0.92, $0.76 and $0.66 for these same periods. Earnings growth from 1995 to 1996 and from 1996 to 1997 resulted principally from loan growth and branch acquisitions. The Company posted returns on average assets of 1.17%, 1.05% and 1.03% and returns on average equity of 16.32%, 15.36% and 15.56% for the years ended 1997, 1996 and 1995, respectively. The Company posted returns on average assets excluding amortization of goodwill of 1.30%, 1.15% and 1.13% and returns on average equity excluding amortization of goodwill of 18.17%, 16.82% and 16.96% for the years ended December 31, 1997, 1996 and 1995, respectively. The Company's efficiency ratio was 59.48% in 1997, 61.34% in 1996 and 64.85% in 1995. The Company's efficiency ratio excluding amortization of goodwill was 56.43% in 1997, 58.96% in 1996 and 62.61% in 1995.

     Total assets at December 31, 1997, 1996 and 1995 were $320.1 million, $294.0 million and $233.5 million, respectively. Total deposits at December 31, 1997, 1996 and 1995 were $291.5 million, $270.9 million and $214.5 million, respectively, with deposit growth in each period resulting largely from the branch acquisitions in 1996 and 1997. Loans were $120.6 million at December 31, 1997, an increase of $7.2 million or 6.3% from $113.4 million at the end of 1996. Loans were $88.8 million at year end 1995. Shareholders' equity was $24.8 million, $18.8 million and $16.5 million at December 31, 1997, 1996 and 1995, respectively.

RESULTS OF OPERATIONS

     NET INTEREST INCOME

     1997 VERSUS 1996. Net interest income for 1997 was $10.9 million, compared with $8.9 million for 1996, an increase of $2.0 million or 22.5%. The improvement in net interest income for 1997 was mainly due to an increase in total interest-earning assets, primarily in the loan portfolio. During 1997, the yield on interest-earning assets increased eight basis points from 7.08% in 1996 to 7.16% in 1997 primarily due to an increase in the volume of higher-yielding loans. Total funding costs decreased seven basis points from 4.11% in 1996 to 4.04% in 1997 primarily due to an increase in noninterest-bearing deposits. For 1997, the net interest margin on a tax-equivalent basis increased 11 basis points to 4.02% from 3.91% in 1996.

     1996 VERSUS 1995. Net interest income for the Company in 1996 was $8.9 million, an increase of 14.1% over the 1995 level of $7.8 million, due to an increase in the loan portfolio in 1996. For 1996 as a whole, the Company's cost of funds increased eight basis points from 4.03% to 4.11% while asset yields increased two basis points from 7.06% to 7.08%.

     The following table presents for the periods indicated the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Except as indicated in the footnotes, no tax-equivalent adjustments were made and all average balances are daily average balances. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

                                                                          YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------------------------
                                                          1997                                  1996                      1995
                                           ----------------------------------    ----------------------------------    -----------
                                             AVERAGE      INTEREST    AVERAGE      AVERAGE      INTEREST    AVERAGE      AVERAGE
                                           OUTSTANDING    EARNED/     YIELD/     OUTSTANDING    EARNED/     YIELD/     OUTSTANDING
                                             BALANCE        PAID       RATE        BALANCE        PAID       RATE        BALANCE
                                           -----------    --------    -------    -----------    --------    -------    -----------
                                                                           (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Loans.................................    $ 117,586     $10,205       8.68%     $ 104,534     $ 9,136       8.74%     $  81,631
  Securities(1).........................      157,677       9,572       6.07        127,607       7,396       5.80        119,857
  Federal funds sold and other temporary
   investments..........................        3,545         193       5.44          5,743         309       5.38          7,285
                                           -----------    --------    -------    -----------    --------    -------    -----------
    Total interest-earning assets.......      278,808      19,970       7.16%       237,884      16,841       7.08%       208,773
                                                          --------    -------                   --------    -------
  Less allowance for credit losses......         (961)                                 (820)                                 (669)
                                           -----------                           -----------                           -----------
    Total interest-earning assets, net
     of allowance.......................      277,847                               237,064                               208,104
Noninterest-earning assets..............       26,239                                20,141                                16,597
                                           -----------                           -----------                           -----------
    Total assets........................    $ 304,086                             $ 257,205                             $ 224,701
                                           ===========                           ===========                           ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits......    $  42,898     $   915       2.13%     $  35,285     $   741       2.10%     $  30,309
  Savings and money market accounts.....       64,448       2,158       3.35         49,429       1,620       3.28         42,286
  Certificates of deposit...............      113,669       5,785       5.09        105,538       5,359       5.08         96,649
  Federal funds purchased and other
   borrowings...........................        3,030         202       6.67          2,402         203       8.45          1,922
                                           -----------    --------    -------    -----------    --------    -------    -----------
    Total interest-bearing
     liabilities........................      224,045       9,060       4.04%       192,654       7,923       4.11%       171,166
                                           -----------    --------    -------    -----------    --------    -------    -----------
Noninterest-bearing liabilities:
  Noninterest-bearing demand deposits...       57,362                                46,082                                38,077
  Other liabilities.....................          858                                   823                                   542
                                           -----------                           -----------                           -----------
    Total liabilities...................      282,265                               239,559                               209,785
                                           -----------                           -----------                           -----------
Shareholders' equity....................       21,821                                17,646                                14,916
                                           -----------                           -----------                           -----------
    Total liabilities and shareholders'
     equity.............................    $ 304,086                             $ 257,205                             $ 224,701
                                           ===========                           ===========                           ===========
Net interest rate spread................                                3.12%                                 2.97%
                                                                      =======                               =======
Net interest income and margin(2).......                  $10,910       3.91%                   $ 8,918       3.75%
                                                          ========    =======                   ========    =======
Net interest income and margin
 (tax-equivalent basis)(3)..............                  $11,222       4.02%                   $ 9,290       3.91%
                                                          ========    =======                   ========    =======

                                          INTEREST    AVERAGE
                                          EARNED/     YIELD/
                                            PAID       RATE
                                          --------    -------

ASSETS
Interest-earning assets:
  Loans.................................  $ 7,203       8.82%
  Securities(1).........................    7,107       5.93
  Federal funds sold and other temporary
   investments..........................      428       5.88
                                          --------    -------
    Total interest-earning assets.......   14,738       7.06%
                                          --------    -------
  Less allowance for credit losses......

    Total interest-earning assets, net
     of allowance.......................
Noninterest-earning assets..............

    Total assets........................

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits......  $   545       1.80%
  Savings and money market accounts.....    1,328       3.14
  Certificates of deposit...............    4,876       5.05
  Federal funds purchased and other
   borrowings...........................      155       8.06
                                          --------    -------
    Total interest-bearing
     liabilities........................    6,904       4.03%
                                          --------    -------
Noninterest-bearing liabilities:
  Noninterest-bearing demand deposits...
  Other liabilities.....................

    Total liabilities...................

Shareholders' equity....................

    Total liabilities and shareholders'
     equity.............................

Net interest rate spread................                3.03%
                                                      =======
Net interest income and margin(2).......  $ 7,834       3.75%
                                          ========    =======
Net interest income and margin
 (tax-equivalent basis)(3)..............  $ 8,272       3.96%
                                          ========    =======

------------

(1) Yield is based on amortized cost and does not include any component of unrealized gains or losses.

(2) The net interest margin is equal to net interest income divided by average interest-earning assets.

(3) In order to make pre-tax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent adjustment has been computed using a federal income tax rate of 34%.

     The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which can not be segregated have been allocated to rate.

                                                          YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------
                                                 1997 VS. 1996                1996 VS. 1995
                                           -------------------------    --------------------------
                                              INCREASE                      INCREASE
                                             (DECREASE)                    (DECREASE)
                                               DUE TO                        DUE TO
                                           ---------------              ----------------
                                           VOLUME    RATE     TOTAL     VOLUME     RATE     TOTAL
                                           ------    -----    ------    ------    ------    ------
                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans.................................   $1,141    $ (72)   $1,069    $2,020    $  (87)   $1,933
  Securities............................    1,744      432     2,176       460      (171)      289
  Federal funds sold and other temporary
     investments........................     (118)       2      (116)      (91)      (28)     (119)
                                           ------    -----    ------    ------    ------    ------
     Total increase (decrease) in
       interest income..................    2,767      362     3,129     2,389      (286)    2,103
                                           ------    -----    ------    ------    ------    ------
Interest-bearing liabilities:
  Interest-bearing demand deposits......      160       14       174        90       106       196
  Savings and money market accounts.....      493       45       538       224        68       292
  Certificates of deposit...............      413       13       426       449        34       483
  Federal funds purchased and other
     borrowings.........................       53      (54)       (1)       38        10        48
                                           ------    -----    ------    ------    ------    ------
     Total increase in interest
       expense..........................    1,119       18     1,137       801       218     1,019
                                           ------    -----    ------    ------    ------    ------
Increase (decrease) in net interest
  income................................   $1,648    $ 344    $1,992    $1,588    $ (504)   $1,084
                                           ======    =====    ======    ======    ======    ======

     PROVISION FOR CREDIT LOSSES

     The allowance for credit losses at December 31, 1997 was $1.0 million, representing 0.84% of outstanding loans. One year earlier, this ratio was 0.81% of outstanding loans. The provision for credit losses charged against earnings was $190,000 in 1997 compared with $230,000 in 1996. The Company recorded a lower provision in 1997 because it had specific reserves in the amount of $45,000 which were no longer necessary due to the repayment of the related loans. Net loans charged off in 1997 were $97,000 compared with $60,000 in 1996.

     During 1996, the Company made provisions totaling $230,000 to the allowance for credit losses, an increase of $55,000 compared with 1995. Net loans charged off in 1996 were $60,000, compared with $10,000 in loan charge-offs for 1995.

     NONINTEREST INCOME

     For 1997, noninterest income totaled $2.3 million, an increase of $367,000 or 19.3% versus $1.9 million in 1996. The increase was primarily due to the branch acquisitions in Bay City and Angleton and an increase in customer service fees. Noninterest income for 1996 was $1.9 million, a $408,000 or 27.4% increase from 1995 resulting largely from an increase in income from insufficient funds charges and customer service fees.

     The following table presents for the periods indicated the major categories of noninterest income:

                                             YEARS ENDED DECEMBER 31,
                                          -------------------------------
                                            1997       1996       1995
                                          ---------  ---------  ---------
                                              (DOLLARS IN THOUSANDS)
Service charges on deposit accounts.....  $   1,948  $   1,633  $   1,280
Other noninterest income................        316        264        209
                                          ---------  ---------  ---------
     Total noninterest income...........  $   2,264  $   1,897  $   1,489
                                          =========  =========  =========

     NONINTEREST EXPENSE

     For the years ended 1997, 1996 and 1995, noninterest expense totaled $7.8 million, $6.6 million and $6.0 million, respectively. The Company's efficiency ratio showed a positive trend over this period, reflecting the Company's continued success in controlling operating expenses and integrating its branch acquisitions.

     The following table presents for the periods indicated the major categories of noninterest expense:

                                             YEARS ENDED DECEMBER 31,
                                          -------------------------------
                                            1997       1996       1995
                                          ---------  ---------  ---------
                                              (DOLLARS IN THOUSANDS)
Salaries and employee benefits..........  $   3,968  $   3,415  $   3,041
Non-staff expenses
     Net bank premises expense..........        683        604        522
     Equipment rentals, depreciation and
       maintenance......................        375        294        282
     Data processing....................        642        493        387
     Professional fees..................         97        114        103
     Regulatory assessments and FDIC
       insurance........................         63         28        253
     Ad valorem and franchise taxes.....        164        140        115
     Goodwill amortization..............        402        257        209
     Other..............................      1,442      1,289      1,134
                                          ---------  ---------  ---------
          Total noninterest expense.....  $   7,836  $   6,634  $   6,046
                                          =========  =========  =========

     For 1997, noninterest expense totaled $7.8 million, an increase of $1.2 million or 18.2% over $6.6 million in 1996. Salaries and employee benefits for 1997 totaled $4.0 million, an increase of $553,000 or 16.2% over $3.4 million for 1996. Other operating expenses of $1.4 million represented an increase of $153,000 or 11.9% compared with $1.3 million in 1996. These increases were principally due to the Bay City and Angleton branch acquisitions. Total noninterest expenses in 1996 were $6.6 million, a 9.7% increase over the prior year's level of $6.0 million. Salaries and employee benefits in 1996 increased by 12.3% from $3.0 million to $3.4 million.

     INCOME TAXES

     Income tax expense includes the regular federal income tax at the statutory rate plus the income tax component of the Texas franchise tax. The income tax component of the Texas franchise tax was zero in 1997, 1996 and 1995. In 1997 income tax expense was $1.6 million compared with $1.2 million in 1996. The 1995 amount was $781,000. The effective tax rates in 1997, 1996 and 1995, respectively, were 30.8%, 31.4% and 25.2%.

FINANCIAL CONDITION

     LOAN PORTFOLIO

     At December 31, 1997, loans were $120.6 million, an increase of $7.2 million or 6.3% over loans at December 31, 1996 of $113.4 million. The growth in the loan portfolio was due to continued strong loan demand, especially in the real estate area. At December 31, 1997, total loans were 41.4% of deposits and 37.7% of total assets. At December 31, 1996, total loans were 41.9% of deposits and 38.6% of total assets.

     Loans increased 27.7% during 1996 from $88.8 million at December 31, 1995 to $113.4 million at December 31, 1996. The loan growth during 1996 was spread between real estate and consumer loans. One-to-four family residential loans increased from $40.3 million at December 31, 1995 to $49.8 million at year end 1996. Consumer loans also had a substantial increase from $13.3 million at year end 1995 to $21.3 million at year end 1996.

     The following table summarizes as of the dates indicated the loan portfolio of the Company by type of loan:

                                                                             DECEMBER 31,
                                       -----------------------------------------------------------------------------------------
                                               1997                   1996                   1995                   1994
                                       --------------------   --------------------   --------------------   --------------------
                                        AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                        (DOLLARS IN THOUSANDS)
Commercial and industrial............  $  11,611       9.6%   $  10,633       9.4%   $  10,445      11.8%   $   9,479      12.4%
Real estate:
 Construction and land
   development.......................      6,453       5.3        5,021       4.4        2,507       2.8        2,139       2.8
 1-4 family residential..............     53,625      44.5       49,845      44.0       40,331      45.4       37,247      48.7
 Commercial mortgages................     16,277      13.5       14,376      12.7       12,835      14.5        9,520      12.5
 Farmland............................      5,804       4.8        5,468       4.8        3,989       4.5        3,529       4.6
 Multi-family residential............        937       0.8        1,068       0.9          716       0.8           64       0.0
Agriculture..........................      6,359       5.3        5,686       5.0        4,666       5.2        4,605       6.0
Consumer.............................     19,512      16.2       21,285      18.8       13,308      15.0        9,960      13.0
                                       ---------       ---    ---------       ---    ---------       ---    ---------       ---
 Total loans.........................  $ 120,578     100.0%   $ 113,382     100.0%   $  88,797     100.0%   $  76,543     100.0%
                                       =========       ===    =========       ===    =========       ===    =========       ===

                                               1993
                                       --------------------
                                        AMOUNT     PERCENT
                                       ---------   --------

Commercial and industrial............  $   4,466       7.8%
Real estate:
 Construction and land
   development.......................      2,495       4.4
 1-4 family residential..............     26,815      46.7
 Commercial mortgages................      7,152      12.5
 Farmland............................      3,149       5.5
 Multi-family residential............        132       0.0
Agriculture..........................      3,060       5.3
Consumer.............................     10,226      17.8
                                       ---------       ---
 Total loans.........................  $  57,495     100.0%
                                       =========       ===

     The contractual maturity ranges of the commercial and industrial and construction and land development portfolios and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 1997 are summarized in the following table:

                                                         DECEMBER 31, 1997
                                        ----------------------------------------------------
                                                      AFTER ONE
                                        ONE YEAR       THROUGH       AFTER FIVE
                                         OR LESS      FIVE YEARS        YEARS        TOTAL
                                        ---------    ------------    -----------   ---------
                                                       (DOLLARS IN THOUSANDS)
Commercial and industrial............    $ 4,337        $6,815         $   459     $  11,611
Construction and land development....      1,750         1,747           2,956         6,453
                                        ---------    ------------    -----------   ---------
          Total......................    $ 6,087        $8,562         $ 3,415     $  18,064
                                        =========    ============    ===========   =========
Loans with a predetermined interest
  rate...............................    $ 2,944        $4,805         $   447     $   8,196
Loans with a floating interest
  rate...............................      3,143         3,757           2,968         9,868
                                        ---------    ------------    -----------   ---------
          Total......................    $ 6,087        $8,562         $ 3,415     $  18,064
                                        =========    ============    ===========   =========

     The Company has adopted Statement of Accounting Standards No. 114, ACCOUNTING FOR CREDITORS FOR IMPAIRMENT OF A LOAN ("SFAS 114"), as amended by Statement of Accounting Standards No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN-INCOME RECOGNITION AND DISCLOSURES. Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The fair value of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. The implementation of SFAS Nos. 114 and 118 did not have a material adverse affect on the Company's financial statements.

     NONPERFORMING ASSETS

     The Company's conservative lending approach, as well as a healthy local economy, has resulted in strong asset quality. The Company had no nonperforming assets as of December 31, 1997, 1996 or 1995.

     The following table presents information regarding nonperforming assets at the dates indicated:

                                                           DECEMBER 31,
                                       -----------------------------------------------------
                                         1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS)
Nonaccrual loans.....................  $      --  $      --  $      --  $      --  $      --
Restructured loans...................         --         --         --         --         --
Other real estate....................         --         --         --         15        112
                                       ---------  ---------  ---------  ---------  ---------
     Total nonperforming assets......  $      --  $      --  $      --  $      15  $     112
                                       =========  =========  =========  =========  =========
Nonperforming assets to total loans
  and other real estate..............       0.00%      0.00%      0.00%      0.02%      0.19%

     ALLOWANCE FOR CREDIT LOSSES

     For the year ended 1997, net charge-offs totaled $97,000 or 0.08% of average loans outstanding for the period, compared with $60,000 or 0.06% in net charge-offs during 1996. The Company's net charge-offs totaled $10,000 or 0.01% of average loans outstanding in 1995. During 1997, the Company recorded a provision for credit losses of $190,000 compared with $230,000 for 1996. At December 31, 1997, the allowance totaled $1.0 million, or 0.84% of total loans. The Company made a provision for credit losses of $230,000 during 1996 compared with a provision of $175,000 for 1995. At December 31, 1996, the allowance aggregated $923,000, or 0.81% of total loans. At December 31, 1995, the allowance was $753,000, or 0.85% of total loans.

     The following table presents for the periods indicated an analysis of the allowance for credit losses and other related data:

                                                      YEARS ENDED DECEMBER 31,
                                       -------------------------------------------------------
                                          1997        1996       1995       1994       1993
                                       ----------  ----------  ---------  ---------  ---------
                                                       (DOLLARS IN THOUSANDS)
Average loans outstanding............  $  117,586  $  104,534  $  81,631  $  69,200  $  53,422
                                       ==========  ==========  =========  =========  =========
Gross loans outstanding at end of
  period.............................  $  120,578  $  113,382  $  88,797  $  76,543  $  57,495
                                       ==========  ==========  =========  =========  =========
Allowance for credit losses at
  beginning of period................  $      923  $      753  $     588  $     734  $     745
Provision for credit losses..........         190         230        175        188        155
Charge-offs:
  Commercial and industrial..........         (26)         (9)        (6)       (31)      (119)
  Real estate and agriculture........         (47)         --         (2)      (270)      (120)
  Consumer...........................         (57)        (64)       (24)      (129)      (195)
Recoveries:
  Commercial and industrial..........          15          --         --         17         31
  Real estate and agriculture........           7          --          3         51        152
  Consumer...........................          11          13         19         28         85
                                       ----------  ----------  ---------  ---------  ---------
Net (charge-offs) recoveries.........         (97)        (60)       (10)      (334)      (166)
                                       ----------  ----------  ---------  ---------  ---------
Allowance for credit losses at end of
  period.............................  $    1,016  $      923  $     753  $     588  $     734
                                       ==========  ==========  =========  =========  =========
Ratio of allowance to end of period
  loans..............................        0.84%       0.81%      0.85%      0.77%      1.28%
Ratio of net charge-offs to average
  loans..............................        0.08        0.06       0.01       0.48       0.31
Ratio of allowance to end of period
  nonperforming loans................          --          --         --         --         --

     The following tables describe the allocation of the allowance for credit losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                            DECEMBER 31,
                                           ----------------------------------------------
                                                   1997                     1996
                                           ---------------------    ---------------------
                                                     PERCENT OF               PERCENT OF
                                                      LOANS TO                 LOANS TO
                                           AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS
                                           ------    -----------    ------    -----------
                                                       (DOLLARS IN THOUSANDS)
Balance of allowance for credit losses
  applicable to:
     Commercial and industrial..........   $   41         9.6%      $   9          9.4%
     Real estate........................       59        68.9          34         66.8
     Agriculture........................       --         5.3          --          5.0
     Consumer...........................       51        16.2           6         18.8
     Unallocated........................      865                     874
                                           ------    -----------    ------    -----------
          Total allowance for credit
             losses.....................   $1,016       100.0%      $ 923        100.0%
                                           ======    ===========    ======    ===========

                                                                        DECEMBER 31,
                                           -----------------------------------------------------------------------
                                                   1995                     1994                     1993
                                           ---------------------    ---------------------    ---------------------
                                                     PERCENT OF               PERCENT OF               PERCENT OF
                                                      LOANS TO                 LOANS TO                 LOANS TO
                                           AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS
                                           ------    -----------    ------    -----------    ------    -----------
                                                                   (DOLLARS IN THOUSANDS)
Balance of allowance for credit losses
  applicable to:
     Commercial and industrial..........   $   7         11.8%      $  15         12.4%      $   3          7.8%
     Real estate........................      27         68.0          33         68.6         194         69.1
     Agriculture........................      --          5.2          --          6.0          --          5.3
     Consumer...........................       6         15.0           4         13.0           9         17.8
     Unallocated........................     713                      536                      528
                                           ------    -----------    ------    -----------    ------    -----------
          Total allowance for credit
             losses.....................   $ 753        100.0%      $ 588        100.0%      $ 734        100.0%
                                           ======    ===========    ======    ===========    ======    ===========

     SECURITIES

     The following table summarizes the amortized cost of investment securities as of the dates shown (available-for-sale securities are not adjusted for unrealized gains or losses):

                                                                 DECEMBER 31,
                                          ----------------------------------------------------------
                                             1997        1996        1995        1994        1993
                                          ----------  ----------  ----------  ----------  ----------
                                                            (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations
  of U.S. government agencies...........  $   83,160  $   60,830  $   42,147  $   33,037  $   31,892
Mortgage-backed securities..............      64,168      59,382      41,278      34,956      47,282
States and political subdivisions.......      11,829      13,042      15,753      17,440      19,175
Collateralized mortgage obligations.....       8,749      14,341      18,411      36,676      40,415
                                          ----------  ----------  ----------  ----------  ----------
     Total..............................  $  167,906  $  147,595  $  117,589  $  122,109  $  138,764
                                          ==========  ==========  ==========  ==========  ==========

                                       50

     The following table summarizes the contractual maturity of investment securities and their weighted average yields. Available-for-sale securities are not adjusted for unrealized gains or losses.
                                                                              DECEMBER 31, 1997
                                          -----------------------------------------------------------------------------------------
                                                               AFTER ONE YEAR     AFTER FIVE YEARS
                                                                     BUT                 BUT
                                           WITHIN ONE YEAR    WITHIN FIVE YEARS   WITHIN TEN YEARS     AFTER TEN YEARS
                                                                                                                            TOTAL
                                          -----------------   -----------------   -----------------   -----------------   ---------
                                           AMOUNT     YIELD    AMOUNT     YIELD    AMOUNT     YIELD    AMOUNT     YIELD     TOTAL
                                          ---------   -----   ---------   -----   ---------   -----   ---------   -----   ---------
                                                                           (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations
 of U.S. government agencies............  $  28,392   5.97 %  $  54,768   6.27 %  $      --     -- %  $      --     -- %  $  83,160
Mortgage-backed securities..............      2,223   4.85       26,679   6.43       18,249   6.11       17,017   6.24       64,168
States and political subdivisions.......      3,903   4.61        5,107   5.24        2,447   5.80          372   7.24       11,829
Collateralized mortgage obligations.....         --     --        4,258   6.45        4,491   6.13           --     --        8,749
                                          ---------   -----   ---------   -----   ---------   -----   ---------   -----   ---------
   Total................................  $  34,518   5.74 %  $  90,812   6.27 %  $  25,187   6.23 %  $  17,389   6.26 %  $ 167,906
                                          =========   =====   =========   =====   =========   =====   =========   =====   =========


                                          YIELD
                                          -----

U.S. Treasury securities and obligations
 of U.S. government agencies............  6.24 %
Mortgage-backed securities..............  6.23
States and political subdivisions.......  5.21
Collateralized mortgage obligations.....  6.18
                                          -----
   Total................................  6.16 %
                                          =====

     The following table summarizes the carrying value by classification of securities as of the dates shown:

                                                                 DECEMBER 31,
                                          ----------------------------------------------------------
                                             1997        1996        1995        1994        1993
                                          ----------  ----------  ----------  ----------  ----------
                                                            (DOLLARS IN THOUSANDS)
Available-for-sale......................  $   38,612  $   49,342  $   35,452  $   25,411  $       --
Held-to-maturity........................     129,256      98,222      82,053      96,501     138,764
                                          ----------  ----------  ----------  ----------  ----------
     Total..............................  $  167,868  $  147,564  $  117,505  $  121,912  $  138,764
                                          ==========  ==========  ==========  ==========  ==========

     At December 31, 1997, investment securities of $167.9 million increased
$20.3 million from $147.6 million at December 31, 1996, as the Company invested excess deposits from the Angleton Acquisition. At December 31, 1997, investment securities represented 57.6% of total deposits and 52.4% of total assets.
Approximately $66.4 million or 40.0% of the Company's investment securities reprice within one year.

     Investment securities increased from $117.5 million at December 31, 1995 to $147.6 million at December 31, 1996, largely due to the Bay City branch acquisition.

     The following tables present the amortized cost and fair value of securities classified as available-for-sale at December 31, 1997, 1996 and 1995:

                                                         DECEMBER 31, 1997                              DECEMBER 31, 1996
                                          ------------------------------------------------    -------------------------------------
                                                         GROSS         GROSS                                 GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED     FAIR      AMORTIZED    UNREALIZED    UNREALIZED
                                            COST         GAINS         LOSSES       VALUE       COST         GAINS         LOSSES
                                          ---------    ----------    ----------    -------    ---------    ----------    ----------
                                                                           (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations
  of U.S. government agencies...........   $19,988        $ 56          $ --       $20,044     $29,980        $127          $ --
Mortgage-backed securities..............    17,299          62           258        17,103      17,952          43           306
States and political subdivisions.......     1,363         102            --         1,465       1,441         105            --
                                          ---------    ----------    ----------    -------    ---------    ----------    ----------
    Total...............................   $38,650        $220          $258       $38,612     $49,373        $275          $306
                                          =========    ==========    ==========    =======    =========    ==========    ==========


                                           FAIR
                                           VALUE
                                          -------

U.S. Treasury securities and obligations
  of U.S. government agencies...........  $30,107
Mortgage-backed securities..............   17,689
States and political subdivisions.......    1,546
                                          -------
    Total...............................  $49,342
                                          =======

                                                          DECEMBER 31, 1995
                                           ------------------------------------------------
                                                          GROSS         GROSS
                                           AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                             COST         GAINS         LOSSES       VALUE
                                           ---------    ----------    ----------    -------
                                                        (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations
  of U.S. government agencies...........    $20,247       $   69        $   --      $20,316
Mortgage-backed securities..............     13,860           --           294       13,566
States and political subdivisions.......      1,429          141            --        1,570
                                           ---------    ----------    ----------    -------
     Total..............................    $35,536       $  210        $  294      $35,452
                                           =========    ==========    ==========    =======

     The following tables present the amortized cost and fair value of securities classified as held-to-maturity at December 31, 1997, 1996 and 1995:

                                                          DECEMBER 31, 1997                              DECEMBER 31, 1996
                                          -------------------------------------------------    -------------------------------------
                                                         GROSS         GROSS                                  GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED      FAIR      AMORTIZED    UNREALIZED    UNREALIZED
                                            COST         GAINS         LOSSES       VALUE        COST         GAINS         LOSSES
                                          ---------    ----------    ----------    --------    ---------    ----------    ----------
                                                                            (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations
  of U.S. government agencies...........  $ 63,171        $244          $ 20       $ 63,395     $30,849        $121          $121
Mortgage-backed securities..............    46,871         369           219         47,021      41,431          90           704
States and political
  subdivisions..........................    10,465         141            --         10,606      11,601         173            18
Collateralized mortgage
  obligations...........................     8,749          19            15          8,753      14,341          --           103
                                          ---------    ----------    ----------    --------    ---------    ----------    ----------
    Total...............................  $129,256        $773          $254       $129,775     $98,222        $384          $946
                                          =========    ==========    ==========    ========    =========    ==========    ==========


                                           FAIR
                                           VALUE
                                          -------

U.S. Treasury securities and obligations
  of U.S. government agencies...........  $30,849
Mortgage-backed securities..............   40,817
States and political
  subdivisions..........................   11,756
Collateralized mortgage
  obligations...........................   14,238
                                          -------
    Total...............................  $97,660
                                          =======

                                                          DECEMBER 31, 1995
                                           ------------------------------------------------
                                                          GROSS         GROSS
                                           AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                             COST         GAINS         LOSSES       VALUE
                                           ---------    ----------    ----------    -------
                                                        (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations
  of U.S. government agencies...........    $21,900       $   21        $  169      $21,752
Mortgage-backed securities..............     27,417            6           420       27,003
States and political subdivisions.......     14,324          248            40       14,532
Collateralized mortgage obligations.....     18,412            1           238       18,175
                                           ---------    ----------    ----------    -------
     Total..............................    $82,053       $  276        $  867      $81,462
                                           =========    ==========    ==========    =======

DEPOSITS

     Deposits at December 31, 1997 were $291.5 million, an increase of $20.6 million, or 7.6% from $270.9 million at December 31, 1996. The increase was mainly due to the Angleton Acquisition in the second quarter of 1997.
Noninterest-bearing deposits of $61.4 million at December 31, 1997 increased
$6.2 million, or 11.2% from $55.2 million at December 31, 1996.
Noninterest-bearing deposits as of December 31, 1996 were $55.2 million compared with $42.9 million at December 31, 1995. Interest-bearing deposits were $215.7 million, up $44.0 million or 25.6% from $171.7 million at December 31, 1995. The
Company does not accept brokered deposits. Total deposits at December 31, 1995 were $214.6 million.

     The daily average balances and weighted average rates paid on deposits for each of the years ended December 31, 1997, 1996 and 1995 are presented below:

                                                            YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------
                                                 1997                 1996                 1995
                                           ----------------     ----------------     ----------------
                                            AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE
                                           --------    ----     --------    ----     --------    ----
                                                             (DOLLARS IN THOUSANDS)
Interest-bearing checking...............   $ 42,898    2.13%    $ 35,285    2.10%    $ 30,309    1.80%
Regular savings.........................      9,215    2.32        7,674    2.46        6,772    2.47
Money market savings....................     55,233    3.50       41,755    3.43       35,514    3.27
Time deposits...........................    113,669    5.08      105,538    5.08       96,649    5.05
                                           --------    ----     --------    ----     --------    ----
     Total interest-bearing deposits....    221,015    4.00      190,252    4.06      169,244    3.99
Noninterest-bearing deposits............     57,362      --       46,082      --       38,077      --
                                           --------    ----     --------    ----     --------    ----
     Total deposits.....................   $278,377    3.18%    $236,334    3.27%    $207,321    3.26%
                                           ========    ====     ========    ====     ========    ====

     The following table sets forth the amount of the Company's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                             DECEMBER 31, 1997
                                           ----------------------
                                           (DOLLARS IN THOUSANDS)
Three months or less....................          $  1,567
Over three through six months...........             3,370
Over six through 12 months..............            11,992
Over 12 months..........................             6,226
                                           ----------------------
     Total..............................          $ 23,155
                                           ======================

     OTHER BORROWINGS

     Deposits are the primary source of funds for the Company's lending and investment activities. Occasionally, the Company obtains additional funds from the FHLB and correspondent banks. At December 31, 1997, the Company had borrowings of $2.8 million compared to zero at both December 31, 1996 and 1995.

     At December 31, 1997, the Company had no outstanding borrowings under the Line extended by a commercial bank. During 1997, the Company paid off the outstanding balance under a similar agreement (the "Old Line") with another commercial bank. At December 31, 1996 and 1995, borrowings under the Old Line totaled $3.3 million and $1.5 million, respectively.

     INTEREST RATE SENSITIVITY AND LIQUIDITY

     The following table sets forth an interest rate sensitivity analysis for the Company at December 31, 1997:

                                                      VOLUMES SUBJECT TO REPRICING WITHIN
                                          -----------------------------------------------------------
                                             0-30       31-180     181-365        AFTER
                                             DAYS        DAYS        DAYS       ONE YEAR      TOTAL
                                          ----------  ----------  ----------    ---------   ---------
                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Securities..........................  $    9,644  $   36,432  $   20,379    $ 101,413   $ 167,868
    Loans...............................      16,621      18,020      12,279       73,658     120,578
    Other temporary investments.........         198          --          --           --         198
                                          ----------  ----------  ----------    ---------   ---------
         Total interest-earning
           assets.......................      26,463      54,452      32,658      175,071     288,644
                                          ----------  ----------  ----------    ---------   ---------
Interest-bearing liabilities:
    Demand, money market and savings
      deposits..........................     119,770          --          --           --     119,770
    Certificates of deposit and other
      time deposits.....................      18,495      46,730      30,773       14,302     110,300
    Federal funds purchased and FHLB
      advances..........................       2,800          --          --           --       2,800
                                          ----------  ----------  ----------    ---------   ---------
         Total interest-bearing
           liabilities..................     141,065      46,730      30,773       14,302     232,870
                                          ----------  ----------  ----------    ---------   ---------
         Period GAP.....................  $ (114,602) $    7,722  $    1,885    $ 160,769   $  55,774
         Cumulative GAP.................  $ (114,602) $ (106,880) $ (104,995)   $  55,774
         Period GAP to total assets.....      (35.80)%       2.41%       0.59%      50.22%
         Cumulative GAP to total
           assets.......................      (35.80)%     (33.39)%     (32.80)%     17.42%

See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Interest Rate Sensitivity and Liquidity" for the six months ended June 30, 1998 and June 30, 1997 for a discussion of the Company's policies regarding asset and liability risk management.

     CAPITAL RESOURCES

     Shareholders' equity increased to $24.8 million at December 31, 1997 from $18.8 million at December 31, 1996, an increase of $6.0 million or 31.9%. This increase was primarily the result of net income of $3.6 million plus a Common Stock issuance of $3.0 million, less dividends paid on Common Stock of $574,000. During 1996, shareholders' equity increased by $2.3 million or 13.9% from $16.5 million at December 31, 1995.

     The following table provides a comparison of the Company's and the Bank's leverage and risk-weighted capital ratios as of December 31, 1997 to the minimum and well capitalized regulatory standards:

                                                             TO BE WELL CAPITALIZED
                                        MINIMUM REQUIRED          UNDER PROMPT
                                           FOR CAPITAL          CORRECTIVE ACTION        ACTUAL RATIO AT
                                        ADEQUACY PURPOSES          PROVISIONS           DECEMBER 31, 1997
                                        -----------------    -----------------------    ------------------
THE COMPANY
Leverage ratio.......................          3.00%(1)           N/A                           6.30%
Tier 1 risk-based capital ratio......          4.00%              N/A                          14.94%
Risk-based capital ratio.............          8.00%              N/A                          15.73%
THE BANK
Leverage ratio.......................          3.00%(2)                5.00%                    6.13%
Tier 1 risk-based capital ratio......          4.00%                   6.00%                   14.80%
Risk-based capital ratio.............          8.00%                  10.00%                   15.59%

------------

(1) The Federal Reserve Board may require the Company to maintain a leverage ratio of up to 200 basis points above the required minimum.

(2) The FDIC may require the Bank to maintain a leverage ratio of up to 200 basis points above the required minimum.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following is a list of all of the directors and executive officers of the Company and members of the Executive Committee of the Bank, their respective positions with the Company and the Bank and their ages.

                    NAME                         POSITION                  AGE
------------------------------------------------------------------------   ---
Harry Bayne........................ Director of the Company                58
Robert L. Benter................... President of the Bank's Post Oak       46
                                    Banking Center; Member of the
                                    Executive Committee of the Bank
Donald A. Bolton, Jr............... President of the Bank's Victoria       49
                                    Banking Center; Member of the
                                    Executive Committee of the Bank
James A. Bouligny.................. Director of the Company                62
J.T. Herin......................... Director of the Company                82
Randy D. Hester.................... President of the Bank's West Columbia  40
                                    Banking Center; Member of the
                                    Executive Committee of the Bank
David Hollaway..................... Treasurer and Chief Financial Officer  42
                                    of the Company and Senior Vice
                                    President and Chief Financial
                                    Officer of the Bank
Tracy T. Rudolph................... Chairman of the Board and President    59
                                    of the Company and Chairman of the
                                    Board of the Bank
Charles M. Slavik.................. Director of the Company                82
Harrison Stafford.................. Director of the Company                86
Robert Steelhammer................. Director of the Company                57
David Zalman....................... Director and Vice President/Secretary  42
                                    of the Company; Director and
                                    President of the Bank

     HARRY BAYNE. Mr. Bayne has been a director of the Company since 1989. He is President and Chief Executive Officer of Varitec Industries, Inc. in Houston. Since 1967, Mr. Bayne has served as President of Bayne TV & Appliance Co., a subsidiary of Varitec Industries, Inc. Mr. Bayne is active in the Houston and Bay Area Chambers of Commerce.

     ROBERT L. BENTER. Mr. Benter, President of the Bank's Post Oak Banking Center in Houston, joined the Bank in 1992 as an Executive Vice President and senior lending officer. From 1988 to 1992, he served as an Executive Vice President of Compass Bank-Houston. From 1978 to 1988, Mr. Benter was employed by First Republic Bank-San Felipe and attained the position of Banking Center President. Mr. Benter began his banking career in 1974 at Community Bank in Austin.

     DONALD A. BOLTON, JR. Mr. Bolton has been President of the Bank's Victoria Banking Center since 1993 and currently oversees all of the Bank's lending activity outside of Houston. Prior to joining the Bank, Mr. Bolton was employed by First Victoria National Bank for 20 years, progressing from Senior Vice President to Chief Lending Officer.

     JAMES A. BOULIGNY. Mr. Bouligny has been a director of the Company since 1991. Mr. Bouligny is a name partner in the El Campo law firm of Duckett, Bouligny & Collins, LLP. Mr. Bouligny received a Bachelor of Business Administration degree and a Juris Doctor degree from the University of Texas. Mr. Bouligny's civic activities include a 24 year tenure as a member of the Board of Directors of Wharton County Junior College. He is currently a member of the MG and Lillie Johnson Foundation.

     J.T. HERIN. Mr. Herin has been a director of the Company since 1989. His affiliation with the Bank started in 1953 with his election to the Board of Directors. He is the owner of the J-Bar Ranch in Ganado.

     RANDY D. HESTER. Mr. Hester is President of the Bank's West Columbia Banking Center. He joined the Bank in 1991 as Manager of the Loan Function and Operations of the Cuero Banking Center. Prior to joining the Bank, Mr. Hester was President of Texas Premier Bank in Victoria and held various lending and management positions at its affiliate, Bank of Kerrville. Mr. Hester began his banking career in 1978 at First City-Windsor Park Bank in San Antonio.

     DAVID HOLLAWAY. Mr. Hollaway has been Senior Vice President and Chief Financial Officer of the Bank since 1992 and Treasurer of the Company since 1993. He became Chief Financial Officer of the Company in 1998. From 1990 to 1992, Mr. Hollaway worked for the Resolution Trust Corporation in its Gulf Coast Consolidated Office in Houston. From 1988 to 1990, he worked as the Cost Accounting Manager of San Jacinto Savings Association in Bellaire, Texas. From 1981 to 1988, Mr. Hollaway was Vice President-Auditor of South Main Bank in Houston. Mr. Hollaway is a Certified Public Accountant.

     TRACY T. RUDOLPH. Mr. Rudolph founded the Company in 1983 and has served as Chairman of the Board since its inception. From 1980 to 1986, Mr. Rudolph was Chairman and Chief Executive Officer of South Main Bank in Houston. Prior to that, he worked at Town & Country Bank in Houston from 1972 to 1980, where he became Chairman and Chief Executive Officer prior to the bank's acquisition by Allied Bancshares, Inc. Mr. Rudolph has over 35 years of commercial banking experience.

     CHARLES M. SLAVIK. Mr. Slavik has been a director of the Company since 1993 and was a founding director of the Bank in 1949. Mr. Slavik is currently Chairman of the Board of both Slavik's, Inc. and Slavik's Funeral Home. Mr. Slavik attended St. Edward's University and Landig College of Mortuary Science. He was commissioned as a Second Lieutenant in World War II and was released from active duty as a Captain in 1946. Mr. Slavik has served as a member of the Edna Rotary Club, Veterans of Foreign Wars, the Edna Hospital Board and the Chamber of Commerce. From 1959 to 1963, Mr. Slavik served as Mayor of Edna.

     HARRISON STAFFORD. Mr. Stafford has been a director of the Company since 1987 and was involved in the founding of the Bank in 1949. Mr. Stafford engages in farming, ranching and investments. Mr. Stafford graduated from the University of Texas, where he was a three year All-Conference football player. Mr. Stafford has been inducted into the National Collegiate Football Hall of Fame, the University of Texas Hall of Fame and the Texas High School Hall of Fame. Mr. Stafford has participated actively in the Edna Rotary Club and the University of Texas Ex's Association, and has served as president of the Edna Independent School District Board and as a member of the Lavaca Navidad River Authority.

     ROBERT STEELHAMMER. Mr. Steelhammer has been a director of the Company since its inception. Mr. Steelhammer is a name partner with the law firm of Steelhammer & Miller, P.C. in Houston. He received a Bachelor of Science degree from the University of Texas and a Juris Doctor degree from South Texas College of Law. He is a member of the State Bar of Texas, a registered professional engineer for the State of Texas and a member of the American Institute of Chemical Engineers.

     DAVID ZALMAN. Mr. Zalman joined the Bank as President in 1986 and became a director and Vice President/Secretary of the Company in 1987. From 1978 to 1986, Mr. Zalman was employed by Commercial Bancshares, Inc. in El Campo, beginning as cashier and rising to become Chief Executive Officer. Mr. Zalman received a Bachelor of Business Administration degree in Finance and Marketing from the University of Texas in 1978. He has served as a member of the El Campo City Council, the Edna Rotary Club and the El Campo Lion's Club and as president of the West Wharton County United Way.

     Directors are elected for three year terms, classified into Classes I, II and III. Messrs. Herin, Slavik and Stafford are Class I directors with terms of office expiring on the date of the Company's annual meeting of shareholders in 1999; Messrs. Bayne, Bouligny and Steelhammer are Class II directors with terms of office expiring on the date of the Company's annual meeting of shareholders in 2000; and Messrs. Rudolph and Zalman are Class III directors with terms of office expiring on the date of the Company's annual meeting of shareholders in 2001. Each officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

     The Board of Directors has established Audit and Compensation Committees. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors and matters relating to the Company's internal control systems. In performing its function, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management. The Audit Committee is composed of Messrs. Bayne, Bouligny and Steelhammer, all of whom are outside directors.

     The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. The Compensation Committee is comprised of Messrs. Bayne, Bouligny, Herin, Slavik, Stafford and Steelhammer, all of whom are outside directors.

EMPLOYMENT AGREEMENTS

     Tracy T. Rudolph and David Zalman have entered into employment agreements with the Company. Each agreement is for an initial term of three years and automatically renews each year thereafter unless terminated in accordance with its terms. The employment agreements provide that if the employee is terminated without cause (including constructive termination) or if a change in control of the Company occurs, the employee shall be entitled to receive from the Company a lump sum payment equal to three years' base salary. The employment agreements do not contain non-compete restrictions. The employees have the power to terminate the employment agreements upon 30 days prior notice.

DIRECTOR COMPENSATION

     Directors of the Company receive a $1,250 fee for each Board meeting attended and no fees for each committee meeting attended. Directors of the Bank receive a $350 fee for each Board meeting attended and $300 for each committee meeting attended.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board and President and each of the other two most highly compensated executive officers of the Company whose compensation exceeds $100,000 (determined as of the end of the last fiscal year) for the fiscal years ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                NAME AND                                                     OTHER ANNUAL       ALL OTHER
           PRINCIPAL POSITION               YEAR       SALARY      BONUS     COMPENSATION     COMPENSATION
----------------------------------------  ---------  ----------  ---------   ------------    ---------------
Tracy T. Rudolph........................       1997  $  225,000  $      --      $   --           $ 7,348(1)
  Chairman of the Board and President of
  the Company and Chairman of the Board
  the Bank
David Zalman............................       1997     185,000         --          --             7,630(2)
  Vice President/Secretary of the
  Company and President of the Bank
Robert L. Benter........................       1997      92,500     12,000          --             1,020(3)
  President of the Post Oak Banking
  Center; Member of the Executive
  Committee of the Bank

------------

(1) Consists of contributions by the Company to the 401(k) Plan of $4,750 and premiums paid by the Company on a life insurance policy for the benefit of Mr. Rudolph.

(2) Consists of contributions by the Company to the 401(k) Plan of $4,750 and premiums paid by the Company on two life insurance policies for the benefit of Mr. Zalman.

(3) Consists of contributions by the Company to the 401(k) Plan.

STOCK OPTION PLANS

     The Company has outstanding options to purchase 320,000 shares of Common Stock issued pursuant to a stock option plan approved by the shareholders in 1995 (the "1995 Plan") for executive officers and directors. Under the 1995 Plan, the options vest ratably over a ten year period beginning on the date of the grant; however, no options may be exercised until the optionee has completed five years of employment with the Company after the date of the grant. The options were granted at an average exercise price of $4.75. Compensation expense was not recognized for the options because the options had an exercise price approximating the fair value of the Common Stock at the time of the grant. No options granted under the 1995 Plan will be exercisable until May 31, 2000. Options to purchase an additional 20,000 shares are available for issuance under the 1995 Plan.

     The Company's Board of Directors and shareholders approved a new stock incentive plan in 1998 (the "1998 Plan") which authorizes the issuance of up to 460,000 shares of Common Stock under both "non-qualified" and "incentive" stock options to employees and "non-qualified" stock options to directors who are not employees. Generally, under the 1998 Plan it is intended that the options will vest 60% at the end of the third year following the date of grant and an additional 20% at the end of each of the two following years; however, an individual option may vest as much as 20% at the end of the first or second year following the date of grant if necessary to maximize the "incentive" tax treatment to the optionee for the particular option being granted. Options under the 1998 Plan generally must be exercised within ten years following the date of grant or no later than three months after optionee's termination with the Company, if earlier. The 1998 Plan also provides for the granting of restricted stock awards, stock appreciation rights, phantom stock awards and performance awards on substantially similar terms. No options or other awards have been granted under the 1998 Plan. The 1998 Plan provides that in the event of a change in control of the Company, all options granted immediately vest and become exercisable. In addition, the 1998 Plan permits the Compensation Committee, which administers the 1998 Plan, discretion in the event of a change in control to modify in certain respects the terms of awards under the 1998 Plan, including (i) providing for the payment of cash in lieu of such award,
(ii) limiting the time during which an option may be exercised, (iii) making adjustments to options to reflect the change in control and (iv) providing that options shall be exercisable for another form of consideration in lieu of the Common Stock pursuant to the terms of the transaction resulting in a change in control.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). This statement established fair value based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing its equity investments, which includes stock-based compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Fair value of stock options is determined using an option-pricing model. This statement encourages companies to adopt as prescribed the fair value based method of accounting to recognize compensation expense for employee stock compensation plans. However, it does not require the fair value based method to be adopted but a company must comply with the disclosure requirements set forth in the statement. The Company has continued to apply Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, ("APB 25") and related Interpretations, and, accordingly, will provide the pro forma disclosures of net income and earnings per share.

     OPTIONS GRANTED DURING 1997

     The Company did not grant any options to its executive officers during 1997.

BENEFIT PLAN

     The Company has established a contributory profit sharing plan (the "Plan") pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. At least one year of service is required to be eligible for employer-matching contributions. Participants may contribute up to 15% of their compensation to the Plan. Each year the Company determines, at its discretion, the amount of matching contributions. Total Plan expense charged to the Company's operations for 1997 and 1996 was approximately $87,000 and $72,000, respectively. The Company has expensed $48,000 for 1998 contributions during the period ended June 30, 1998.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors, executive officers and principal shareholders of the Company (I.E., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Company. During 1997, the Company made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Company to executive officers, directors and principal shareholders satisfy the foregoing standards. On June 30, 1998, all of such loans aggregated $3.0 million, which was approximately 14.4% of the Company's Tier 1 capital at such date.

     The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1998, by (i) each director and executive officer of the Company and members of the Executive Committee of the Bank, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock, (iii) all directors and executive officers as a group and (iv) the Selling Shareholders, who will sell 791,783 shares of Common Stock in the Offering. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company. Messrs. Bayne, Bouligny, Herin, Rudolph, Stafford, Steelhammer and Zalman have each been a director of the Company for more than three years. See "Management -- Directors and Executive Officers of the Company."

                                             SHARES BENEFICIALLY                            SHARES BENEFICIALLY
                                                    OWNED                                          OWNED
                                            PRIOR TO THE OFFERING                          AFTER THE OFFERING(1)
                                           -----------------------    NUMBER OF SHARES    ------------------------
            BENEFICIAL OWNER                NUMBER         PERCENT       TO BE SOLD        NUMBER          PERCENT
----------------------------------------   ---------       -------    ----------------    ---------        -------
PRINCIPAL AND OTHER SHAREHOLDERS
----------------------------------------
Dr. Perry Mueller.......................     200,000(2)      5.01%          64,000          136,000          2.77%
Estate of Louis Tittizer................     280,472(3)      7.03              -0-          280,472          5.71
LLPA General Partnership................     228,160(4)      5.72          166,667           61,493          1.25
Joe Zalman, Jr..........................     159,508(5)      4.00           75,000           84,508          1.72

DIRECTORS AND EXECUTIVE OFFICERS
----------------------------------------
Harry Bayne.............................     168,324         4.22           73,615           94,709          1.93
Robert L. Benter........................       2,920(6)      *                 -0-            2,920          *
Donald A. Bolton, Jr....................      12,000(7)      *                 -0-           12,000          *
James A. Bouligny.......................     201,756         5.06           43,750          158,006          3.21
J.T. Herin..............................     100,400         2.52           66,667           33,733          *
Randy D. Hester.........................      14,272(8)      *                 -0-           14,272
David Hollaway..........................       2,000         *                 -0-            2,000
Tracy T. Rudolph........................     320,000(9)      8.02          180,000          140,000          2.85
Charles M. Slavik.......................      43,740(10)     1.10            8,750           34,990          *
Harrison Stafford.......................     132,800(11)     3.33           42,500           90,300          1.84
Robert Steelhammer......................     176,000         4.41           50,000          126,000          2.56
David Zalman............................     387,868(12)     9.72           20,834          367,034          7.47
Directors and Executive Officers as a
  Group.................................   1,562,080        39.15%         486,116        1,075,964         21.89%

------------

   * Denotes ownership of less than 1.0%

 (1) Assumes (i) the issuance of 925,000 shares in the Offering and (ii) the sale of 791,783 shares by the Selling Shareholders.

 (2) Includes 107,144 shares held of record by First National Bank of Lake Jackson as custodian for Dr. Mueller's self-directed IRA and 26,188 shares held of record by First Prosperity Bank as custodian for Dr. Mueller's self-directed IRA. Dr. Mueller's address is 203 That Way, Lake Jackson, Texas 77566.

 (3) The address of Mr. Tittizer's Estate is P. O. Box 519, Edna, Texas 77976.

 (4) LLPA General Partnership's address is 1177 West Loop South, Suite 1450, Houston, Texas 77027.

 (5) Includes 69,776 shares held of record by Zalman Farms, of which Mr. Joe Zalman is a general partner and 53,800 shares held of record by Mr. Joe Zalman's self-directed IRA.

 (6) Includes 920 shares held of record by the Company's 401(k) Plan as custodian for Mr. Benter.

 (7) Includes 8,000 shares held of record by Bolton Brothers Separate Property Investment Partnership, of which Mr. Bolton is a general partner and 4,000 shares held of record by the Company's 401(k) Plan as custodian for Mr. Bolton.

 (8) Includes 8,000 shares held of record by the Company's 401(k) Plan as custodian for Mr. Hester and 4,000 shares held of record by the Company's 401(k) Plan as custodian for Janet L. Hester, the wife of Mr. Hester.

 (9) Includes 4,640 shares held of record by the Company's 401(k) Plan as custodian for Mr. Rudolph.

(10) Includes 38,740 shares held of record by the Charles and Emma Slavik Investment Partnership, of which Mr. Slavik is general partner.

(11) Includes 132,800 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner.

(12) Includes 3,200 shares held of record by Mr. Zalman as custodian for Britain Zalman, the minor son of Mr. Zalman, and 3,200 shares held of record by Mr. Zalman as custodian for Cullen Zalman, the minor son of Mr. Zalman.

                           SUPERVISION AND REGULATION

     The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company shareholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

     The following description summarizes some of the laws to which the Company and the Bank are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. The Company believes that as of the date of this Prospectus it is in compliance in all material respects with these laws and regulations.

THE COMPANY

     The Company is a bank holding company registered under the BHCA, and it is subject to supervision, regulation and examination by the Federal Reserve Board. The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

     REGULATORY RESTRICTIONS ON DIVIDENDS; SOURCE OF STRENGTH. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

     ACTIVITIES "CLOSELY RELATED" TO BANKING. The BHCA prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve Board include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers a number of factors, and weighs the expected benefits to the public (such as greater convenience and increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources,

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decreased or unfair competition, conflicts of interest, or unsound banking practices). The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

     SECURITIES ACTIVITIES. The Federal Reserve Board has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In limited situations, holding companies may be able to use such subsidiaries to underwrite and deal in corporate debt and equity securities.

     SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board's Regulation Y, for example, generally requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve Board could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

     The Federal Reserve Board has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

     ANTI-TYING RESTRICTIONS. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

     CAPITAL ADEQUACY REQUIREMENTS. The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of June 30, 1998, the Company's ratio of Tier 1 capital to total risk-weighted assets was 14.32% and its ratio of total capital to total risk-weighted assets was 15.08%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Capital Resources."

     In addition to the risk-based capital guidelines, the Federal Reserve Board uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of June 30, 1998, the Company's leverage ratio was 6.25%.

     The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

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     IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED SUBSIDIARIES.  Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

     The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

     ACQUISITIONS BY BANK HOLDING COMPANIES. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

     CONTROL ACQUISITIONS. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% of more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, would, under the circumstances set forth in the presumption, constitute acquisition of control of the Company.

     In addition, any entity is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of the Company, or otherwise obtaining control or a "controlling influence" over the Company.

THE BANK

     The Bank is a Texas-chartered banking association, the deposits of which are insured by the Bank Insurance Fund ("BIF"). The Bank is not a member of the Federal Reserve System; therefore, the Bank is subject to supervision and regulation by the FDIC and the Texas Banking Department. Such supervision and regulation subjects the Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the Texas Banking Department. Because the Federal Reserve Board regulates the bank holding company parent of the Bank, the Federal Reserve Board also has supervisory authority which directly affects the Bank.

     EQUIVALENCE TO NATIONAL BANK POWERS. The Texas Constitution, as amended in 1986, provides that a Texas-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Texas. To the extent that the Texas laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") has operated to limit this authority. FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

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     BRANCHING.  Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved in advance by the Texas Banking Department. The branch must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

     RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES AND INSIDERS. Transactions between the Bank and its nonbanking subsidiaries, including the Company, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or its subsidiaries.

     Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

     RESTRICTIONS ON DISTRIBUTION OF SUBSIDIARY BANK DIVIDENDS AND
ASSETS. Dividends paid by the Bank have provided a substantial part of the Company's operating funds and for the foreseeable future it is anticipated that dividends paid by the Bank to the Company will continue to be the Company's principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the Bank. Under federal law, the Bank cannot pay a dividend if, after paying the dividend, the Bank will be "undercapitalized." The FDIC may declare a dividend payment to be unsafe and unsound even though the Bank would continue to meet its capital requirements after the dividend.

     Because the Company is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as the Company) or any shareholder or creditor thereof.

     EXAMINATIONS. The FDIC periodically examines and evaluates insured banks. Based upon such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. The Texas Banking Department also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

     AUDIT REPORTS. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more

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than $3 billion, independent auditors may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

     CAPITAL ADEQUACY REQUIREMENTS. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

     The FDIC's risk-based capital guidelines generally require state banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4.0% and a ratio of total capital to total risk-weighted assets of 8.0%. The capital categories have the same definitions for the Bank as for the Company. As of June 30, 1998, the Bank's ratio of Tier 1 capital to total risk-weighted assets was 14.22% and its ratio of total capital to total risk-weighted assets was 14.99%. See "Management's Discussion and Analysis of Financial Condition and Result of Operation of the Company -- Financial Condition -- Capital Resources."

     The FDIC's leverage guidelines require state banks to maintain Tier 1 capital of no less than 5.0% of average total assets, except in the case of certain highly rated banks for which the requirement is 3.0% of average total assets. The Texas Banking Department has issued a policy which generally requires state chartered banks to maintain a leverage ratio (defined in accordance with federal capital guidelines) of 6%. As of June 30, 1998, the Bank's ratio of Tier 1 capital to average total assets (leverage ratio) was 6.21%. See "Management's Discussion and Analysis of Financial Condition and Result of Operation of the Company -- Financial Condition -- Capital Resources."

     CORRECTIVE MEASURES FOR CAPITAL DEFICIENCIES. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized,"
"adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

     In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the FDIC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

     DEPOSIT INSURANCE ASSESSMENTS. The Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under

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this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances.

     The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this new system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

     On September 30, 1996, President Clinton signed into law an act that contained a comprehensive approach to recapitalizing the SAIF and to assure the payment of the Financing Corporation's ("FICO") bond obligations. Under this new act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate must equal one-fifth of the SAIF rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, the current BIF rate is .0126% of deposits and the SAIF rate is .0630% of deposits.

     ENFORCEMENT POWERS. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or its banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

     BROKERED DEPOSIT RESTRICTIONS. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

     CROSS-GUARANTEE PROVISIONS. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

     COMMUNITY REINVESTMENT ACT.  The Community Reinvestment Act of 1977
("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

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     CONSUMER LAWS AND REGULATIONS.  In addition to the laws and regulations discussed herein, the Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

INSTABILITY OF REGULATORY STRUCTURE

     Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of the Company and its banking subsidiaries in substantial and unpredictable ways. The Company cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon the financial condition or results of operations of the Company or its subsidiaries.

EXPANDING ENFORCEMENT AUTHORITY

     One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

EFFECT ON ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     Federal Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and its subsidiaries cannot be predicted.

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                    DESCRIPTION OF SECURITIES OF THE COMPANY

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 20,000,000 shares of preferred stock, $1.00 per share par value ("Preferred Stock"), issuable in series, none of which are issued and outstanding and (ii) 50,000,000 shares of Common Stock, $1.00 per share par value, of which 3,993,884 shares were issued and 3,990,308 shares were outstanding as of June 30, 1998. The terms of any new series of preferred stock may be fixed by the Board of Directors of the Company within certain limits set by the Company's Articles of Incorporation.

     The following discussion of the terms and provisions of the Company's capital stock is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

     The Company is authorized to issue 20,000,000 shares of Preferred Stock. The Preferred Stock (or other securities convertible in whole or in part into Preferred Stock) is available for issuance from time to time for various purposes as determined by the Company's Board of Directors, including, without limitation, making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Company's Articles of Incorporation, the Preferred Stock (or such convertible securities) may be issued on such terms and conditions, and at such times and in such situations, as the Board of Directors in its sole discretion determines to be appropriate, without any further approval or action by the shareholders (unless otherwise required by laws, rules, regulations or agreements applicable to the Company).

     Moreover, except as otherwise limited by the Articles of Incorporation or applicable laws, rules or regulations, the Board of Directors has the sole authority to determine the relative rights and preferences of the Preferred Stock and any series thereof without shareholder approval. The Company's Articles of Incorporation require all shares of Preferred Stock to be identical, except as to the following characteristics, which may vary between different series of Preferred Stock:

          (i) dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

          (ii) redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

          (iii) sinking fund provisions for the redemption or purchase of shares;

          (iv) the amount payable upon shares in the event of voluntary or involuntary liquidation;

          (v) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

          (vi)  voting rights; and

          (vii) such other powers, preferences and rights as the Board of Directors shall determine.

     The Board of Directors does not intend to seek shareholder approval prior to any issuance of Preferred Stock or any series thereof, unless otherwise required by law. Under the Texas Business Corporation Act ("TBCA"), shareholder approval prior to the issuance of shares of Common Stock or Preferred Stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Board of Directors that the delay necessary for shareholder approval of a specific issuance could be to the detriment of the Company and its shareholders. The Board of Directors does not intend to issue any shares of Common Stock or Preferred Stock except on terms which the Board of Directors deems to be in the best interests of the Company and its then existing shareholders.

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
     Although the Preferred Stock could be deemed to have an anti-takeover effect, the Board of Directors is not aware of any takeover efforts. If a hostile takeover situation should arise, shares of Preferred Stock could be issued to purchasers sympathetic with the Company's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

     The effects of the issuance of the Preferred Stock on the holders of Common Stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on Common Stock if dividends are payable on the series of Preferred Stock; (ii) restrictions on dividends on Common Stock if dividends on the series of Preferred Stock are in arrears; (iii) dilution of the voting power of Common Stock if the series of Preferred Stock has voting rights, including a possible "veto" power if the series of Preferred Stock has class voting rights; (iv) dilution of the equity interest of holders of Common Stock if the series of Preferred Stock is convertible, and is converted, into Common Stock; and (v) restrictions on the rights of holders of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Preferred Stock. Holders of Common Stock have no preemptive rights to purchase or otherwise acquire any Preferred Stock or securities convertible into Preferred Stock that may be issued.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote for each share of Common Stock owned. Except as expressly provided by law and except for any voting rights which may be conferred by the Board of Directors on any shares of Preferred Stock issued, all voting power is in the Common Stock. Holders of Common Stock may not cumulate their votes for the election of directors. Holders of Common Stock do not have preemptive rights to acquire any additional, unissued or treasury shares of the Company, or securities of the Company convertible into or carrying a right to subscribe for or acquire shares of the Company.

     Holders of Common Stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Board of Directors. See "Risk Factors -- Dividend History and Restrictions on Ability to Pay Dividends" and "Supervision and Regulation."

     On the liquidation of the Company, the holders of Common Stock are entitled to share pro rata in any distribution of the assets of the Company, after the holders of shares of Preferred Stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends (whether or not earned or declared), if any, and after all other indebtedness of the Company has been retired.

TEXAS LAW AND CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of Texas law, the Company's Articles of Incorporation and the Company's Bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Company.

     The Company is subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the TBCA), which provides that a Texas corporation such as the Company may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an "Affiliated Shareholder" (generally defined as the holder of 20% or more of the corporation's voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (i) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder. The Texas Business Combination Law is not applicable to:
(i) the business combination of a
corporation: (a) where the corporation's original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law, (b) that adopted an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law, or (c) that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law; (ii) a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder and (b) would not at any time within the three year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition; (iii) a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination; (iv) a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; and (v) a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder's beneficial ownership of the voting shares of the corporation. Neither the Articles of Incorporation nor the Bylaws of the Company contain any provision expressly providing that the Company will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such event would be beneficial to the Company's shareholders.

     The following discussion is a summary of certain material provisions of the Company's Articles of Incorporation and the Company's Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

     CLASSIFIED BOARD OF DIRECTORS. Under the Company's Bylaws, the Board of Directors is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of the Company's Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors, because at least two annual meetings of the shareholders would be required to change the control of the Board of Directors rather than one. In addition, the Bylaws provide that directors may be removed by the shareholders only for cause and that vacancies on the Board of Directors may be filled by the remaining directors.

     ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND NOMINATIONS. The Company's Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before any meeting of shareholders of the Company (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company and that, at a shareholders' meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting.

     Under the Shareholder Notice Procedure, for notice of shareholder nominations or other business to be made at a shareholders' meeting to be timely, such notice must be received by the Company not less than 60 days prior to the meeting.

     A shareholder's notice to the Company proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the Bylaws, including the identity and address of the nominating shareholder, a representation that the shareholder is a record holder of stock of the Company entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

     The Shareholder Notice Procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders.

     SPECIAL MEETINGS OF SHAREHOLDERS. The Articles of Incorporation provide that special meetings of shareholders can be called by a majority of the Board of Directors, the Chairman of the Board, the President or the holders of at least 50% of the outstanding shares of stock entitled to vote at the meeting.

     REDUCED SHAREHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS. The Company's Articles of Incorporation provide that, notwithstanding any provision of the TBCA that would require approval of more than a majority of the shares entitled to vote on such matter and present or represented by proxy at the meeting, the vote or approval of a majority of the shares of the Company's stock entitled to vote on such matter will be sufficient to approve such matter. This provision reduces the required shareholder approval level for certain actions such as a merger, a consolidation, a share exchange, certain sales of substantially all of the Company's assets, a dissolution or an amendment to the Company's Articles of Incorporation, each of which would otherwise require two-thirds shareholder approval under Texas law.

     NO ACTION BY WRITTEN CONSENT WITHOUT UNANIMOUS WRITTEN CONSENT. Under the TBCA, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders unless the articles of incorporation specifically allow action by less than unanimous consent. The Company's Articles of Incorporation do not contain such a provision.

     AMENDMENT OF BYLAWS. The Company's Bylaws provide that the Bylaws may be amended only by the Board of Directors. Shareholders do not have the power to amend the Company Bylaws.

                                  UNDERWRITING

     Subject to the terms and conditions of the Purchase Agreement among the Company, the Selling Shareholders and the Representatives on behalf of the Underwriters, the Underwriters have agreed severally to purchase from the Company and the Selling Shareholders the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

                NAME                    NO. OF SHARES
-------------------------------------   --------------
Keefe, Bruyette & Woods, Inc.........
Hoefer & Arnett, Incorporated........

                                        --------------
     Total...........................
                                        ==============

     The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all such shares of the Common Stock if any of such shares are purchased. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Company has been advised by the Representatives that the Underwriters propose to offer to such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $       per share. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $       per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Underwriters.

     Pursuant to the Purchase Agreement, the Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 257,517 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus, solely to cover over-allotments. To the extent that the Underwriters exercise such option, the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

     The Company, each of its directors and executive officers, each of the Selling Shareholders and certain other shareholders of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. See "Risk Factors -- Shares Eligible for Future Sale."

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Until the distribution of the Common Stock is completed, rules of the Commission (as defined herein) may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell a greater aggregate number of shares of Common Stock than is set forth on the cover page of this Prospectus, the Underwriters may reduce the short position by purchasing shares of Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase Common Stock in the open market to reduce the selling group members' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares of Common Stock as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Representatives make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Representatives make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriters and dealers may engage in passive market making transactions in the shares of Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, shares of Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market and general economic conditions, the market capitalizations, trading histories and stages of development of other traded companies that the Company and the Representatives believed to be comparable to the Company, the results of operations of the Company in recent periods, the current financial position of the Company, estimates of the business potential of the Company and the present state of the Company's development and the availability for sale in the market of a significant number of shares of Common Stock. Additionally, consideration has been given to the general status of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the time the Offering was made.

     The Common Stock has been approved for quotation on the Nasdaq/National Market.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock to be issued by the Company will be passed upon by Bracewell & Patterson, L.L.P., Houston, Texas. Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

     The statements of condition of Union as of December 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997 included in this Prospectus have been audited by Harper & Pearson Company, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the
"Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the offer and sale of Common Stock pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. For further information pertaining to the Common Stock offered by this Prospectus and the Company, reference is made to the Registration Statement. The Registration Statement and other information filed by the Company with the Commission are also available at the Commission's World Wide Web site on the Internet at http://www.sec.gov.

     As a result of the Offering, the Company and its shareholders will become subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and certain other requirements of the Exchange Act. The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                   TABLE OF CONTENTS TO FINANCIAL STATEMENTS


                                           PAGE
                                           ----
PROSPERITY BANCSHARES, INC.
     Independent Auditors' Report.......    F-2
     Consolidated Balance Sheet as of
      June 30, 1998 (Unaudited) and
       December 31, 1997 and 1996.......    F-3
     Consolidated Statement of Income
      for the Six Months Ended June 30,
      1998 (Unaudited) and June 30, 1997
      (Unaudited) and for the Years
      Ended December 31, 1997, 1996
       and 1995.........................    F-4
     Consolidated Statement of Changes
      in Shareholders' Equity for the
      Years Ended December 31, 1997,
      1996 and 1995 and for the Six
      Months Ended
       June 30, 1998 (Unaudited)........    F-5
     Consolidated Statement of Cash
      Flows for the Six Months Ended
      June 30, 1998 (Unaudited) and June
      30, 1997 (Unaudited) and for the
      Years Ended
       December 31, 1997, 1996 and
      1995..............................    F-6
     Notes to Consolidated Financial
      Statements........................    F-8

UNION STATE BANK
     Independent Auditor's Report.......   F-27
     Statements of Condition as of June
      30, 1997 and 1996 (Unaudited).....   F-28
     Statements of Condition as of
      December 31, 1997 and 1996........   F-29
     Statements of Income for the Six
      Months Ended June 30, 1998 and
      1997 (Unaudited)..................   F-30
     Statements of Income for the Years
      Ended December 31, 1997 and
      1996..............................   F-31
     Statements of Changes in
      Shareholders' Equity for the Six
      Months Ended June 30, 1998 and
      1997 (Unaudited)..................   F-32
     Statements of Changes in
      Shareholders' Equity for the Years
      Ended December 31, 1997 and
      1996..............................   F-33
     Statements of Cash Flows for the
      Six Months Ended June 30, 1998 and
      1997 (Unaudited)..................   F-34
     Statements of Cash Flows for the
      Years Ended December 31, 1997 and
      1996..............................   F-35
     Notes to Financial Statements for
      the Years Ended December 31, 1997
      and 1996..........................   F-36

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Prosperity Bancshares, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Prosperity Bancshares, Inc. and subsidiaries (collectively, the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion such consolidated financial statements present fairly, in all material respects, the financial position of Prosperity Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

January 23, 1998 (except
  for Note 23 as to which the
  date is September 10, 1998)

Houston, Texas

                  PROSPERITY BANCSHARES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                             JUNE 30,      --------------------------------
                                               1998             1997             1996
                                          ---------------  ---------------  ---------------
                                            (UNAUDITED)

                 ASSETS
Cash and due from banks (Note 3)........  $    13,054,238  $    17,372,158  $    15,954,319
Federal funds sold......................        7,875,000                         5,790,000
                                          ---------------  ---------------  ---------------
          Total cash and cash
             equivalents................       20,929,238       17,372,158       21,744,319
Interest-bearing deposits in financial
  institutions..........................           99,000          198,000          396,000
Available for sale securities, at fair
  value (amortized cost of $44,779,100
  (unaudited), $38,650,389 and
  $49,372,925, respectively) (Note 4)...       44,744,151       38,612,395       49,341,523
Held to maturity securities, at cost
  (fair value of $114,105,268
  (unaudited), $129,774,737 and
  $97,659,201, respectively) (Note 4)...      113,941,104      129,256,453       98,222,352
Loans (Notes 5 and 6)...................      141,079,572      120,577,987      113,382,477
Less allowance for credit losses (Note
  7)....................................       (1,113,713)      (1,015,576)        (922,833)
                                          ---------------  ---------------  ---------------
          Loans, net....................      139,965,859      119,562,411      112,459,644
Accrued interest receivable.............        3,003,004        2,500,976        2,204,402
Goodwill, net of accumulated
  amortization of $2,811,310
  (unaudited), $2,576,686 and
  $2,175,167, respectively..............        5,658,789        5,643,413        4,054,818
Bank premises and equipment, net (Note
  8)....................................        5,451,855        5,529,664        4,500,146
Other assets............................        1,629,212        1,467,612        1,065,249
                                          ---------------  ---------------  ---------------
TOTAL...................................  $   335,422,212  $   320,143,082  $   293,988,453
                                          ===============  ===============  ===============
  LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits (Note 9):
     Noninterest-bearing................  $    68,563,414  $    61,447,143  $    55,180,183
     Interest-bearing...................      239,251,963      230,069,769      215,686,187
                                          ---------------  ---------------  ---------------
          Total deposits................      307,815,377      291,516,912      270,866,370
  Note payable (Note 10)................                                          3,266,666
  Other borrowings (Note 10)............                         2,800,000
  Accrued interest payable..............          724,784          708,494          688,139
  Other liabilities.....................          404,232          300,079          333,966
                                          ---------------  ---------------  ---------------
          Total liabilities.............      308,944,393      295,325,485      275,155,141
COMMITMENTS AND CONTINGENCIES
  (Notes 12 and 16)
SHAREHOLDERS' EQUITY (Notes 14, 17, 18
  and 22):
  Common stock, $1 par value; 50,000,000
     shares authorized; 3,993,884
     (unaudited), 3,993,884 and
     3,513,884 shares issued at June 30,
     1998, December 31, 1997 and 1996,
     respectively; 3,990,308
     (unaudited), 3,990,308 and
     3,510,148 shares outstanding at
     June 30, 1998, December 31, 1997
     and 1996, respectively.............        3,993,884        3,993,884        3,513,884
  Capital surplus.......................        4,817,782        4,817,782        2,297,602
  Retained earnings.....................       17,707,546       16,049,334       13,061,698
  Accumulated other comprehensive
     income -- net unrealized losses on
     available for sale investment
     securities, net of tax of $11,883
     (unaudited), $12,919 and $10,677,
     respectively.......................          (23,066)         (25,076)         (20,725)
  Less treasury stock, at cost 3,576
     (unaudited), 3,576 and 3,736
     shares, respectively...............          (18,327)         (18,327)         (19,147)
                                          ---------------  ---------------  ---------------
          Total shareholders' equity....       26,477,819       24,817,597       18,833,312
                                          ---------------  ---------------  ---------------
TOTAL...................................  $   335,422,212  $   320,143,082  $   293,988,453
                                          ===============  ===============  ===============

                See notes to consolidated financial statements.

                  PROSPERITY BANCSHARES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                        FOR THE SIX MONTHS ENDED              FOR THE YEARS ENDED
                                                JUNE 30,                          DECEMBER 31,
                                       --------------------------  ------------------------------------------
                                           1998          1997           1997           1996          1995
                                       ------------  ------------  --------------  ------------  ------------
                                              (UNAUDITED)
INTEREST INCOME:
  Loans, including fees..............  $  5,568,210  $  4,953,742  $   10,205,405  $  9,136,451  $  7,203,450
  Investment securities:
     Taxable.........................     4,876,213     4,228,118       8,950,157     6,647,877     6,241,258
     Nontaxable......................       295,080       325,640         604,968       723,285       850,410
  Federal funds sold.................       126,531       115,523         193,300       309,396       428,161
  Deposits in financial
     institutions....................         4,635         9,161          15,842        23,990        14,682
                                       ------------  ------------  --------------  ------------  ------------
       Total interest income.........    10,870,669     9,632,184      19,969,672    16,840,999    14,737,961
                                       ------------  ------------  --------------  ------------  ------------
INTEREST EXPENSE:
  Deposits...........................     4,646,711     4,312,058       8,858,172     7,719,880     6,749,468
  Note payable and federal funds
     purchased.......................        66,638        49,398         132,106       203,204       154,776
  Other..............................         1,414        91,809          69,566
                                       ------------  ------------  --------------  ------------  ------------
       Total interest expense........     4,714,763     4,453,265       9,059,844     7,923,084     6,904,244
                                       ------------  ------------  --------------  ------------  ------------
NET INTEREST INCOME..................     6,155,906     5,178,919      10,909,828     8,917,915     7,833,717
PROVISION FOR CREDIT LOSSES (Note
  7).................................       144,500       104,970         189,970       230,000       175,000
                                       ------------  ------------  --------------  ------------  ------------
NET INTEREST INCOME AFTER PROVISION
  FOR CREDIT LOSSES..................     6,011,406     5,073,949      10,719,858     8,687,915     7,658,717
                                       ------------  ------------  --------------  ------------  ------------
NONINTEREST INCOME:
  Customer service fees..............     1,135,887       918,678       2,061,799     1,742,200     1,391,196
  Investment securities losses.......                                                                 (28,424)
  Other..............................       103,485        91,013         202,239       155,298       126,193
                                       ------------  ------------  --------------  ------------  ------------
       Total noninterest income......     1,239,372     1,009,691       2,264,038     1,897,498     1,488,965
                                       ------------  ------------  --------------  ------------  ------------
NONINTEREST EXPENSE:
  Salaries and employee benefits
     (Note 15).......................     2,114,627     1,900,744       3,967,508     3,414,553     3,040,540
  Net occupancy expense..............       426,514       377,394         810,717       710,400        608,26
  Data processing....................       369,246       290,532         641,813       493,257       387,499
  Federal Deposit Insurance
     Corporation assessment..........                                                                 234,454
  Goodwill amortization..............       234,623       162,730         401,520       257,406       208,794
  Depreciation expense...............       253,457       198,086         431,169       366,598       323,859
  Other..............................       856,235       737,533       1,582,807     1,392,024     1,241,855
                                       ------------  ------------  --------------  ------------  ------------
       Total noninterest expense.....     4,254,702     3,667,019       7,835,534     6,634,238     6,045,526
                                       ------------  ------------  --------------  ------------  ------------
INCOME BEFORE INCOME TAXES...........     2,996,076     2,416,621       5,148,362     3,951,175     3,102,156
PROVISION FOR INCOME TAXES (Note
  13)................................       938,832       755,795       1,586,190     1,240,443       780,729
                                       ------------  ------------  --------------  ------------  ------------
NET INCOME...........................  $  2,057,244  $  1,660,826  $    3,562,172  $  2,710,732  $  2,321,427
                                       ============  ============  ==============  ============  ============
EARNINGS PER SHARE
  (Note 1):
  Basic..............................  $       0.52  $       0.47  $         0.94  $       0.77  $       0.66
                                       ============  ============  ==============  ============  ============
  Diluted............................  $       0.50  $       0.46  $         0.92  $       0.76  $       0.66
                                       ============  ============  ==============  ============  ============

                See notes to consolidated financial statements.

                  PROSPERITY BANCSHARES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                            ACCUMULATED OTHER
                                                                                              COMPREHENSIVE
                                                                                                INCOME --
                                                                                              NET UNREALIZED
                                                                                                 LOSS ON
                                            COMMON STOCK                                      AVAILABLE FOR
                                        ---------------------     CAPITAL      RETAINED      SALE INVESTMENT
                                         SHARES      AMOUNT       SURPLUS      EARNINGS         SECURITIES
                                        --------    ---------    ---------    ----------    ------------------
BALANCE AT JANUARY 1, 1995...........   3,513,884   $3,513,884   $2,297,602   $8,732,315        $ (648,417)
    Net income.......................                                          2,321,427
    Accretion of unrealized loss.....
    Unrealized loss on held to
      maturity investment securities
      transferred to available for
      sale investments securities in
      accordance with the FASB
      one-time reassessment (Note
      3).............................                                                             (502,175)
    Net change in unrealized loss on
      available for sale investment
      securities.....................                                                            1,095,062
    Total comprehensive income.......
    Cash dividends declared, $0.10
      per share......................                                           (351,388)
                                        --------    ---------    ---------    ----------    ------------------
BALANCE AT DECEMBER 31, 1995.........   3,513,884   3,513,884    2,297,602    10,702,354           (55,530)
    Net income.......................                                          2,710,732
    Net change in unrealized loss on
      available for sale investment
      securities.....................                                                               34,805
    Total comprehensive income.......
    Purchase of treasury stock.......
    Cash dividends declared, $0.10
      per share......................                                           (351,388)
                                        --------    ---------    ---------    ----------    ------------------
BALANCE AT DECEMBER 31, 1996.........   3,513,884   3,513,884    2,297,602    13,061,698           (20,725)
    Net income.......................                                          3,562,172
    Net change in unrealized loss on
      available for sale.............
    Net change in unrealized loss on
      available for sale investment
      securities.....................                                                               (4,351)
    Total comprehensive income.......
    Sale of treasury stock...........                                  180
    Issuance of common stock.........    480,000      480,000    2,520,000
    Cash dividends declared, $0.15
      per share......................                                           (574,536)
                                        --------    ---------    ---------    ----------    ------------------
BALANCE AT DECEMBER 31, 1997.........   3,993,884   3,993,884    4,817,782    16,049,334           (25,076)
    Net income (unaudited)...........                                          2,057,244
    Net change in unrealized loss on
      available for sale investment
      securities (unaudited).........                                                                2,010
    Total comprehensive income
      (unaudited)....................
    Cash dividends declared, $0.10
      per share (unaudited)..........                                           (399,032)
                                        --------    ---------    ---------    ----------    ------------------
BALANCE AT JUNE 30, 1998
  (UNAUDITED)........................   3,993,884   $3,993,884   $4,817,782   $17,707,546       $  (23,066)
                                        ========    =========    =========    ==========    ==================

                                          NET UNREALIZED
                                         LOSS ON HELD TO
                                       MATURITY INVESTMENT
                                            SECURITIES                         TOTAL
                                         TRANSFERRED FROM      TREASURY    SHAREHOLDERS'
                                        AVAILABLE FOR SALE      STOCK         EQUITY
                                       --------------------    --------    -------------
BALANCE AT JANUARY 1, 1995...........       $ (512,407)                     $13,373,977
    Net income.......................                                         2,321,427
    Accretion of unrealized loss.....           19,232                           19,232
    Unrealized loss on held to
      maturity investment securities
      transferred to available for
      sale investments securities in
      accordance with the FASB
      one-time reassessment (Note
      3).............................          502,175
    Net change in unrealized loss on
      available for sale investment
      securities.....................                                         1,095,062
                                                                           -------------
    Total comprehensive income.......                                         3,435,721
    Cash dividends declared, $0.10
      per share......................                                          (351,388)
                                       --------------------    --------    -------------
BALANCE AT DECEMBER 31, 1995.........                                        16,458,310
    Net income.......................                                         2,710,732
    Net change in unrealized loss on
      available for sale investment
      securities.....................                                            34,805
                                                                           -------------
    Total comprehensive income.......                                         2,745,537
    Purchase of treasury stock.......                          $(19,147)        (19,147)
    Cash dividends declared, $0.10
      per share......................                                          (351,388)
                                       --------------------    --------    -------------
BALANCE AT DECEMBER 31, 1996.........                          (19,147 )     18,833,312
    Net income.......................                                         3,562,172
    Net change in unrealized loss on
      available for sale.............
    Net change in unrealized loss on
      available for sale investment
      securities.....................                                            (4,351)
                                                                           -------------
    Total comprehensive income.......                                         3,557,821
    Sale of treasury stock...........                              820            1,000
    Issuance of common stock.........                                         3,000,000
    Cash dividends declared, $0.15
      per share......................                                          (574,536)
                                       --------------------    --------    -------------
BALANCE AT DECEMBER 31, 1997.........                          (18,327 )     24,817,597
    Net income (unaudited)...........                                         2,057,244
    Net change in unrealized loss on
      available for sale investment
      securities (unaudited).........                                             2,010
                                                                           -------------
    Total comprehensive income
      (unaudited)....................                                         2,059,244
    Cash dividends declared, $0.10
      per share (unaudited)..........                                          (399,032)
                                       --------------------    --------    -------------
BALANCE AT JUNE 30, 1998
  (UNAUDITED)........................       $                  $(18,327)    $26,477,819
                                       ====================    ========    =============

                See notes to consolidated financial statements.

                  PROSPERITY BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                         FOR THE SIX MONTHS ENDED                FOR THE YEARS ENDED
                                                 JUNE 30,                           DECEMBER 31,
                                       ----------------------------  -------------------------------------------
                                           1998           1997           1997           1996           1995
                                       -------------  -------------  -------------  -------------  -------------
                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $   2,057,244  $   1,660,826  $   3,562,172  $   2,710,732  $   2,321,427
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization....        488,080        380,816        832,689        624,004        532,652
    Provision for credit losses......        144,500        104,970        189,970        230,000        175,000
    Gain on disposal of bank premises
      and equipment..................                                                        (362)        (2,032)
    Net amortization (accretion) of
      premium/discount on
      investments....................         78,717        135,264        340,156        284,992       (135,615)
    Loss on sale of investment
      securities.....................                                                                     28,424
    Loss on sale of real estate
      acquired by foreclosure........          1,888                         2,383                         2,332
    Increase in accrued interest
      receivable.....................       (502,028)      (319,486)      (296,574)      (124,910)      (441,971)
    (Increase) decrease in other
      assets.........................       (161,600)      (284,499)      (396,589)      (222,481)       662,993
    (Decrease) increase in accrued
      interest payable and other
      liabilities....................         92,968        164,843        (80,190)      (137,708)       369,338
                                       -------------  -------------  -------------  -------------  -------------
      Total adjustments..............        142,525        161,908        591,845        653,535      1,191,121
                                       -------------  -------------  -------------  -------------  -------------
      Net cash provided by operating
         activities..................      2,199,769      1,822,734      4,154,017      3,364,267      3,512,548
                                       -------------  -------------  -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities and
    principal paydowns of held to
    maturity in investment
    securities.......................     26,923,917      9,582,598     35,405,320     23,334,343      9,999,261
  Purchase of held to maturity
    investment securities............    (11,813,919)   (26,965,495)   (66,765,304)   (39,744,846)   (10,693,295)
  Proceeds from sales of available
    for sale investment securities...                                                                 21,892,501
  Proceeds from maturities and
    principal paydowns of available
    for sale investment securities...     17,584,015      8,789,159     14,205,712     12,061,185      9,324,042
  Purchase of available for sale
    investment securities............    (23,586,091)    (1,995,313)    (3,497,451)   (25,941,913)   (25,894,641)
  Net increase in loans..............    (20,485,851)    (7,643,171)    (7,481,819)   (14,189,016)   (12,357,605)
  Net proceeds from sale of real
    estate acquired by foreclosure...                                      186,699                       106,882
  Purchase of bank premises and
    equipment........................       (175,647)      (100,025)      (742,949)      (363,769)      (741,934)
  Proceeds from sale of bank premises
    and equipment....................         40,000                                        3,642          2,430
  Net decrease (increase) in
    interest-bearing deposits in
    financial institutions...........         99,000        198,000        198,000       (198,000)
  Premium paid for Angleton branch...                    (1,990,114)    (1,990,114)
  Net liabilities acquired in
    purchase of Angleton branch (net
    of acquired cash of $565,247)....                    28,646,876     28,646,876
  Premium paid for Bay City branch...                                                  (1,750,000)
  Net liabilities acquired in
    purchase of Bay City branch (net
    of acquired cash of $492,210)....                                                  27,541,971
  Premium paid for West Columbia
    branch...........................       (250,000)
                                       -------------  -------------  -------------  -------------  -------------
  Net liabilities acquired in
    purchase of West Columbia branch
    (net of acquired cash of
    $5,548,318)......................      5,798,318
      Net cash (used in) provided by
         investing activities........     (5,866,258)     8,522,516     (1,835,030)   (19,246,403)    (8,362,359)
                                       -------------  -------------  -------------  -------------  -------------

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                         FOR THE SIX MONTHS ENDED                FOR THE YEARS ENDED
                                                 JUNE 30,                           DECEMBER 31,
                                       ----------------------------  -------------------------------------------
                                           1998           1997           1997           1996           1995
                                       -------------  -------------  -------------  -------------  -------------
                                               (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in noninterest-bearing
    deposits.........................  $   6,892,880  $  (2,000,318) $   1,209,964  $   5,211,914  $   1,785,696
  Net (decrease) increase in
    interest-bearing deposits........      3,529,721     (8,403,089)    (9,860,910)    12,455,035      5,205,012
  Proceeds from line of credit.......                                                   3,266,666
  Repayments of note payable.........                    (2,402,017)    (3,266,666)    (1,156,666)      (758,334)
  Proceeds from other borrowings.....    283,860,000    144,525,000    296,585,000
  Repayments of other borrowings.....   (286,660,000)  (144,525,000)  (293,785,000)
  Proceeds from the issuance of
    common stock.....................                     2,938,175      3,000,000
  Purchase of treasury stock.........                                                     (19,147)
  Sale of treasury stock.............                                        1,000
  Payments of cash dividends.........       (399,032)      (175,505)      (574,536)      (351,388)      (351,388)
                                       -------------  -------------  -------------  -------------  -------------
      Net cash (used) provided by
         financing activities........      7,223,569    (10,042,754)    (6,691,148)    19,046,414      5,880,986
                                       -------------  -------------  -------------  -------------  -------------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS...................  $   3,557,080  $     302,496  $  (4,372,161) $   3,164,278  $   1,031,175
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................     17,372,158     21,744,319     21,744,319     18,580,041     17,548,866
                                       -------------  -------------  -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.............................  $  20,929,238  $  22,046,815  $  17,372,158  $  21,744,319  $  18,580,041
                                       =============  =============  =============  =============  =============
INCOME TAXES PAID....................  $     834,011  $     725,000  $   1,681,354  $   1,111,805  $     742,787
                                       =============  =============  =============  =============  =============
INTEREST PAID........................  $   4,698,473  $   4,335,396  $   9,039,489  $   7,849,375  $   6,757,099
                                       =============  =============  =============  =============  =============
NONCASH INVESTING ACTIVITIES:
The Company acquired certain real
  estate through foreclosure of
  collateral on loans totaling
  approximately $189,082, $0, and
  $94,000 during the year ended
  December 31, 1997, 1996, and 1995,
  respectively.
The Company transferred securities
  classified as held to maturity with
  a cost basis of $14,970,881 and a
  carrying value of $14,210,010 to
  available for sale during November
  1995 in connection with the one
  time reassessment permitted by the
  FASB.
The Company transferred securities
  classified as held to maturity with
  a cost basis of $51,999,852 to
  available for sale on January 1,
  1995 in connection with the
  adoption of SFAS No. 115.

                See notes to consolidated financial statements.

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     NATURE OF OPERATIONS -- Prosperity Bancshares, Inc. ("Bancshares") and its subsidiaries, Prosperity Holdings, Inc. ("Holdings") and First Prosperity Bank (the "Bank") (collectively referred to as the "Company") provide retail and commercial banking services.

     The Bank operates eleven branch banking offices in South Central Texas, with three locations in Houston and eight locations south, southeast and southwest of Houston in Angleton, Bay City, Cuero, Edna, El Campo, West Columbia and Victoria.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Bancshares and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles ("GAAP") and the prevailing practices within the banking industry. A summary of significant accounting and reporting policies is as follows:

     INTERIM FINANCIAL INFORMATION -- Financial information as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 is unaudited. Such information includes all adjustments (consisting of only normal recurring adjustments), that are necessary in the opinion of management, for a fair statement of the financial information in the interim periods. The results from operations for the periods ended June 30, 1998 is not necessarily indicative of the results for the full fiscal year.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     SECURITIES -- Investment securities held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Company has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), securities may be sold or transferred to another portfolio.

     Securities available for sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported, net of tax, as a separate component of shareholders' equity until realized. Securities within the available for sale portfolio may be used as part of the Company's asset/liability strategy and may be sold in response to changes in interest risk, prepayment risk or other similar economic factors.

     Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

     Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting, adjusted for prepayments as applicable. The specific identification method of accounting is used to compute gains or losses on the sales of these assets. Interest earned on these assets is included in interest income.

     LOANS -- Loans are stated at the principal amount outstanding, net of unearned discount and fees. Unearned discount relates principally to consumer installment loans. The related interest income for multipayment loans is recognized principally by the "sum of the digits" method which records interest in proportion to the declining outstanding balances of the loans; for single payment loans, such income is recognized using the straight-line method.

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for
Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure." SFAS No. 114 applies to all impaired loans, with the exception of groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. A loan is defined as impaired by SFAS No. 114 if, based on current information and events, it is probable that a creditor will be unable to collect all amounts due, both interest and principal, according to the contractual terms of the loan agreement. Specifically, SFAS No. 114 requires that the allowance for credit losses related to impaired loans be determined based on the difference of carrying value of loans and the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Prior to the adoption of SFAS No. 114, the Company's methodology for determining the adequacy of the allowance for credit losses did not incorporate the concept of the time value of money and the expected future interest cash flow.

     As permitted by SFAS No. 118, interest revenue received on impaired loans continues to be either applied against principal or realized as interest revenue, according to management's judgment as to the collectibility of principal. Adoption of these pronouncements, SFAS Nos. 114 and 118, had no impact on the Company's consolidated financial statements including the level of the allowance for credit losses.

     OTHER REAL ESTATE -- Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lesser of the outstanding loan balance or the fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the net gain/loss and carrying costs of other real estate.

     NONREFUNDABLE FEES AND COSTS ASSOCIATED WITH LENDING ACTIVITIES -- Loan origination fees are recognized over the life of the related loan as an adjustment to yield using the interest method.

     Generally, loan commitment fees are deferred, except for certain retrospectively determined fees, and recognized as an adjustment of yield by the interest method over the related loan life or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

     NONPERFORMING LOANS AND PAST DUE LOANS -- Included in the nonperforming loan category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to allowance for credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

     Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

     ALLOWANCE FOR CREDIT LOSSES -- The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

determination is made that such a loss is probable. Recoveries are credited to the allowance at the time of recovery.

     Throughout the year, management estimates the probable level of losses to determine whether the allowance for credit losses is adequate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

     Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, probable credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Company's control.

     Estimates of credit losses involve an exercise of judgment. While it is possible that in the short term the Company may sustain losses which are substantial in relation to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the consolidated balance sheets is adequate to absorb probable losses that exist in the current loan portfolio.

     PREMISES AND EQUIPMENT -- Premises and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed principally using the straight-line method over the estimated useful lives of the assets which range from three to thirty years.

     AMORTIZATION OF GOODWILL -- Goodwill is amortized using the straight-line method over a period of 15 to 25 years. Goodwill is periodically assessed for impairment.

     INCOME TAXES -- Bancshares files a consolidated federal income tax return. The Bank computes federal income taxes as if it filed a separate return and remits to, or is reimbursed by, Bancshares based on the portion of taxes currently due or refundable. Deferred tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Realization of net deferred tax assets is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax assets will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the short term if estimates of future taxable income are reduced.

     STOCK-BASED COMPENSATION -- The Company accounts for its employee stock options using the intrinsic value-based method and makes pro forma disclosures of net income and earnings per share using the fair value-based method (see Note
14).

     STATEMENTS OF CASH FLOWS -- For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks as well as federal funds sold that mature in three days or less.

     RECLASSIFICATIONS -- Certain reclassifications have been made to 1997, 1996 and 1995 balances to conform to the current year presentation. All reclassifications have been applied consistently for the periods presented.

     EARNINGS PER SHARE -- SFAS No. 128, "Earnings per share," requires presentation of basic and diluted earnings per share. Basic earnings per share has been computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Net income per common

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

share for all periods presented has been calculated in accordance with SFAS 128. Outstanding stock options issued by the Company represent the only dilutive effect reflected in diluted weighted average shares.

     The following table illustrates the computation of basic and diluted earnings per share after effect of stock split (Note 22):

                                                     JUNE 30,                                    DECEMBER 31,
                                       -------------------------------------   -------------------------------------------------
                                             1998                1997                1997                1996            1995
                                       -----------------   -----------------   -----------------   -----------------   ---------
                                                   PER                 PER                 PER                 PER
                                                  SHARE               SHARE               SHARE               SHARE
                                        AMOUNT    AMOUNT    AMOUNT    AMOUNT    AMOUNT    AMOUNT    AMOUNT    AMOUNT    AMOUNT
                                       ---------  ------   ---------  ------   ---------  ------   ---------  ------   ---------
Net income...........................  $2,057,244          $1,660,826          $3,562,172          $2,710,732          $2,321,427
Basic --
    Weighted average shares
      outstanding....................  3,990,308  $0.52    3,564,216  $0.47    3,770,880  $0.94    3,513,260  $0.77    3,513,884
                                                  ======              ======              ======              ======
Diluted:
    Weighted average shares
      outstanding....................  3,990,308           3,564,216           3,777,880           3,513,260           3,513,884
    Effect of dilutive securities --
      options........................     90,208              84,248              85,756              46,472               9,156
                                       ---------           ---------           ---------           ---------           ---------
    Total............................  $4,080,516 $0.50    $3,648,464 $0.46    $3,863,636 $0.92    $3,559,732 $0.76    $3,523,040
                                       =========  ======   =========  ======   =========  ======   =========  ======   =========

                                        PER
                                       SHARE
                                       AMOUNT
                                       ------
Net income...........................
Basic --
    Weighted average shares
      outstanding....................  $0.66
                                       ======
Diluted:
    Weighted average shares
      outstanding....................
    Effect of dilutive securities --
      options........................

    Total............................  $0.66
                                       ======

     RECENTLY ISSUED ACCOUNTING STANDARDS -- Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and
Hedging Activities" establishes accounting and reporting standards for derivative instruments and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement is effective for periods beginning after June 15, 1999. Management believes the implementation of this pronouncement will not have a material effect on the Company's financial statements.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes new standards for public companies to report information about their operating segments, products and services, geographic areas and major customers. The statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has not yet determined what its reporting segments will be under SFAS No. 131.

2.  ACQUISITION OF BRANCHES

     ANGLETON BRANCH -- During March 1997, the Company entered into a purchase and assumption agreement with another bank to purchase certain assets and to assume certain deposit accounts and related accrued interest payable of a branch located in Angleton, Texas. Effective June 20, 1997, the Company purchased approximately $723,000 in real property and fixed assets and assumed deposits, including unpaid accrued interest, totaling approximately $29,370,000.

     In connection with the purchase, the Company paid a cash premium of approximately $1,990,000. This premium was recorded as goodwill and will be amortized on a straight-line basis over 15 years. The acquisition was partially financed with proceeds from the common stock issuance (see Note 17).

     The acquisition was accounted for using the purchase method of accounting. Accordingly, the assets and liabilities of the acquired branch were recorded at their fair values at the acquisition date.

     BAY CITY BRANCH -- During March 1996, the Company entered into a purchase and assumption agreement with another bank to purchase certain assets and to assume certain deposit accounts and related accrued interest payable of a branch located in Bay City, Texas. Effective June 21, 1996, the Company purchased approximately $10,600,000 in loans and $680,000 in real property and fixed assets and assumed deposits, including unpaid accrued interest, totaling approximately $38,824,000.

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the purchase, the Company paid a cash premium of $1,750,000. This premium was recorded as goodwill and will be amortized on a straight-line basis over 15 years. The acquisition was financed with proceeds from a note payable to an unaffiliated bank (see Note 10).

     The acquisition was accounted for using the purchase method of accounting. Accordingly, the assets and liabilities of the acquired branch were recorded at their fair values at the acquisition date.

3.  CASH AND DUE FROM BANKS

     The Bank is required by the Federal Reserve Bank to maintain average reserve balances. "Cash and due from banks" in the consolidated balance sheets includes amounts so restricted of approximately $2,980,000, $5,849,000 and $5,300,000 at June 30, 1998 (unaudited) and December 31, 1997 and 1996, respectively.

4.  INVESTMENT SECURITIES

     The amortized cost and fair value of investments in debt securities are as follows:

                                                                 JUNE 30, 1998 (UNAUDITED)
                                       -----------------------------------------------------------------------------
                                                           GROSS         GROSS
                                          AMORTIZED      UNREALIZED    UNREALIZED        FAIR           CARRYING
                                            COST           GAINS         LOSSES          VALUE            VALUE
                                       ---------------   ----------    ----------   ---------------  ---------------
AVAILABLE FOR SALE
U.S. Treasury securities and
  obligations of U.S. government
  agencies...........................  $    27,583,488    $  27,053     $  19,700   $    27,590,823  $    27,590,823
States and political subdivisions....        1,263,712       75,612                       1,339,324        1,339,324
Mortgage-backed securities...........       15,931,900       40,558       158,454        15,815,004       15,814,004
                                       ---------------   ----------    ----------   ---------------  ---------------
Total................................  $    44,779,100    $ 143,205     $ 178,154   $    44,744,151  $    44,744,151
                                       ===============   ==========    ==========   ===============  ===============
HELD TO MATURITY
U.S. Treasury securities and
  obligations of U.S. government
  agencies...........................  $    59,467,478    $ 292,615     $  21,904   $    59,738,189  $    59,467,478
States and political subdivisions....       12,514,684       72,228        39,260        12,547,652       12,514,684
Collateralized mortgage
  obligations........................        5,632,377                     12,079         5,620,298        5,632,377
Mortgage-backed securities...........       36,326,565       66,440       193,876        36,199,129       36,326,565
                                       ---------------   ----------    ----------   ---------------  ---------------
Total................................  $   113,941,104    $ 431,283     $ 267,119   $   114,105,268  $   113,941,104
                                       ===============   ==========    ==========   ===============  ===============

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                     DECEMBER 31, 1997
                                       -----------------------------------------------------------------------------
                                                           GROSS         GROSS
                                          AMORTIZED      UNREALIZED    UNREALIZED        FAIR           CARRYING
                                            COST           GAINS         LOSSES          VALUE            VALUE
                                       ---------------   ----------    ----------   ---------------  ---------------
AVAILABLE FOR SALE
U.S. Treasury securities and
  obligations of U.S. government
  agencies...........................  $    19,988,186    $  56,500                 $    20,044,686  $    20,044,686
States and political subdivisions....        1,363,584      101,972                       1,465,556        1,465,556
Mortgage-backed securities...........       17,298,619       61,928     $ 258,394        17,102,153       17,102,153
                                       ---------------   ----------    ----------   ---------------  ---------------
Total................................  $    38,650,389    $ 220,400     $ 258,394   $    38,612,395  $    38,612,395
                                       ===============   ==========    ==========   ===============  ===============
HELD TO MATURITY
U.S. Treasury securities and
  obligations of U.S. government
  agencies...........................  $    63,171,223    $ 244,781     $  20,836   $    63,395,168  $    63,171,223
States and political subdivisions....       10,464,979      141,304           754        10,605,529       10,464,979
Collateralized mortgage
  obligations........................        8,748,951       18,729        14,852         8,752,828        8,748,951
Mortgage-backed securities...........       46,871,300      372,485       222,573        47,021,212       46,871,300
                                       ---------------   ----------    ----------   ---------------  ---------------
Total................................  $   129,256,453    $ 777,299     $ 259,015   $   129,774,737  $   129,256,453
                                       ===============   ==========    ==========   ===============  ===============

                                                                  DECEMBER 31, 1996
                                        ---------------------------------------------------------------------
                                                         GROSS         GROSS
                                         AMORTIZED     UNREALIZED    UNREALIZED       FAIR         CARRYING
                                           COST          GAINS         LOSSES         VALUE          VALUE
                                        -----------    ----------    ----------    -----------    -----------
AVAILABLE FOR SALE
U.S. Treasury securities and
  obligations of U.S. government
  agencies...........................   $29,979,702    $  127,534                  $30,107,236    $30,107,236
States and political subdivisions....     1,441,325       105,576    $      345      1,546,556      1,546,556
Mortgage-backed securities...........    17,951,898        42,808       306,975     17,687,731     17,687,731
                                        -----------    ----------    ----------    -----------    -----------
Total................................   $49,372,925    $  275,918    $  307,320    $49,341,523    $49,341,523
                                        ===========    ==========    ==========    ===========    ===========
HELD TO MATURITY
U.S. Treasury securities and
  obligations of U.S. government
  agencies...........................   $30,849,828    $  120,934    $  121,381    $30,849,381    $30,849,828
States and political subdivisions....    11,601,438       172,603        17,934     11,756,107     11,601,438
Collateral mortgage obligations......    14,340,845           397       103,724     14,237,518     14,340,845
Mortgage-backed securities...........    41,430,241        90,859       704,905     40,816,195     41,430,241
                                        -----------    ----------    ----------    -----------    -----------
Total................................   $98,222,352    $  384,793    $  947,944    $97,659,201    $98,222,352
                                        ===========    ==========    ==========    ===========    ===========

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              HELD TO MATURITY              AVAILABLE FOR SALE
                                        ----------------------------    --------------------------
                                         AMORTIZED          FAIR         AMORTIZED        FAIR
                                            COST           VALUE           COST           VALUE
                                        ------------    ------------    -----------    -----------
Due in one year or less..............   $ 14,205,605    $ 14,222,315    $18,090,971    $18,138,915
Due after one year through five
  years..............................     55,875,860      58,187,772      1,997,215      2,005,924
Due after five years through ten
  years..............................      3,554,737       1,590,610        891,197        957,512
Due after ten years..................                                       372,387        407,891
                                        ------------    ------------    -----------    -----------
Subtotal.............................     73,636,202      74,000,697     21,351,770     21,510,242
Mortgage-backed securities and
  collateralized mortgage
  obligations........................     55,620,251      55,774,040     17,298,619     17,102,153
                                        ------------    ------------    -----------    -----------
Total................................   $129,256,453    $129,774,737    $38,650,389    $38,612,395
                                        ============    ============    ===========    ===========

     There were no sales of held to maturity or available for sale investments in debt securities during 1998 (unaudited), 1997 and 1996. In 1995, there were no sales of held to maturity investments in debt securities. During 1995, proceeds from sales of available for sale investments in debt securities were $21,892,501. Gross gains of $140,330 and gross losses of $168,754 for 1995, were realized on those sales.

     The Company does not own securities of any one issuer (other than the U.S. government and its agencies) for which aggregate adjusted cost exceeds 10% of the consolidated shareholders' equity at June 30, 1998 (unaudited) and December 31, 1997. Securities with amortized costs of approximately $58,104,387, $61,303,319 and $66,267,494 and a fair value of approximately $58,032,496,
$61,146,428 and $65,456,055 at June 30, 1998 (unaudited) and December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

5.  LOANS

     The loan portfolio consists of various types of loans made principally to borrowers located in Southeast Texas and is classified by major type as follows (rounded):

                                                                 DECEMBER 31,
                                          JUNE 30,     --------------------------------
                                            1998            1997             1996
                                        ------------   ---------------  ---------------
                                        (UNAUDITED)
Commercial and industrial............   $ 12,297,000   $    11,611,000  $    10,633,000
Real estate:
  Construction and land
     development.....................      9,439,000         6,453,000        5,021,000
  I-4 family residential.............     69,328,000        53,625,000       49,845,000
  Commercial mortgages...............     16,201,000        16,277,000       14,376,000
  Farmland...........................      5,502,000         5,804,000        5,468,000
  Multi-family residential...........      1,192,000           937,000        1,068,000
Agriculture..........................      8,444,000         6,359,000        5,686,000
Consumer.............................     19,502,000        20,498,000       22,561,000
                                        ------------   ---------------  ---------------
Total................................    141,905,000       121,564,000      114,658,000
Less unearned discount...............        825,000           986,000        1,276,000
                                        ------------   ---------------  ---------------
Total................................   $141,080,000   $   120,578,000  $   113,382,000
                                        ============   ===============  ===============

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As discussed in Note 1, the Bank adopted SFAS No. 114 and 118 effective January 1, 1995. Adoption of these statements had no impact on the Company's financial statements including the level of the allowance for credit losses. Instead, it resulted only in a reallocation of the existing allowance for credit losses.

     At June 30, 1998 (unaudited) and December 31, 1997 and 1996, there was no recorded investment in impaired loans under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." At December 31, 1995, the recorded investment in impaired loans under SFAS No. 114 was approximately $23,000 and required an allowance for credit losses of approximately $5,000. The average recorded investment in impaired loans for the year ended December 31, 1995 was approximately $19,000. The Company recognized interest revenue on these impaired loans of approximately $3,000 in 1995.

     As of June 30, 1998 (unaudited) and December 31, 1997 and 1996, loans outstanding to directors, officers and their affiliates were approximately $3,036,000, $2,432,000 and $3,210,000, respectively. In the opinion of management, all transactions entered into between the Company and such related parties have been, and are, in the ordinary course of business, made on the same terms and conditions as similar transactions with unaffiliated persons.

     An analysis of activity with respect to these related-party loans is as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                        SIX MONTHS ENDED   ------------------------------
                                         JUNE 30, 1998          1997            1996
                                        ----------------   --------------  --------------
                                          (UNAUDITED)
Beginning balance....................      $2,432,000      $    3,210,000  $    3,046,000
New loans and reclassified related
  loans..............................       1,476,000           1,045,000       1,262,000
Repayments...........................        (872,000)         (1,823,000)     (1,098,000)
                                        ----------------   --------------  --------------
Ending balance.......................      $3,036,000      $    2,432,000  $    3,210,000
                                        ================   ==============  ==============

6.  NONPERFORMING LOANS AND PAST DUE LOANS

     The Company had no nonaccrual, 90 days or more past due, or restructured loans at June 30, 1998 (unaudited), December 31, 1997 or 1996.

7.  ALLOWANCE FOR CREDIT LOSSES

     An analysis of activity in the allowance for credit losses is as follows:

                                           SIX MONTHS ENDED                   YEAR ENDED
                                               JUNE 30,                      DECEMBER 31,
                                       ------------------------  ------------------------------------
                                           1998         1997         1997         1996        1995
                                       ------------  ----------  ------------  ----------  ----------
                                             (UNAUDITED)
Balance at beginning of year.........  $  1,015,576  $  922,833  $    922,833  $  752,972  $  588,321
     Addition -- provision charged to
       operations....................       144,500     104,970       189,970     230,000     175,000
     Net charge-offs:
          Loans charged off..........       (54,777)    (87,226)     (130,086)    (73,360)    (32,206)
          Loan recoveries............         8,414      15,567        32,859      13,221      21,857
                                       ------------  ----------  ------------  ----------  ----------
Total net charge-offs................       (46,363)    (71,659)      (97,227)    (60,139)    (10,349)
                                       ------------  ----------  ------------  ----------  ----------
Balance at end of period.............  $  1,113,713  $  956,144  $  1,015,576  $  922,833  $  752,972
                                       ============  ==========  ============  ==========  ==========

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                         JUNE 30,     --------------------------
                                           1998           1997          1996
                                        -----------   ------------  ------------
                                        (UNAUDITED)
Land.................................   $   934,559   $    934,559  $    624,858
Buildings............................     5,180,418      4,766,007     4,322,046
Furniture, fixtures and equipment....     2,258,240      2,164,222     1,868,563
Construction in progress.............        16,439        388,269        12,719
                                        -----------   ------------  ------------
Total................................     8,389,656      8,253,057     6,828,186
Less accumulated depreciation........     2,937,801      2,723,393     2,328,040
                                        -----------   ------------  ------------
Premises and equipment, net..........   $ 5,451,855   $  5,529,664  $  4,500,146
                                        ===========   ============  ============

9.  DEPOSITS

     Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at June 30, 1998 and December 31, 1997 and 1996 were as follows:

                                                                DECEMBER 31,
                                          JUNE 30,     ------------------------------
                                            1998            1997            1996
                                        ------------   --------------  --------------
                                        (UNAUDITED)
Three months or less.................   $ 11,888,000   $    1,567,000  $   12,570,000
Greater than three through six
  months.............................      5,734,000        3,370,000       8,320,000
Greater than six through twelve
  months.............................     11,130,000       11,992,000       5,669,000
Thereafter...........................      3,199,000        6,226,000       3,504,000
                                        ------------   --------------  --------------
Total................................   $ 31,951,000   $   23,155,000  $   30,063,000
                                        ============   ==============  ==============

     Interest expense for certificates of deposit in excess of $100,000 was approximately $593,000, $1,264,000, $1,291,000, and $1,247,000 for the periods ended June 30, 1998 (unaudited), December 31, 1997, 1996, and 1995, respectively.

     The Company has no brokered deposits and there are no major concentrations of deposits.

10.  NOTE PAYABLE AND OTHER BORROWINGS

     NOTE PAYABLE -- During December 1997, Bancshares entered into an agreement with a bank to borrow up to $8,000,000 under a reducing, revolving line of credit (the "Line"). The purpose of the Line is to provide funding for potential acquisitions in the future. The maximum amount available under the Line is reduced by $1,142,857 each year beginning December 1998 with all amounts due and payable on December 31, 2004. The Line bears interest, payable quarterly, at the Federal Funds Rate plus 2.75%. The Line is collateralized by 100% of the issued and outstanding common shares of Holdings and the Bank. At June 30, 1998 (unaudited) and December 31, 1997, Bancshares had no outstanding borrowings under the Line. During 1997, Bancshares paid off the outstanding balance under a similar agreement (the "Old Line") with a bank. At December
31, 1996, borrowings under the Old Line totaled $3,266,666.

     OTHER BORROWINGS -- At December 31, 1997, Federal Home Loan Bank ("FHLB") advances totaled $2,800,000 with a floating interest rate of 6.9%. There were no advances at June 30, 1998 (unaudited) or

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1996. The FHLB line of credit agreement matures May 14, 1999. The advances under the FHLB line of credit are secured by a blanket pledge of the Bank's one-to-four family mortgages.

11.  INTEREST RATE RISK

     The Company is principally engaged in providing real estate, consumer and commercial loans, with interest rates that are both fixed and variable. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with variable and fixed rates. The fixed real estate loans are more sensitive to interest rate risk because of their fixed rates and longer maturities.

12.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business, the Company is a party to various financial instruments with off-balance-sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

     The following is a summary of the various financial instruments entered into by the Company:

                                                                DECEMBER 31,
                                          JUNE 30,     ------------------------------
                                            1998            1997            1996
                                        ------------   --------------  --------------
                                        (UNAUDITED)
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit....   $ 10,348,000   $   11,856,158  $   11,660,000
     Standby letters of credit.......        279,000          315,200          45,000

     At June 30, 1998 (unaudited), approximately $3,900,000 of commitments to extend credit have fixed rates ranging from 6.60% to 11.50%. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The Company evaluates customer creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  INCOME TAXES

     The components of the provision for federal income taxes are as follows:

                                              YEAR ENDED DECEMBER 31,
                                       --------------------------------------
                                           1997          1996         1995
                                       ------------  ------------  ----------
Current..............................  $  1,634,000  $  1,340,000  $  686,000
Deferred.............................       (48,000)     (100,000)     95,000
                                       ------------  ------------  ----------
Total................................  $  1,586,000  $  1,240,000  $  781,000
                                       ============  ============  ==========

     The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate on income as follows:

                                               YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                           1997          1996          1995
                                       ------------  ------------  ------------
Taxes calculated at statutory rate...  $  1,750,000  $  1,343,000  $  1,055,000
Increase (decrease) resulting from:
     Tax-exempt interest.............      (251,000)     (258,000)     (295,000)
     Amortization of goodwill........        57,000        57,000        50,000
     Other, net......................        30,000        98,000       (29,000)
                                       ------------  ------------  ------------
Total................................  $  1,586,000  $  1,240,000  $    781,000
                                       ============  ============  ============

     Deferred tax assets and liabilities are as follows:

                                            DECEMBER 31,
                                       ----------------------
                                          1997        1996
                                       ----------  ----------
Deferred tax assets --
     Allowance for credit losses.....  $  225,000  $  194,000
                                       ----------  ----------
Total deferred tax assets............     225,000     194,000
                                       ----------  ----------
Deferred tax liabilities:
     Accretion on investments........  $  189,000  $  162,000
     Bank premises and equipment.....      24,000      71,000
     Unrealized loss on available for
       sale investment securities....      13,000      11,000
     Other...........................       7,000       4,000
                                       ----------  ----------
Total deferred tax liabilities.......     233,000     248,000
                                       ----------  ----------
Net deferred tax liabilities.........  $   (8,000) $  (54,000)
                                       ==========  ==========

14.  STOCK INCENTIVE PROGRAM

     During 1995 the Company's Board of Directors approved a stock option plan (the "Plan") for executive officers and key employees to purchase common stock of Bancshares. On May 31, 1995, the Company granted 260,000 options, after stock split, (see Note 22) which vest over a ten-year period beginning on the date of grant. Fifty percent of the options vest after the five year period and ten percent vest in each year thereafter. The options may not be exercised until the optionee has completed five years of employment after the date of grant. The options were granted at an average exercise price of $4.40 (after stock split). Compensation expense was not recognized for the stock options because the options had an

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

exercise price approximating the fair value of Bancshares' common stock at the date of grant. The maximum number of options available for grant under the Plan is 340,000 (after stock split).

                                                                                  YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------------
                                           JUNE 30, 1998                 1997                     1996              1995
                                       ----------------------   ----------------------   ----------------------   ---------
                                                   WEIGHTED-                WEIGHTED-                WEIGHTED-
                                        NUMBER      AVERAGE      NUMBER      AVERAGE      NUMBER      AVERAGE      NUMBER
                                          OF        EXERCISE       OF        EXERCISE       OF        EXERCISE       OF
                                        OPTIONS      PRICE       OPTIONS      PRICE       OPTIONS      PRICE       OPTIONS
                                       ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                            (UNAUDITED)
Options outstanding, beginning of
  period.............................   260,000      $ 4.40      260,000      $ 4.40      260,000      $ 4.40
Options granted......................    60,000        6.25                                                        260,000
                                       ---------   ----------   ---------   ----------   ---------   ----------   ---------
Options outstanding, end of period...   320,000      $ 4.75      260,000      $ 4.40      260,000      $ 4.40      260,000
                                       =========   ==========   =========   ==========   =========   ==========   =========

                                       WEIGHTED-
                                        AVERAGE
                                        EXERCISE
                                         PRICE
                                       ----------

Options outstanding, beginning of
  period.............................
Options granted......................    $ 4.40
                                       ----------
Options outstanding, end of period...    $ 4.40
                                       ==========

     There were no options granted, exercised, forfeited, or expired during 1997 and 1996. At June 30, 1998 (unaudited) and December 31, 1997 and 1996, there were no options that were exercisable under the Plan. On February 10, 1998, the Company granted 60,000 options under the Plan. The options were granted at an exercise price of $6.25. Compensation expense was not recorded for the stock options because the exercise price approximated the fair value of common stock at the date of grant.

     The weighted-average grant date fair value of the stock options granted in 1995 was $.39. The weighted-average remaining contractual life of options outstanding at December 31, 1997 was 7.42 years. The fair value of each stock option was estimated using an option-pricing model with the following assumptions used: risk-free interest rate of 6.49%; dividend yield of 4.54%; and an expected life of 6.5 years.

     If compensation expense had been recorded based on the fair value at the grant date for awards consistent with SFAS No. 123, the Company's net income would have been $2,052,660, $3,555,480, $2,704,040 and $2,317,522 and earnings per share would have been $.53, $.94, $.77 and $.66 for the six months ended June 30, 1998 (unaudited) and the years ended December 31, 1997, 1996 and 1995, respectively.

15.  PROFIT SHARING PLAN

     The Company has adopted a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code whereby participants may contribute up to 15% of their compensation. Matching contributions are made at the discretion of the Company. Such matching contributions were approximately $48,000, $38,000, $87,000, $72,000 and $56,000 for the six months ended June 30, 1998 (unaudited) and 1997 (unaudited) and the years ended December 31, 1997, 1996, and 1995, respectively.

16.  COMMITMENTS AND CONTINGENCIES

     LEASES -- A summary of noncancelable future operating lease commitments as of December 31, 1997 follows:

1998.................................  $  189,606
1999.................................     102,214
2000.................................      50,821
2001.................................      50,821
2002.................................      50,821
                                       ----------
Total................................  $  444,283
                                       ==========

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     It is expected that in the normal course of business, expiring leases will be renewed or replaced by leases on other property or equipment.

     Rent expense under all noncancelable operating lease obligations aggregated approximately $191,000 for the year ended December 31, 1997 and $180,000 for the years ended December 31, 1996 and 1995.

     LITIGATION -- Various lawsuits are pending against the Company. Management, after reviewing these lawsuits with outside counsel, considers that the aggregate liabilities, if any, will not be material to the consolidated financial statements.

17.  SHAREHOLDERS' EQUITY

     During 1997, the Company sold 480,000 shares of common stock at $6.25 per share, after stock split, (see Note 22), which approximated the book value of the Company at the time of the sale. Proceeds to the Company totaling $3,000,000 were used to fund the acquisition of a branch (see Note 2) and to repay borrowings under a line of credit arrangement with a bank (Note 10).

     Dividends paid by Bancshares and the Bank are subject to restrictions by certain regulatory agencies. There was an aggregate of approximately $7,300,000 and $4,835,000 available for payment of dividends by Bancshares and by the Bank to Bancshares, respectively, at December 31, 1997 under these restrictions. Dividends paid by Bancshares during the years ended December 31, 1997 and 1996 were $574,536 and $351,388, respectively. Dividends paid by the Bank to Bancshares during the years ended December 31, 1997 and 1996 were $2,922,150 and $661,000, respectively.

18.  REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on the Company's and the Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines based on the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and the Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about the components, risk weightings and other factors.

     To meet the capital adequacy requirements, the Company and the Bank must maintain minimum capital amounts and ratios as defined in the regulations. Management believes, as of June 30, 1998 and December 31, 1997, that the Company and the Bank met all capital adequacy requirements to which they are subject.

     At December 31, 1997, the most recent notification from the State of Texas Department of Banking categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification which management believes have changed the Bank's category.

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the Company's and the Bank's capital ratios at June 30, 1998 (unaudited), December 31, 1997 and 1996:

                                                                                               TO BE WELL
                                                                                           CAPITALIZED UNDER
                                                                     FOR CAPITAL           PROMPT CORRECTIVE
                                               ACTUAL             ADEQUACY PURPOSES        ACTION PROVISIONS
                                       ----------------------   ----------------------    --------------------
                                           AMOUNT       RATIO       AMOUNT       RATIO      AMOUNT       RATIO
                                       --------------   -----   --------------   -----    -----------    -----
CONSOLIDATED:
  AS OF JUNE 30, 1998 (UNAUDITED):
    Total Capital (to Risk Weighted
      Assets)........................  $   21,974,135   15.08%  $   11,656,560     8.0%       N/A         N/A
    Tier I Capital (to Risk Weighted
      Assets)........................      20,860,423   14.32%       5,828,280     4.0%       N/A         N/A
    Tier I Capital (to Average
      Assets)........................      20,860,423    6.25%      10,017,360     3.0%       N/A         N/A
  AS OF DECEMBER 31, 1997:
    Total Capital (to Risk Weighted
      Assets)........................  $   20,233,587   15.73%  $   10,292,800     8.0%       N/A         N/A
    Tier I Capital (to Risk Weighted
      Assets)........................      19,217,587   14.94%       5,146,400     4.0%       N/A         N/A
    Tier I Capital (to Average
      Assets)........................      19,217,587    6.30%       9,150,600     3.0%       N/A         N/A
  AS OF DECEMBER 31, 1996:
    Total Capital (to Risk Weighted
      Assets)........................  $   15,756,054   13.89%  $    9,076,240     8.0%       N/A         N/A
    Tier I Capital (to Risk Weighted
      Assets)........................      14,878,054   13.11%       4,538,120     4.0%       N/A         N/A
    Tier I Capital (to Average
      Assets)........................      14,878,054    5.45%       8,186,910     3.0%       N/A         N/A

                                                                                              TO BE WELL
                                                                                          CAPITALIZED UNDER
                                                                    FOR CAPITAL           PROMPT CORRECTIVE
                                              ACTUAL             ADEQUACY PURPOSES        ACTION PROVISIONS
                                       ---------------------   ----------------------    --------------------
                                          AMOUNT      RATIO        AMOUNT       RATIO      AMOUNT       RATIO
                                       ------------   ------   --------------   -----    -----------    -----
BANK ONLY:
  AS OF JUNE 30, 1998 (UNAUDITED):
    Total Capital (to Risk Weighted
      Assets)........................  $ 21,837,916    14.99%  $   11,656,080     8.0%   $14,570,100     10.0%
    Tier I Capital (to Risk Weighted
      Assets)........................    20,724,204    14.22%       5,828,040     4.0%     8,742,060      6.0%
    Tier I Capital (to Average
      Assets)........................    20,724,204     6.21%      10,016,160     3.0%    16,693,600      5.0%
  AS OF DECEMBER 31, 1997:
    Total Capital (to Risk Weighted
      Assets)........................  $ 20,056,438    15.59%  $   10,291,920     8.0%   $12,864,900     10.0%
    Tier I Capital (to Risk Weighted
      Assets)........................    19,040,438    14.80%       5,145,960     4.0%     7,718,940      6.0%
    Tier I Capital (to Average
      Assets)........................    19,040,438     6.13%       9,319,920     3.0%    15,533,200      5.0%
  AS OF DECEMBER 31, 1996:
    Total Capital (to Risk Weighted
      Assets)........................  $ 18,827,802    16.60%  $    9,075,840     8.0%   $11,344,800     10.0%
    Tier I Capital (to Risk Weighted
      Assets)........................    17,949,802    15.82%       4,537,920     4.0%     6,806,880      6.0%
    Tier I Capital (to Average
      Assets)........................    17,949,802     6.48%       8,306,760     3.0%    13,844,600      5.0%

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

19.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INFORMATION

     Disclosures of the estimated fair value amounts of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND CASH EQUIVALENTS -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     SECURITIES -- For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     LOAN RECEIVABLES -- For certain homogeneous categories of loans (such as some residential mortgages and other consumer loans), fair value is estimated by discounting the future cash flows using the risk-free Treasury rate for the applicable maturity, adjusted for servicing and credit risk. The carrying value of variable rate loans approximates fair value because the loans reprice frequently to current market rates.

     DEPOSIT LIABILITIES -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     LONG-TERM DEBT AND OTHER BORROWINGS -- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS -- The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties.

     The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                        DECEMBER 31,
                                       ----------------------------------------------
                                                1997                    1996
                                       ----------------------  ----------------------
                                        CARRYING      FAIR      CARRYING      FAIR
                                         AMOUNT      VALUE       AMOUNT      VALUE
                                       ----------  ----------  ----------  ----------
Financial assets:
     Cash and cash equivalents.......  $   17,372  $   17,372  $   21,744  $   21,744
     Interest-bearing deposits in
       financial institutions........         198         198         396         396
     Held to maturity securities.....     129,256     129,775      98,222      97,659
     Available for sale securities...      38,612      38,612      49,342      49,342
     Loans...........................     120,578     129,601     113,382     117,976
     Less allowance for loan
       losses........................      (1,016)     (1,016)       (923)       (923)
                                       ----------  ----------  ----------  ----------
Total................................  $  305,000  $  314,542  $  282,163  $  286,194
                                       ==========  ==========  ==========  ==========
Financial liabilities:
     Deposits........................  $  291,517  $  291,779  $  270,866  $  271,274
     Note payable....................                               3,267       3,267
     Other borrowing.................       2,800       2,800
                                       ----------  ----------  ----------  ----------
Total................................  $  294,317  $  294,579  $  274,133  $  274,541
                                       ==========  ==========  ==========  ==========

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences in fair value and carrying value of commitments to extend credit and standby letters of credit were not material at December 31, 1997 and 1996.

     The fair value estimates presented herein are based on pertinent information available to management as of the dates indicated. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

20.  COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting Comprehensive Income" requires that all components of comprehensive income and total comprehensive income be reported on one of the following: (1) the statement of income, (2) the statement of stockholders' equity, or (3) a separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends). The Company adopted this statement effective January 1, 1998 and has elected to report comprehensive income in the consolidated statements of stockholders' equity.

     Other comprehensive income consists of unrealized gains and losses on available for sale securities. For the six months ended June 30, 1998, the change in net unrealized loss on available for sale securities is reported in the consolidated statement of stockholders' equity.

21.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

                          PROSPERITY BANCSHARES, INC.
                             (PARENT COMPANY ONLY)
                                 BALANCE SHEETS

                                        JUNE 30, 1998        1997            1996
                                        -------------   --------------  --------------
                                         (UNAUDITED)
               ASSETS
Cash.................................    $    111,410   $      153,610  $      111,848
Investment in subsidiaries...........      20,747,224       19,065,984      17,988,765
Goodwill, net........................       5,612,701        5,592,791       3,995,130
Other assets.........................          12,163           11,008           5,455
                                        -------------   --------------  --------------
TOTAL................................    $ 26,483,498   $   24,823,393  $   22,101,198
                                        =============   ==============  ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
     Note payable....................                                   $    3,266,666
     Accrued interest payable and
       other liabilities.............    $      5,679   $        5,796           1,220
                                        -------------   --------------  --------------
          Total liabilities..........           5,679            5,796       3,267,886
                                        -------------   --------------  --------------
SHAREHOLDERS' EQUITY:
     Common Stock....................       3,993,884        3,993,884       3,513,884
     Capital surplus.................       4,817,782        4,817,782       2,797,607
     Retained earnings...............      17,707,546       16,049,334      13,061,698
     Unrealized losses on available
       for sale investment
       securities, net of tax........         (23,066)         (25,076)        (20,725)
     Less treasury stock, at cost
       3,576 (unaudited), 3,576 and
       3,736 shares at June 30, 1998,
       December 31, 1997 and 1996,
       respectively).................         (18,327)         (18,327)        (19,147)
                                        -------------   --------------  --------------
          Total shareholders'
             equity..................      26,477,819       24,817,597      18,833,312
                                        -------------   --------------  --------------
TOTAL................................    $ 26,483,498   $   24,823,393  $   22,101,198
                                        =============   ==============  ==============

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          PROSPERITY BANCSHARES, INC.
                             (PARENT COMPANY ONLY)
                              STATEMENTS OF INCOME

                                           FOR THE SIX MONTHS
                                             ENDED JUNE 30,            FOR THE YEARS ENDED DECEMBER 31,
                                       --------------------------  ----------------------------------------
                                           1998          1997          1997          1996          1995
                                       ------------  ------------  ------------  ------------  ------------
                                              (UNAUDITED)
OPERATING INCOME --
     Dividends from subsidiaries.....  $    595,000  $  2,039,000  $  2,922,150  $    661,000  $  1,352,777
OPERATING EXPENSE:
     Interest expense................         1,414        91,809       119,682       202,649       153,152
     Amortization of goodwill........       230,090       158,197       392,453       248,339       199,728
     Other expenses..................        56,947        28,688        66,416        48,987        31,135
                                       ------------  ------------  ------------  ------------  ------------
          Total operating expense....       288,451       278,694       578,551       499,975       384,015
                                       ------------  ------------  ------------  ------------  ------------
INCOME BEFORE INCOME TAX BENEFIT AND
  EQUITY IN UNDISTRIBUTED EARNINGS OF
  SUBSIDIARIES.......................       306,549     1,760,306     2,343,599       161,025       968,762
FEDERAL INCOME TAX BENEFIT...........        71,465        41,323       137,003        85,555        62,658
                                       ------------  ------------  ------------  ------------  ------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARIES...........       378,014     1,801,629     2,480,602       246,580     1,031,420
EQUITY IN UNDISTRIBUTED EARNINGS OF
  SUBSIDIARIES                            1,679,230      (140,803)    1,081,570     2,464,152     1,290,007
                                       ------------  ------------  ------------  ------------  ------------
NET INCOME...........................  $  2,057,244  $  1,660,826  $  3,562,172  $  2,710,732  $  2,321,427
                                       ============  ============  ============  ============  ============

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          PROSPERITY BANCSHARES, INC.
                             (PARENT COMPANY ONLY)
                            STATEMENTS OF CASH FLOWS

                                        FOR THE SIX MONTHS ENDED
                                                JUNE 20,               FOR THE YEARS ENDED DECEMBER 31,
                                       --------------------------  ----------------------------------------
                                           1998          1997          1997          1996          1995
                                       ------------  ------------  ------------  ------------  ------------
                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $  2,057,244  $  1,660,826  $  3,562,172  $  2,710,732  $  2,321,427
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Equity in undistributed earnings
      of subsidiaries................    (1,679,230)      140,803    (1,081,570)   (2,464,152)   (1,290,007)
    Decrease in due to subsidiary....                                                              (157,777)
    Amortization of goodwill.........       230,090       158,197       392,453       248,339       199,728
    (Increase) decrease in other
      assets.........................        (1,155)        8,442        (5,553)       (1,570)        1,601
    Increase (decrease) in other
      liabilities....................          (117)       36,694         4,576       (33,577)       34,791
                                       ------------  ------------  ------------  ------------  ------------
         Total adjustments...........    (1,450,412)      344,136      (690,094)   (2,250,960)   (1,211,664)
                                       ------------  ------------  ------------  ------------  ------------
         Net cash flows provided by
           operating activities......       606,832     2,004,962     2,872,078       459,772     1,109,763
                                       ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Premium paid for branch
    acquisition......................      (250,000)   (1,990,114)   (1,990,114)   (1,750,000)
                                       ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of notes payable.........                  (2,402,017)   (3,266,666)   (1,516,666)     (758,334)
  Proceeds from line of credit.......                                               3,266,666
  Issuance of common stock...........                   2,938,175     3,000,000
  Payments of cash dividends.........      (399,032)     (175,505)     (574,536)     (351,388)     (351,388)
  Sale (purchase) of treasury
    stock............................                                     1,000       (19,147)
                                       ------------  ------------  ------------  ------------  ------------
         Net cash flows (used in)
           provided by financing
           activities................      (399,032)      360,653      (840,202)    1,379,465    (1,109,722)
                                       ------------  ------------  ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       (42,200)      375,501        41,762        89,237            41
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD..........................       153,610       111,848       111,848        22,611        22,570
                                       ------------  ------------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.............................  $    111,410  $    487,349  $    153,610  $    111,848  $     22,611
                                       ============  ============  ============  ============  ============

                   PROSPERITY BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

22.  PENDING ACQUISITION

     During November 1997, the Company entered into a purchase and assumption agreement with another bank to purchase certain assets and to assume certain deposit accounts and related accrued interest payable of a branch located in West Columbia, Texas. This transaction, which has met regulatory approval, is expected to be completed on or about February 27, 1998. At that time, the Company expects to purchase loans totaling approximately $120,000 and assume deposit liabilities of approximately $7,500,000. The Company expects to pay a cash premium totaling approximately $250,000 for the transaction.

23.  SUBSEQUENT EVENTS

     On September 10, 1998, the Company effected a four for one common stock split in the form of a common stock dividend (the "Stock Split"). All share and per share information for common stock has been restated to reflect the Stock Split. In September 1998, the Company increased the number of authorized shares of common stock from 1,000,000 to 50,000,000 and authorized 20,000,000 shares of preferred stock with a par value of $1.

     In June 1998, the Company entered into a merger agreement with a bank located in East Bernard, Texas. This transaction, which has met regulatory approval, is expected to be completed on or about October 1, 1998.

     On February 10, 1998, the Company granted 60,000 options under the 1995 stock option plan. The options were granted at an exercise price of $6.25. Compensation expense was not recorded for the stock options because the exercise price approximated the fair value of common stock at the date of the grant.

     In 1998, the Company approved a new stock option plan which authorizes the issuance of up to 460,000 shares of common stock.

                                     ******

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
  Union State Bank
  East Bernard, Texas

     We have audited the accompanying statements of condition of Union State Bank as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Union State Bank at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Harper & Pearson Company

Houston, Texas
January 23, 1998

                                UNION STATE BANK
                            STATEMENTS OF CONDITION
                             JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                            1998            1997
                                       --------------  --------------
               ASSETS
Cash and due from banks..............  $    1,672,840  $    1,681,819
Federal funds sold...................       5,100,000       3,100,000
                                       --------------  --------------
Total cash and cash equivalents......       6,772,840       4,781,819
Securities available for sale........      20,069,030      15,847,429
Securities to be held to maturity at
  cost, fair value of $24,269,037 and
  $31,147,700 at June 30, 1998 and
  1997, respectively.................      24,076,943      31,153,834
Loans................................      25,227,167      23,626,280
     Less allowance for possible loan
       losses........................         670,702         718,656
                                       --------------  --------------
     Loans, net......................      24,556,465      22,907,624
Bank premises and equipment, net.....         165,029         209,013
Accrued interest receivable..........       1,083,643       1,082,035
Deferred federal income taxes........          33,255         110,225
Other assets, net....................         183,385         211,428
                                       --------------  --------------
                                       $   76,940,590  $   76,303,407
                                       ==============  ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits:
     Noninterest-bearing.............  $    8,203,315  $    7,715,830
     Interest-bearing................      55,519,663      56,442,834
                                       --------------  --------------
     Total Deposits..................      63,722,978      64,158,664
     Accrued interest payable........         293,691         264,928
     Other liabilities...............          59,680          79,347
                                       --------------  --------------
     Total Liabilities...............      64,076,349      64,502,939
                                       --------------  --------------
Commitments
Shareholders' Equity
     Common stock, $10 par value,
       70,000 shares authorized,
       issued and outstanding........         700,000         700,000
     Capital surplus.................       3,300,000       3,300,000
     Retained earnings...............       8,928,797       7,998,818
     Net unrealized losses on
       securities available for sale,
       net...........................         (64,556)       (198,350)
                                       --------------  --------------
     Total Shareholders' Equity......      12,864,241      11,800,468
                                       --------------  --------------
                                       $   76,940,590  $   76,303,407
                                       ==============  ==============

                            See accompanying notes.

                                UNION STATE BANK
                            STATEMENTS OF CONDITION
                           DECEMBER 31, 1997 AND 1996
                                               1997            1996
                                          --------------  --------------
                 ASSETS
Cash and due from banks.................  $    2,513,928  $    2,502,038
Federal funds sold......................       6,300,000       6,000,000
                                          --------------  --------------
     Total cash and cash equivalents....       8,813,928       8,502,038
Securities available for sale...........      19,195,963      18,373,655
Securities to be held to maturity at
  cost, fair value of $29,789,918 and
  $31,225,616 at December 31, 1997 and
  1996, respectively....................      29,620,984      31,181,829
Loans...................................      20,438,344      19,473,356
     Less allowance for possible loan
       losses...........................         649,669         702,274
                                          --------------  --------------
     Loans, net.........................      19,788,675      18,771,082
Bank premises and equipment, net........         186,731         209,606
Accrued interest receivable.............         795,002         779,924
Deferred federal income taxes...........          82,206         108,162
Other assets, net.......................         215,349         435,554
                                          --------------  --------------
                                          $   78,698,838  $   78,361,850
                                          ==============  ==============

  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits:
     Noninterest-bearing................  $    8,550,127  $    9,020,075
     Interest-bearing...................      57,593,728      57,624,409
                                          --------------  --------------
     Total Deposits.....................      66,143,855      66,644,484
     Accrued interest payable...........         276,145         256,372
     Other liabilities..................          23,842           2,632
                                          --------------  --------------
     Total Liabilities..................      66,443,842      66,903,488
                                          --------------  --------------
Commitments
Shareholders' Equity
     Common stock, $10 par value, 70,000
       shares authorized, issued and
       outstanding......................         700,000         700,000
     Capital surplus....................       3,300,000       3,300,000
     Retained earnings..................       8,398,957       7,652,705
     Net unrealized losses on securities
       available for sale, net..........        (143,961)       (194,343)
                                          --------------  --------------
     Total Shareholders' Equity.........      12,254,996      11,458,362
                                          --------------  --------------
                                          $   78,698,838  $   78,361,850
                                          ==============  ==============

                            See accompanying notes.

                                UNION STATE BANK
                              STATEMENTS OF INCOME
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                           1998          1997
                                       ------------  ------------
INTEREST INCOME
     Interest and fees on loans......  $  1,040,303  $    980,080
     Securities available for sale...       599,768       514,952
     Securities to be held to
      maturity.......................       775,749       967,480
     Federal funds sold..............       195,565        77,371
                                       ------------  ------------
     Total Interest Income...........     2,611,385     2,539,883
                                       ------------  ------------
INTEREST EXPENSE
     Deposits........................     1,238,241     1,229,806
                                       ------------  ------------
     Total Interest Expense..........     1,238,241     1,229,806
                                       ------------  ------------
NET INTEREST INCOME..................     1,373,144     1,310,077
PROVISION FOR POSSIBLE CREDIT LOSSES             --            --
                                       ------------  ------------
NET INTEREST INCOME AFTER PROVISION
  FOR
  POSSIBLE CREDIT LOSSES.............     1,373,144     1,310,077
                                       ------------  ------------
OTHER INCOME
     Customer service charges........        97,678        98,899
     Other service charges and
      fees...........................        23,453        25,186
     Other...........................         9,156        59,473
                                       ------------  ------------
     Total Other Income..............       130,287       183,558
                                       ------------  ------------
OTHER EXPENSE
     Salaries and employee
      benefits.......................       453,222       438,171
     Net occupancy and equipment
      expense........................        58,271        59,137
     Data processing.................        52,417        49,227
     Professional services fees......        37,505        38,427
     Taxes other than income taxes...        55,499        55,335
     Other...........................        68,443        71,225
                                       ------------  ------------
     Total Other Expense.............       725,357       711,522
                                       ------------  ------------
EARNINGS BEFORE INCOME TAXES.........       778,074       782,113
INCOME TAXES.........................       248,234       226,000
                                       ------------  ------------
NET EARNINGS.........................  $    529,840  $    556,113
                                       ============  ============

                            See accompanying notes.

                                UNION STATE BANK
                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                           1997          1996
                                       ------------  ------------
INTEREST INCOME
     Interest and fees on loans......  $  2,135,057  $  2,180,517
     Securities available for sale...       964,771       965,685
     Securities to be held to
      maturity.......................     1,825,390     1,908,964
     Federal funds sold..............       266,891       149,549
                                       ------------  ------------
     Total Interest Income...........     5,192,109     5,204,715
                                       ------------  ------------
INTEREST EXPENSE
     Deposits........................     2,504,186     2,505,963
                                       ------------  ------------
     Total Interest Expense..........     2,504,186     2,505,963
                                       ------------  ------------
NET INTEREST INCOME..................     2,687,923     2,698,752
REDUCTION OF ALLOWANCE FOR POSSIBLE
  CREDIT LOSSES......................        75,000        55,000
                                       ------------  ------------
NET INTEREST INCOME AFTER REDUCTION
  OF ALLOWANCE FOR POSSIBLE CREDIT
  LOSSES.............................     2,762,923     2,753,752
                                       ------------  ------------
OTHER INCOME
     Customer service charges........       218,173       172,749
      Other service charges and
     fees............................        37,561        46,815
     Other...........................        72,984        59,908
                                       ------------  ------------
     Total Other Income..............       328,718       279,472
                                       ------------  ------------
OTHER EXPENSE
     Salaries and employee
      benefits.......................       945,129       931,227
     Net occupancy and equipment
      expense........................       121,879       139,302
     Data processing.................       101,001       115,103
     Professional services fees......        64,227        65,518
     Taxes other than income taxes...       105,828       106,967
     Other real estate losses and
      expenses.......................         5,247       100,381
     Other...........................       160,078       159,520
                                       ------------  ------------
     Total Other Expense.............     1,503,389     1,618,018
                                       ------------  ------------
EARNINGS BEFORE INCOME TAXES.........     1,588,252     1,415,206
INCOME TAXES.........................       422,000       406,674
                                       ------------  ------------
NET EARNINGS.........................  $  1,166,252  $  1,008,532
                                       ============  ============

                            See accompanying notes.

                                UNION STATE BANK
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

                                                                                 ACCUMULATED
                                                                                    OTHER
                                                                                COMPREHENSIVE
                                                                                  INCOME-NET
                                                                                  UNREALIZED
                                                                                    LOSSES
                                                                                  SECURITIES
                                         COMMON      CAPITAL       RETAINED       AVAILABLE
                                         STOCK       SURPLUS       EARNINGS        FOR SALE          TOTAL
                                       ----------  ------------  ------------   --------------   --------------
Balance -- December 31, 1997.........  $  700,000  $  3,300,000  $  8,398,957     $ (143,961)    $   12,254,996
Net Earnings.........................          --            --       529,840             --            529,840
Net Change in Unrealized Losses On
  Securities Available for Sale......          --            --            --         79,405             79,405
                                                                                                 --------------
Total Comprehensive Income...........          --            --            --             --            609,245
Dividends............................          --            --            --             --                 --
                                       ----------  ------------  ------------   --------------   --------------
Balance -- June 30, 1998.............  $  700,000  $  3,300,000  $  8,928,797     $  (64,556)    $   12,864,241
                                       ==========  ============  ============   ==============   ==============

                                UNION STATE BANK
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

                                                                                 ACCUMULATED
                                                                                    OTHER
                                                                                COMPREHENSIVE
                                                                                  INCOME-NET
                                                                                  UNREALIZED
                                                                                    LOSSES
                                                                                  SECURITIES
                                         COMMON      CAPITAL       RETAINED       AVAILABLE
                                         STOCK       SURPLUS       EARNINGS        FOR SALE          TOTAL
                                       ----------  ------------  ------------   --------------   --------------
Balance -- December 31, 1996.........  $  700,000  $  3,300,000  $  7,652,705     $ (194,343)    $   11,458,362
Net Earnings.........................          --            --       556,113             --            556,113
Net Change in Unrealized Losses On
  Securities Available for Sale......          --            --            --         (4,007)            (4,007)
                                                                                                 --------------
Total Comprehensive Income...........          --            --            --             --            552,106
Dividends............................          --            --      (210,000)            --           (210,000)
                                       ----------  ------------  ------------   --------------   --------------
Balance -- June 30, 1997.............  $  700,000  $  3,300,000  $  7,998,818     $ (198,350)    $   11,800,468
                                       ==========  ============  ============   ==============   ==============

                            See accompanying notes.

                                UNION STATE BANK
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                 ACCUMULATED
                                                                                    OTHER
                                                                                COMPREHENSIVE
                                                                                  INCOME-NET
                                                                                  UNREALIZED
                                                                                    LOSSES
                                                                                  SECURITIES
                                         COMMON      CAPITAL       RETAINED       AVAILABLE
                                         STOCK       SURPLUS       EARNINGS        FOR SALE          TOTAL
                                       ----------  ------------  ------------   --------------   --------------
Balance -- December 31, 1995.........  $  700,000  $  3,300,000  $  7,064,173     $ (124,976)    $   10,939,197
Net Earnings.........................          --            --     1,008,532             --          1,008,532
Net Change in Unrealized Losses On
  Securities Available for Sale......          --            --            --        (69,367)           (69,367)
                                                                                                 --------------
Total Comprehensive Income...........                                                                   939,165
Dividends............................                                (420,000)                         (420,000)
                                       ----------  ------------  ------------   --------------   --------------
Balance -- December 31, 1996.........     700,000     3,300,000     7,652,705       (194,343)        11,458,362
Net Earnings.........................          --            --     1,166,252             --          1,166,252
Net Change in Unrealized Losses On
  Securities Available for Sale......          --            --            --         50,382             50,382
                                                                                                 --------------
Total Comprehensive Income...........                                                                 1,216,634
Dividends............................                                (420,000)                         (420,000)
                                       ----------  ------------  ------------   --------------   --------------
Balance -- December 31, 1997.........  $  700,000  $  3,300,000  $  8,398,957     $ (143,961)    $   12,254,996
                                       ==========  ============  ============   ==============   ==============

                            See accompanying notes.

                                UNION STATE BANK
                            STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                            1998            1997
                                       --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings....................  $      529,840  $      556,113
                                       --------------  --------------
     Adjustments to reconcile net
       earnings to net cash provided
       by operating activities:
       Provision for depreciation and
          amortization...............          21,702          21,067
       Deferred federal income
          taxes......................          48,951          (2,063)
     Change in operating assets and
       liabilities:
       Accrued interest receivable...        (288,641)       (302,111)
       Other assets..................          31,964         224,126
       Accrued interest payable......          17,546           8,556
       Other liabilities.............          35,838          76,715
                                       --------------  --------------
     Total adjustments...............        (132,640)         26,290
                                       --------------  --------------
     Net cash provided by operating
       activities....................         397,200         582,403
                                       --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of securities
       available for sale............      (4,115,000)             --
     Purchases of securities to be
       held to maturity..............              --      (3,131,678)
     Proceeds from paydowns and
       maturities of securities......       8,865,379       5,681,892
     Loans originated/proceeds
       received, net.................      (4,767,790)     (4,136,542)
     Capital expenditures, net.......              --         (20,474)
                                       --------------  --------------
     Net cash used by investing
       activities....................         (17,411)     (1,606,802)
                                       --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net change in deposits..........      (2,420,877)     (2,485,820)
     Dividends paid..................              --        (210,000)
                                       --------------  --------------
     Net cash used by financing
       activities....................      (2,420,877)     (2,695,820)
                                       --------------  --------------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS........................      (2,041,088)     (3,720,219)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................       8,813,928       8,502,038
                                       --------------  --------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $    6,772,840  $    4,781,819
                                       ==============  ==============

                            See accompanying notes.

                                UNION STATE BANK
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                            1997            1996
                                       --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings....................  $    1,166,252  $    1,008,532
                                       --------------  --------------
     Adjustments to reconcile net
       earnings to net cash provided
       by operating activities:
       Reduction of allowance for
          possible credit losses.....         (75,000)        (55,000)
       Provision for depreciation and
          amortization...............          43,349          56,889
       Deferred federal income
          taxes......................              --          67,025
     Change in operating assets and
       liabilities:
       Accrued interest receivable...         (15,078)        112,773
       Other assets..................         220,205         394,445
       Accrued interest payable......          19,773         (29,250)
       Other liabilities.............          21,210         (32,143)
                                       --------------  --------------
     Total adjustments...............         214,459         514,739
                                       --------------  --------------
     Net cash provided by operating
       activities....................       1,380,711       1,523,271
                                       --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of securities
       available for sale............      (5,997,276)     (5,024,297)
     Purchases of securities to be
       held to maturity..............      (5,329,972)     (4,383,004)
     Proceeds from maturities of
       securities....................      12,142,123      12,342,209
     Loans originated/proceeds
       received, net.................        (942,593)      1,381,848
     Capital expenditures, net.......         (20,474)        (68,107)
                                       --------------  --------------
     Net cash (used) provided by
       investing activities..........        (148,192)      4,248,649
                                       --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net change in deposits..........        (500,629)       (256,505)
     Dividends paid..................        (420,000)       (420,000)
                                       --------------  --------------
     Net cash used by financing
       activities....................        (920,629)       (676,505)
                                       --------------  --------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................         311,890       5,095,415
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................       8,502,038       3,406,623
                                       --------------  --------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $    8,813,928  $    8,502,038
                                       ==============  ==============

                            See accompanying notes.

                                UNION STATE BANK
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     The accounting and reporting policies of Union State Bank are in accordance with generally accepted accounting principles and the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

     ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for possible credit losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and in the determination of investment security estimated market values. In connection with the determination of the allowances for possible losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. The estimated market value of investment securities is determined by a third party investment company.

     While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estates may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

     INTERIM FINANCIAL INFORMATION -- Financial information as of and for the six months ended June 30, 1998 and 1997 is unaudited. Such information includes all adjustments (consisting of only normal recurring adjustments), that are necessary in the opinion of management, for a fair statement of the financial information in the interim periods. The results from operations for the periods ended June 30, 1998 is not necessarily indicative of the results for the full fiscal year.

     TRADING SECURITIES -- Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income. At December 31, 1997 and 1996, the Bank did not classify any of its securities as trading securities.

     SECURITIES HELD TO MATURITY -- Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and the accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     SECURITIES AVAILABLE FOR SALE -- Available for sale securities consist of investment securities not classified as trading securities nor as held to maturity securities and are measured and presented at fair market value. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as

                                UNION STATE BANK
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

     Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

     CONCENTRATIONS OF CREDIT -- Substantially all of the Bank's loans, commitments and letters of credit have been granted to customers in the Bank's market area. Generally, such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note C. It is the Bank's policy to not extend credit to any single borrower or group of related borrowers in excess of the Bank's legal lending limit.

     INTEREST RATE RISK -- The Bank is principally engaged in providing short-term commercial loans with interest rates that fluctuate with various market indices and intermediate-term, fixed rate real estate loans. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with fixed rates.

     LOANS -- Loans are stated at the principal amount outstanding, net of unearned discount. Unearned discount relates principally to consumer installment loans. The related interest income for multi-payment loans is recognized as interest in proportion to the declining outstanding balances of the loans; for single payment loans such income is recognized under the straight-line method. Both methods approximate the interest method.

     NON-PERFORMING LOANS AND PAST DUE LOANS -- Included in the non-performing loan category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

     When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan.

     When a loan is placed on nonaccrual status or identified as impaired, interest accrued and uncollected during the current year prior to the judgment of uncollectibility, is charged to operations. Interest accrued during prior periods is charged to allowance for possible credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

     Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

     ALLOWANCE FOR POSSIBLE CREDIT LOSSES -- The allowance for possible credit losses is a valuation allowance available for losses incurred on loans and other commitments to extend credit. All losses are charged to the allowance for possible credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

     Throughout the year, management estimates the likely level of losses to determine whether the allowance for possible credit losses is adequate to absorb anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for possible credit losses and credited to the

                                UNION STATE BANK
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

allowance for possible credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

     Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; results of examinations of the loan portfolio by an external consultant; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Bank's control.

     It should be understood that estimates of credit losses involve judgment. While it is possible that in particular periods the Bank may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowances for credit losses reflected in the statements of condition are adequate to absorb losses which may exist in the current loan portfolio.

     BANK PREMISES AND EQUIPMENT -- Bank Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally on a tax method which approximates the straight-line method over the estimated useful lives of the assets.

     REAL ESTATE ACQUIRED BY FORECLOSURE -- Real estate acquired by foreclosure is recorded at the fair value of the property less any selling costs, as applicable, at the time of foreclosure. Subsequent to foreclosure, real estate is carried at the lower of its new cost basis or fair value, less estimated costs to sell. Any adjustments to reflect declines in value below the recorded amounts are recognized and are charged to income in the period such determination is assessed. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property.

     Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expense.

     INCOME TAXES -- Under SFAS No. 109, the Bank uses the balance sheet approach for recording deferred taxes. The balance sheet approach accounts for deferred income taxes by applying statutory tax rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax law or rates.

     STATEMENTS OF CASH FLOWS -- For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

                                UNION STATE BANK
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B  INVESTMENT SECURITIES

     Investment securities have been classified according to management's intent. The amortized cost and estimated market values of investments in debt securities at December 31, 1997 and 1996 are summarized as follows:

                                                              GROSS          GROSS        ESTIMATED
                                            AMORTIZED       UNREALIZED     UNREALIZED       MARKET
                                               COST           GAINS          LOSSES         VALUE
                                          --------------    ----------     ----------   --------------
1997
Securities Available For Sale:
     U.S. Gov't & Agency Securities.....  $    9,323,464     $   9,409     $  (12,512)  $    9,320,361
     Collateralized Mortgage
       Obligations......................       3,161,837            --       (150,038)       3,011,799
     Mortgage-backed Securities.........       6,928,785        32,864        (97,846)       6,863,803
                                          --------------    ----------     ----------   --------------
                                          $   19,414,086     $  42,273     $ (260,396)  $   19,195,963
                                          ==============    ==========     ==========   ==============
Securities to be Held to Maturity:
     U.S. Gov't & Agency Securities.....  $   13,795,511     $  47,936     $  (28,149)  $   13,815,298
     Municipal -- Nontaxable............       7,017,330       139,447         (1,069)       7,155,708
     Municipal -- Taxable...............         300,000            --         (1,627)         298,373
     Mortgage-backed Securities.........       8,508,143        68,157        (55,761)       8,520,539
                                          --------------    ----------     ----------   --------------
                                          $   29,620,984     $ 255,540     $  (86,606)  $   29,789,918
                                          ==============    ==========     ==========   ==============
1996
Securities Available For Sale:
     U.S. Gov't Agency Securities.......  $    6,822,059     $  14,780     $  (12,250)  $    6,824,589
     Collateralized Mortgage
       Obligations......................       3,596,195            --       (189,508)       3,406,687
     Mortgage-backed Securities.........       8,249,861        27,747       (135,229)       8,142,379
                                          --------------    ----------     ----------   --------------
                                          $   18,668,115     $  42,527     $ (336,987)  $   18,373,655
                                          ==============    ==========     ==========   ==============
Securities to be Held to Maturity:
     U.S. Gov't & Agency Securities.....  $   16,147,535     $  74,505     $  (70,749)  $   16,151,291
     Municipal -- Nontaxable............       7,201,160       101,610        (26,054)       7,276,716
     Mortgage-backed Securities.........       7,833,134        80,173       (115,698)       7,797,609
                                          --------------    ----------     ----------   --------------
                                          $   31,181,829     $ 256,288     $ (212,501)  $   31,225,616
                                          ==============    ==========     ==========   ==============

                                UNION STATE BANK
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            SECURITIES HELD TO         SECURITIES AVAILABLE FOR
                                                 MATURITY                        SALE
                                        --------------------------    --------------------------
                                         AMORTIZED       MARKET        AMORTIZED       MARKET
                                           COST           VALUE          COST           VALUE
                                        -----------    -----------    -----------    -----------
Due in 1 year or less................   $ 6,551,243    $ 6,540,982    $ 4,980,875    $ 4,975,879
Due from 1 year to 5 years...........    10,405,983     10,507,451      4,343,589      4,344,482
Due from 5 years to 10 years.........     4,155,615      4,220,946             --             --
Due after 10 years...................            --             --             --             --
Collateralized Mortgage
  Obligations........................            --             --      3,161,837      3,011,799
Mortgage-Backed Securities...........     8,508,143      8,520,539      6,928,785      6,863,803
                                        -----------    -----------    -----------    -----------
                                        $29,620,984    $29,789,918    $19,414,086    $19,195,963
                                        ===========    ===========    ===========    ===========

     Investment securities with a carrying amount of $5,459,692 and $8,576,876 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and other borrowings.

     There were no significant realized gains or losses in 1997 or 1996.

NOTE C  LOANS

     The loan portfolio consists of various types of loans made principally to borrowers located in Wharton and Ft. Bend Counties, Texas, and are classified by major type as follows:

                                            1997            1996
                                       --------------  --------------
Commercial...........................  $    2,335,648  $    3,408,195
Real Estate..........................       6,005,292       5,398,113
Consumer.............................       2,229,856       2,355,088
Farming..............................       9,849,895       8,296,194
Other................................          17,653          15,786
                                       --------------  --------------
                                           20,438,344      19,473,376
Less unearned discount...............              --             (20)
                                       --------------  --------------
                                       $   20,438,344  $   19,473,356
                                       ==============  ==============

     Loan maturities of the loan portfolio at December 31, 1997 are as follows:

                                           WITHIN 1 YEAR    1 - 5 YEARS    AFTER 5 YEARS       TOTAL
                                           -------------    -----------    -------------   --------------
Loans at fixed interest rates...........    $  3,267,161    $ 5,396,306     $ 2,167,650    $   10,831,117
Loans at variable interest rates........       9,607,227             --              --         9,607,227
                                           -------------    -----------    -------------   --------------
                                            $ 12,874,388    $ 5,396,306     $ 2,167,650    $   20,438,344
                                           =============    ===========    =============   ==============

                                UNION STATE BANK
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, principal stockholders, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. Loans to such borrowers are summarized as follows:

                                              1997          1996
                                          ------------  -------------
Balance, January 1......................  $    551,554  $     872,768
New loans during the year...............       482,225        991,170
Repayments during the year..............      (144,441)    (1,312,384)
Other reductions........................      (203,818)            --
                                          ------------  -------------
Balance, December 31....................  $    685,520  $     551,554
                                          ============  =============

NOTE D  NONPERFORMING LOANS AND PAST DUE LOANS

     The following table presents information relating to non-performing loans and past due loans:

                                            1997       1996
                                          ---------  ---------
Nonaccrual loans........................  $  17,902  $  36,507
                                          =========  =========
90 days or more past due loans..........  $   3,556  $  12,630
                                          =========  =========

     With respect to the above nonperforming loans, the following table presents interest income that would have been earned under the original terms of the loans.

                                            1997       1996
                                          ---------  ---------
Foregone income.........................  $   6,534  $   7,567
                                          =========  =========

NOTE E  ALLOWANCE FOR POSSIBLE CREDIT LOSSES

     An analysis of activity in the allowance for possible credit losses is as follows:

                                             1997        1996
                                          ----------  ----------
Balance at beginning of year............  $  702,274  $  737,099
Reduction of allowance for possible
  credit losses.........................     (75,000)    (55,000)
Loan recoveries.........................      24,455      20,175
Loans charged off.......................      (2,060)         --
                                          ----------  ----------
Balance at end of year..................  $  649,669  $  702,274
                                          ==========  ==========

     Impaired loans as defined by FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan" are not significant at December 31, 1997 and 1996.

                                UNION STATE BANK
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE F  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are summarized below:

                                              1997          1996
                                          ------------  ------------
Land....................................  $     10,675  $     10,675
Buildings...............................       566,071       566,071
Furniture, fixtures and equipment.......       415,073       407,250
                                          ------------  ------------
                                               991,819       983,996
Less accumulated depreciation...........      (805,088)     (774,390)
                                          ------------  ------------
                                          $    186,731  $    209,606
                                          ============  ============

NOTE G  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at December 31, 1997 and 1996 consists of the following:

                                             1997        1996
                                          ----------  ----------
Loans...................................  $  312,922  $  256,210
Mortgage-backed securities..............      95,867     103,772
Investments and other...................     386,213     419,942
                                          ----------  ----------
                                          $  795,002  $  779,924
                                          ==========  ==========

NOTE H  OTHER ASSETS

     Other assets are summarized below:

                                           1997          1996
                                       ------------  ------------
Other real estate....................  $         --  $     84,530
Contracts for deed...................        35,525        57,478
Notes receivable.....................       105,929       220,881
Purchased interest and other.........        73,895        72,665
                                       ------------  ------------
                                       $    215,349  $    435,554
                                       ============  ============

     An analysis of activity in real estate acquired by foreclosure for the year ended December 31, 1997 and 1996 is as follows:

                                           1997          1996
                                       ------------  ------------
Balance, beginning of year...........  $     84,530       525,313
Real estate foreclosures.............        45,735        25,276
Real estate sales and payments.......      (130,265)     (375,004)
                                       ------------  ------------
Balance, end of year.................            --       175,585
Allowance for loss on real estate....            --       (91,055)
                                       ------------  ------------
Real estate acquired by foreclosure,
  net................................  $         --  $     84,530
                                       ============  ============

                                UNION STATE BANK
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE I  DEPOSITS

     Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1997 and 1996 are as follows:

                                           1997          1996
                                       ------------  ------------
Three months or less.................  $  3,233,424  $  3,830,295
Four through twelve months...........     5,604,437     4,663,921
Thereafter...........................       955,409       915,750
                                       ------------  ------------
                                       $  9,793,270  $  9,409,966
                                       ============  ============

     Interest expense for certificates of deposit in excess of $100,000 amounted to approximately $476,281 and $477,270 for the years ended December 31, 1997 and 1996, respectively. The bank has no brokered deposits and there are no major concentrations of deposits.

NOTE J  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

     The following is a summary of the various financial instruments whose contract amounts represent credit risk:

                                              1997          1996
                                          ------------  ------------
Commitments to extend credit............  $  7,792,741  $  6,416,767
Standby letters of credit...............  $     16,800  $     67,700

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

     The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

NOTE K  EMPLOYEE BENEFITS

     The Bank has a defined contribution savings plan in effect for substantially all full-time employees. An employee must contribute at least four percent of base pay to participate, which is then matched by the Bank. The Board of Directors may also make discretionary contributions each year. Benefit expenses amounted to $27,413 and $28,519 in 1997 and 1996, respectively.

                                UNION STATE BANK
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE L  INCOME TAXES

     Income tax expense consists of the following:

                                             1997        1996
                                          ----------  ----------
Current.................................  $  422,000  $  339,649
Deferred................................          --      67,025
                                          ----------  ----------
                                          $  422,000  $  406,674
                                          ==========  ==========

     The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate on earnings as follows:

                                              1997         1996
                                          ------------  ----------
Taxes calculated at statutory rate......  $    540,006  $  481,170
Increase (decrease) resulting from:
     Nontaxable interest income.........      (103,249)    (94,785)
     Other, net.........................       (14,757)     20,289
                                          ------------  ----------
                                          $    422,000  $  406,674
                                          ============  ==========

     Deferred income taxes result primarily from temporary differences relating to the loan loss reserve and the recognition of unrealized investment losses on securities available for sale.

NOTE M  STATEMENTS OF CASH FLOWS

     Interest payments of $2,484,413 and $2,531,832 were made during 1997 and 1996, respectively. Federal income tax payments of $406,708 and $358,769 were made during 1997 and 1996, respectively.

NOTE N  REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Bank meets all the capital adequacy requirements to which it is subject.

                                UNION STATE BANK
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1997, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                                           TO BE WELL
                                                                                           CAPITALIZED
                                                                                          UNDER PROMPT
                                                                     FOR CAPITAL           CORRECTIVE
                                                 ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                          --------------------   -------------------   -------------------
                                             AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                          ------------   -----   -----------   -----   -----------   -----
1997
Total Risk Based Capital
  (to Risk Weighted Assets).............  $ 12,771,000   43.3 %  $ 2,361,680    8.0%   $ 2,952,100   10.0%
Tier I Capital
  (to Risk Weighted Assets).............  $ 12,399,000   42.0 %  $ 1,180,840    4.0%   $ 1,771,260    6.0%
Tier I Capital
  (to Adjusted Total Assets)............  $ 12,399,000   15.6 %  $ 3,182,560    4.0%   $ 3,978,200    5.0%
1996
Total Risk Based Capital
  (to Risk Weighted Assets).............  $ 12,009,000   42.5 %  $ 2,262,560    8.0%     2,828,200   10.0%
Tier I Capital
  (to Risk Weighted Assets).............  $ 11,652,000   41.2 %  $ 1,131,280    4.0%   $ 1,696,920    6.0%
Tier I Capital
  (to Adjusted Total Assets)............  $ 11,652,000   15.1 %  $ 3,091,520    4.0%   $ 3,864,400    5.0%

================================================================================
  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         ------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     3
Summary Consolidated Financial
  Data...............................     6
Recent Developments..................     8
Risk Factors.........................     9
The Company..........................    15
Use of Proceeds......................    19
Dividend Policy......................    19
Dilution.............................    20
Recent Acquisition...................    20
Unaudited Pro Forma Combined
  Condensed Financial Statements.....    21
Capitalization.......................    24
Nature of the Trading Market.........    24
Selected Consolidated Financial
  Data...............................    25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    27
Management...........................    55
Principal and Selling Shareholders...    60
Supervision and Regulation...........    61
Description of Securities of the
  Company............................    68
Underwriting.........................    72
Legal Matters........................    73
Experts..............................    74
Available Information................    74
Table of Contents to Financial
  Statements.........................   F-1


                         ------------------------------

  UNTIL                , (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,716,783 SHARES

                                     [LOGO]

                          PROSPERITY BANCSHARES, INC.

                                  COMMON STOCK

                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                         KEEFE, BRUYETTE & WOODS, INC.

                                HOEFER & ARNETT
                                  INCORPORATED

                                            , 1998
================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated fees and expenses incurred by the Registrant in connection with this Offering are as follows:

Securities and Exchange Commission
  registration fee...................  $    8,540
National Association of Securities
  Dealers, Inc. filing fee...........  $    3,200
Printing and engraving expenses......  $   50,000
Legal fees and expenses of counsel
  for the Registrant.................  $  125,000
Accounting fees and expenses.........  $  150,000
Blue sky filing fees and expenses
  (including legal fees and
  expenses)..........................  $   --
Transfer Agent fees..................  $    2,000
Miscellaneous........................  $   11,260
                                       ----------
Total................................  $  350,000
                                       ==========

------------

* To be supplied by Amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Articles of Incorporation and Bylaws require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the "TBCA"). The Articles of Incorporation and Bylaws of the Registrant are filed as Exhibit 3.1 and 3.2 to the Registration Statement. Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and/or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits.

     The Registrant's Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

     Pursuant to the Purchase Agreement, a form of which is filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

     The Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On June 2, 1997, the Company issued 480,000 shares of Common Stock to certain individuals at $6.25 per share.

     Each sale was for cash and was made pursuant to the registration exemption provided by Section 3(a)(11) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A)  EXHIBITS

     The following documents are filed as exhibits to this Registration
Statement:

        EXHIBIT
         NUMBER                DESCRIPTION OF EXHIBIT
-------------------------------------------------------------
         **1         -- Form of Purchase Agreement by and
                        among the Underwriters, the Selling
                        Stockholders and the Company
         **3.1       -- Amended and Restated Articles of
                        Incorporation of the Company
         **3.2       -- Amended and Restated Bylaws of the
                        Company
         **4         -- Form of Certificate representing
                        shares of Common Stock
         **5         -- Opinion of Bracewell & Patterson,
                        L.L.P. as to the legality of the
                        securities being registered
        **10.1       -- 1995 Stock Option Plan
        **10.2       -- 1998 Stock Incentive Plan
        **10.3       -- Employment Agreements
        **10.4       -- Agreement and Plan of Reorganization
                        dated June 5, 1998 between the
                        Company, First Prosperity Bank and
                        Union State Bank
        **10.5       -- Loan Agreement dated December 27,
                        1997 between the Company and Norwest
                        Bank Minnesota, National Association
        **21         -- Subsidiaries of the Registrant
         *23.1       -- Consent of Deloitte & Touche LLP
         *23.2       -- Consent of Harper & Pearson Company
        **23.3       -- Consent of Bracewell & Patterson,
                        L.L.P. (included in the opinion to be
                        filed as Exhibit 5 to this
                        Registration Statement)
        **27         -- Financial Data Schedule

------------

 * Filed herewith

** Previously filed

     (B)  FINANCIAL STATEMENT SCHEDULES

     None.

     All other schedules for which provision is made in Regulation S-X of the Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, PROSPERITY BANCSHARES, INC., HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON AND STATE OF TEXAS ON NOVEMBER 9, 1998.


                                          PROSPERITY BANCSHARES, INC.

                                          By: /s/ TRACY T. RUDOLPH
                                                  TRACY T. RUDOLPH
                                                  CHAIRMAN OF THE BOARD

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON NOVEMBER 9, 1998.

                      SIGNATURE                                     POSITIONS
-------------------------------------------------------------------------------------------
                 /s/TRACY T. RUDOLPH                  Chairman of the Board (principal
                   TRACY T. RUDOLPH                   executive officer)

                  /s/DAVID HOLLAWAY                   Chief Financial Officer (principal
                    DAVID HOLLAWAY                    financial officer and principal
                                                      accounting officer)

                    /s/HARRY BAYNE                    Director
                     HARRY BAYNE

                 /s/JAMES A. BOULIGNY                 Director
                  JAMES A. BOULIGNY

                    /s/J.T. HERIN                     Director
                      J.T. HERIN

                 /s/CHARLES M. SLAVIK                 Director
                  CHARLES M. SLAVIK

                 /s/HARRISON STAFFORD                 Director
                  HARRISON STAFFORD

                /s/ROBERT STEELHAMMER                 Director
                  ROBERT STEELHAMMER

                   /s/DAVID ZALMAN                    Director
                     DAVID ZALMAN

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                            DESCRIPTION OF EXHIBIT
------------------------  -----------------------------------------------------------------------------------------
         **1         --   Form of Purchase Agreement by and among the Underwriters, the Selling Stockholders and the Company
         **3.1       --   Amended and Restated Articles of Incorporation of the Company
         **3.2       --   Amended and Restated Bylaws of the Company
         **4         --   Form of Certificate representing shares of Common Stock
         **5         --   Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being registered
        **10.1       --   1995 Stock Option Plan
        **10.2       --   1998 Stock Incentive Plan
        **10.3       --   Employment Agreements
        **10.4       --   Agreement and Plan of Reorganization dated June 5, 1998 between the Company, First
                          Prosperity Bank and Union State Bank
        **10.5       --   Loan Agreement dated December 27, 1997 between the Company and Norwest Bank Minnesota,
                          National Association
        **21         --   Subsidiaries of the Registrant
         *23.1       --   Consent of Deloitte & Touche LLP
         *23.2       --   Consent of Harper & Pearson Company
        **23.3       --   Consent of Bracewell & Patterson, L.L.P. (included in the opinion to be filed as Exhibit
                          5 to this Registration Statement)
        **27         --   Financial Data Schedule

------------

 * Filed herewith

** Previously filed